As filed with the Securities and Exchange Commission on September 12, 2005


                           Registration No. 333-122710


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM SB-2




                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933


                             WHERIFY WIRELESS, INC.

                           f/k/a "IQ Biometrix, Inc."
                 (Name of Small Business Issuer in its charter)


        Delaware                        4812                   76-0552098
(State of Incorporation)  (Primary Standard Industrial  (I.R.S. Employer I.D. #)
                           Classification Code Number)

                          2000 Bridge Parkway, Suite 201
                        Redwood Shores, California 94065
                               Tel: (650) 551-5277

              (Address and telephone number of principal executive
                    offices and principal place of business)

               John Davis                            With copies to:
        Chief Financial Officer                    D. Stanley Rowland
         Wherify Wireless, Inc.                    Geoffrey E. Perusse
     2000 Bridge Parkway, Suite 201      Allen Matkins Leck Gamble & Mallory LLP
        Redwood Shores, CA 94538          Three Embarcadero Center, 12th Floor
          Tel: (650) 551-5200                    San Francisco, CA 94111
          Fax: (650) 551-5225                      Tel: (415) 837-1515
                                                   Fax: (415) 837-1516

                       (Name, address, including zip code
                         and telephone number, including
                         area code of agent for service)

Approximate date of commencement date or proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each                                  Proposed              Proposed
class of securities     Amount to be       maximum offering      maximum aggregate         Amount of
to be registered      registered (1,3)   price per share (2)    offering price (2)    registration fee (4)
-------------------   ----------------   --------------------   -------------------   --------------------


Common Stock (3)             2,659,353                  $3.96           $10,531,037              $1,214.95


(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over-The-Counter Bulletin Board on August 22, 2005.


(3) Includes (i) 1,489,488 common shares outstanding and (ii) up to 1,169,865 common shares issuable to holders of warrants upon exercise thereof.


(4)   Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


EXPLANATORY NOTE: This Post-Effective Amendment No.1 is being filed to update the Registration Statement to reflect changes and developments in the business and operations of the Registrant since the effective date of the Registration Statement, including changes arising out of the merger of a subsidiary of the Registrant with Wherify California, Inc., a California corporation (f/k/a "Wherify Wireless, Inc.") on July 21, 2005.

      The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER __, 2005

                             WHERIFY WIRELESS, INC.
                         2000 BRIDGE PARKWAY, SUITE 201
                        REDWOOD SHORES, CALIFORNIA 94065
                               TEL: (650) 551-5200


                        2,659,353 SHARES OF COMMON STOCK

      This prospectus relates to the resale or other disposition of up to 2,659,353 shares of our common stock, $0.01 par value per share, or interests therein by the persons who are, or will become, our stockholders. These persons, together with their transferees, are referred to throughout this prospectus as "selling stockholders." Of these shares:



      o     1,489,488 shares are outstanding; and


      o 1,169,865 shares are issuable to holders of outstanding warrants upon exercise thereof.


      All of the shares and warrants described above were previously issued in private placement transactions completed prior to the filing of this registration statement. See "Summary of Offering" and "Selling Stockholders" on pages ___ and ____, respectively, for a more detailed description of these transactions.


      We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from this offering. We may receive proceeds upon the exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. If the warrants are exercised in a "net exercise", we will not receive any additional proceeds. All costs associated with this registration will be borne by us. The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions or in trading markets for our common stock. See "Plan of Distribution" on page ___.

      Our common stock trades on the OTC Bulletin Board under the symbol "WFYW.OB" The closing price of our common stock on the OTC Bulletin Board on August 22, 2005 was $3.71 per share.

      INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE ___ OF THIS PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The date of this prospectus is September __, 2005.

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

SUMMARY OF OFFERING............................................................1

RISK FACTORS...................................................................3

WHERE YOU CAN FIND MORE INFORMATION...........................................14

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS..............................15

USE OF PROCEEDS...............................................................15

DIVIDEND POLICY...............................................................15

PRICE RANGE OF COMMON STOCK...................................................15

BUSINESS......................................................................16

      DESCRIPTION OF OUR WIRELESS LOCATION PRODUCTS BUSINESS..................16

      DESCRIPTION OF OUR FACIAL COMPOSITE SOFTWARE BUSINESS...................23

      GENERAL.................................................................25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
      OF OPERATIONS...........................................................26

MANAGEMENT....................................................................34

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS...............................36

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................44

DESCRIPTION OF CAPITAL STOCK..................................................45

SELLING STOCKHOLDERS..........................................................47


PLAN OF DISTRIBUTION..........................................................51

EXPERTS.......................................................................53


INDEX TO FINANCIAL STATEMENTS................................................F-1


                                      (i)

                               SUMMARY OF OFFERING

      This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

      This prospectus relates to common stock of Wherify Wireless, Inc., a Delaware corporation (which together with its subsidiaries is sometimes referred to herein as "Wherify", the "Company", "we" or "us"). We were formerly known as "IQ Biometrix, Inc." but we changed our name to "Wherify Wireless, Inc." on July 21, 2005 in connection with the merger on that date of our special purpose subsidiary Wherify Acquisition, Inc. with and into Wherify Wireless, Inc., a California corporation. As a result of the merger, Wherify Wireless, Inc., a California corporation, become a wholly-owned subsidiary of the Company, and subsequently changed its name to "Wherify California, Inc." Unless otherwise specified herein, in this prospectus "Wherify California" refers to Wherify California, Inc., including where applicable the business and operations of Wherify California before the merger.

                             Wherify Wireless, Inc.

      We are a leading developer of patented wireless location products and services for family safety communications and law enforcement and security technology solutions. We operate part of our business through a wholly-owned subsidiary, Wherify California, Inc. We also are a provider of facial composite software to federal, state and local law enforcement agencies primarily in the U.S. and several European countries.

      Our headquarters is located at 2000 Bridge Parkway, Suite 201, Redwood Shores, CA 94065. Our telephone number is (650) 551-5277, and our web site is http://www.wherifywireless.com. Information contained in our web site shall not be deemed to be a part of this prospectus. Wherify, Wherify Wireless, Wherifone and FACES are registered trademarks of Wherify. All other trademarks, trade names and service marks appearing in this prospectus are the property of their respective holders.

                                  The Offering


Common stock that may
be offered by selling
stockholders................    Up to 2,659,353 shares, assuming full exercise
                                of warrants. See "Selling Stockholders" for a more detailed description of the transactions pursuant to which the selling stockholders acquired the shares offered in this prospectus.

Common stock
outstanding after this
offering....................    53,603,966 shares (based on 52,434,101 shares
                                outstanding on August 22, 2005 and assuming full exercise by selling stockholders of warrants to purchase 1,169,865 additional shares).


Total proceeds raised
by offering.................    We will not receive any proceeds from the resale
                                or other disposition of the shares covered hereby or interests therein by any selling stockholder. We received proceeds from the issuance of the convertible debentures and warrants which were converted into, or which may be exercisable for, the shares of common stock covered by this prospectus.

                                We may receive proceeds from the exercise of the warrants that are exercisable for the shares of common stock covered by this prospectus if the warrants are exercised for cash.

Risk Factors................    There are significant risks involved in
                                investing in our Company. For a discussion of risk factors you should consider before buying our common stock, see "RISK FACTORS" beginning on page ___.

                             SUMMARY FINANCIAL DATA

      The summary financial information set forth below is derived from the financial statements appearing elsewhere in this prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

      The following summary of certain pro forma financial information reflects the merger of the Company with Wherify California on July 21, 2005. More complete pro forma financial information is found elsewhere in this prospectus.

                     PRO FORMA STATEMENT OF OPERATIONS DATA
                                (Dollar amounts)

                             Nine Months Ended
                              March 31, 2005       Year Ended
                                (unaudited)       June 30, 2004
                             -----------------    -------------
                Revenues              $396,000         $351,000
                Net (Loss)        $(16,789,000)    $(19,838,000)


                          PRO FORMA BALANCE SHEET DATA

                                             March 31, 2005
                                              (unaudited)
                                             --------------
                 Total Assets                   $79,641,000(1)
                 Total Current Liabilities       $9,631,000
                 Stockholders' Equity           $70,010,000(1)

------------


      (1) These amounts reflect the preliminary allocation of the purchase price of $70,213,189 as a result of the merger between the Company and Wherify California. Please see, Note 3 to the Consolidated Pro Forma Balance Sheet dated March 31, 2005 on page F-41 for a more detailed discussion of the accounting treatment of the merger. Most or all of these allocated purchase method amounts included in intangible assets or goodwill are expected to be impaired in the quarter ended September 30, 2005. However, this determination has not yet been made. To the extent that such impairment occurs, total assets and total stockholders equity will be directly reduced.

                                  RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. ACCORDINGLY, THEY SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. YOU SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:

               RISKS RELATED TO WHERIFY'S BUSINESS AND THE MERGER

      Wherify's business is subject to numerous risks and uncertainties, including risks and uncertainties relating to our limited operating history; our recent merger, liquidity; incurrence of net losses; lengthy development, manufacturing and sales cycles; competition; product related risks; and other risks as discussed below.

We Are The Product Of A Recent Merger Of Two Development Stage Companies, And Have A Limited Operating History On Which To Evaluate Our Potential For Future Success.

      On July 21, 2005, we completed the merger with Wherify California. Wherify and Wherify California have only limited operating histories upon which you can evaluate our business and prospects. You must consider the risks and uncertainties frequently encountered by companies in situations such as ours, including but not limited to the ability to grow and prosper and finance such growth. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be materially and adversely affected.

      Wherify California was incorporated in March 1998 and began selling its initial product in May 2003. To date, sales of Wherify California's products have been very limited. Wherify California's limited operating experience in the wireless location-based services market makes it difficult to evaluate its business. Wherify California has never achieved profitability, and it may not achieve profitability in the future. The uncertainty of Wherify California's ability to execute on its business plan and the uncertainties regarding the acceptance of its products or its competition increase the risk that the value of Wherify California may decline.

      Prior to the merger with Wherify California, we had generated very limited revenues from the sale of our FACES software or any other products. Our limited revenue and limited operating history prior to the merger makes an evaluation of the prospects of our facial recognition software extremely difficult.

We Currently Lack Liquidity and Both Wherify and Wherify California Had Going-Concern Qualifications in Their Most Recent Audit Reports.


      As of July 31, 2005, we had cash and cash equivalents of approximately $4.1 million, of which $2.2 million is restricted cash being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $130,000 and current liabilities of approximately $9.7 million, including approximately $3.9 million in past due rent obligations. As of August 25, 2005 we had cash and cash equivalents of $3.6 million of which $2.2 million is restricted cash being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer. There is a going concern qualification in Wherify and Wherify California's most recent audit reports. Substantially all of our cash has been raised through capital raising transactions rather than operations. We will need to raise additional working capital in the near future. There is no assurance that we will be able to raise additional working capital at all or on terms favorable to us or our stockholders. If we are unable to raise additional working capital, we will need to reduce our costs, which may require us to reduce operations, personnel and overhead, which would have an adverse effect on our business.


We Need To Raise Substantial Additional Capital, Which May Result In Substantial Dilution To Existing Stockholders.


      In order to manufacture, distribute and sell our products and to execute on our business plan, we need substantial additional capital. We are currently considering possible sources of this additional capital, including raising capital through the issuance of equity securities. Although the exact amount we intend to raise has not yet been determined, we are contemplating an amount in excess of $20 million. There can be no assurance that we will be able to raise sufficient additional capital at all or on terms favorable to us or our stockholders. If we issue equity securities in order to raise additional capital in the amounts currently contemplated, the stockholders will experience immediate and substantial dilution in their ownership percentage of the Company. In addition, to raise the capital we need, we may need to issue additional shares at a discount to the current market price. If the terms of such financing are unfavorable to us or our stockholders, the stockholders may experience substantial dilution in the net tangible book value of their stock. In addition, any new equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. If we cannot raise funds on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements all of which could have a material adverse effect on us.

We Have A History Of Losses And Do Not Know When We May Become Profitable Or If We Do Become Profitable Whether We Can Sustain Profitability.


      For the nine months ended March 31, 2005, we have incurred net pro forma losses of approximately $30 million and had losses from inception of approximately $45 million. We expect to continue to incur losses for the foreseeable future.


The Release of Shares From Lock-ups and the Potential Sale of a Significant Number of Shares May Significantly Negatively Affect Our Stock Price.

      The former stockholders of Wherify California own approximately 78% of our stock calculated on a fully diluted basis. Most of these shares are subject to lock-up agreements that are scheduled to expire at various times during the next year. If these stockholders attempt to sell a significant portion of their shares shortly after such shares are released from the lock-ups, or if we release a significant portion of the stockholders from their obligations under the lock-up agreements prior to the expiration of the relevant lock-up periods, our stock price could be significantly negatively affected. The current anticipated release dates, number of shares being released, and corresponding percentages of our outstanding shares, are summarized below.

                                                                   Percentage of Outstanding
Release Dates                                   Number of Shares          Shares (1)
---------------------------------------------   ----------------   -------------------------
September 19, 2005 (60 days after the merger)         19,265,392                        36.7%

October 19, 2005 (90 days after the merger)            1,921,555                         3.7%

January 17, 2005 (180 days after the merger)           2,930,058                         5.6%

July 21, 2006 (1 year after the merger)               17,850,866                          34%
                                                      ----------                        ----
TOTAL                                                 41,967,871                          80%


(1) Based on a total of 52,434,101 shares outstanding.

      Notwithstanding the release of shares from the lock-up agreements, shares of Wherify common stock received by persons who were "affiliates" of Wherify California at the time of the Wherify California special meeting of shareholders at which the merger was approved may be resold only in a transaction that complies with the requirements of Rule 145 under the Securities Act of 1933 or as otherwise permitted under the Securities Act of 1933. Persons who were "affiliates" for this purpose include Timothy Neher and Doug Hajjar, who beneficially owned 9,669,670 shares and 2,788,800 shares, respectively, of our common stock as of August 16, 2005. Although, as described above, the provisions of Rule 145 would limit the timing and number of shares that could be sold by such persons, Wherify may register for resale the shares held by such persons prior to the time that such shares could otherwise be sold under Rule 145.

Potential Goodwill Impairment And Write-Down Of Goodwill Could Adversely Affect Stock Prices.

      As a result of the merger, the former stockholders of Wherify California own approximately 78% of the stock of the combined entity calculated on a fully diluted basis. Applicable accounting rules call this a "reverse merger", and provide that the financial history and fiscal year-end of Wherify California will continue as the financial history and fiscal year-end of the combined company, except the capital structure, which legally becomes that of the former IQ Biometrix, Inc. ("IQB"). All prior financial history of the former IQB is effectively erased. As a reverse acquisition, Wherify California is treated as the acquirer of the former IQB for financial reporting purposes. Under applicable accounting rules, the purchase price of the acquisition (which is determined based on the percentage of the combined company held by the former IQ Biometrix, Inc. stockholders and the stock price of the combined company on the merger date) is allocated to identifiable tangible and intangible assets, and then the excess of the purchase price over the amounts allocated to these identifiable assets is allocated to goodwill. Based upon a purchase price of $70.2 million and a preliminary determination by us of the amount to be allocated to identifiable assets, $63.8 million of the purchase price is allocable to goodwill. These allocations are based on our preliminary estimates and are subject to change based upon the final values to be assigned based upon a third party appraiser's calculation of the present value of discounted future cash flows associated with each asset. The intangibles including the goodwill will be subject to review for possible impairment at each quarterly audit review. Management has not yet decided whether to continue efforts to sell and improve the FACES software or whether this goodwill has been impaired. However, we expect that there will be a significant impairment of most or all of this amount in the quarter ended September 30, 2005. This write-off could have a material adverse impact on our stock price.

We Have Not Begun Full Production of Our WherifoneTM Product and May Encounter Manufacturing Problems During the Production Process.

      Our WherifoneTM product is a new product and we have discontinued manufacturing all of our other products. The manufacture of our WherifoneTM product involves complex and precise processes, which we have subcontracted to another company. To date, we have only initiated a limited production of this product and so we do not yet know whether we will encounter any serious problems during the full production process. Any significant problems in manufacturing, assembling or testing of this product could delay the roll-out of the WherifoneTM product and have an adverse impact on our business and prospects.

We Have Not Yet Signed a Wireless Carrier for our WherifoneTM Product and the Terms of Any Such Agreement are Not Yet Known.

      We have not yet signed a definitive agreement with a wireless carrier for our products. If we are unable to sign such an agreement on favorable terms, this could adversely impact our costs and our business and prospects.

We Depend On Our Key Personnel To Manage Our Business Effectively In A Rapidly Changing Market. If We Are Unable To Retain Our Key Employees, Our Business, Financial Condition And Results Of Operations Could Be Harmed.

      Our future success depends to a significant degree on the skills, efforts and continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing and support personnel who have critical industry experience and relationships. If we were to lose the services of one or more of our key executive officers and senior management members, we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Fluctuations In Our Business And Operating Results May Materially And Adversely Affect The Trading Price Of Our Common Stock.

      We expect that our operating results will fluctuate in the future due to a number of factors many of which are outside of our control. These factors include the following:

      o     Overall demand for our products;
      o     Our ability to attract new customers at a steady rate;
      o The rate at which we or our competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;
      o Technical defects in our products that could delay product shipments or increase the costs of introducing new products;
      o     Changes in the pricing of our products or those of our competitors;
      o The amount and timing of capital expenditures and other costs relating to the expansion of our operations;
      o Costs relating to our marketing programs and our business in general;
      o     General economic conditions; and
      o Customer concentration; most of our current and prospective customers for our facial recognition software are local, state and federal law enforcement agencies, many of which are experiencing their worst budget crisis in years.

      Any of the foregoing factors may cause our operating expenses to be disproportionately high or cause our revenue and operating results to fluctuate causing our business, financial condition and operating results to be adversely affected. In addition, to respond to changes in our competitive environment, we may occasionally make certain decisions from which we may benefit in the long run. However, in the short run, such decisions could materially and adversely affect our quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter our operating results may fall below our expectations and those of our stockholders. In such event, the trading price of our common stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

Our Markets Are Highly Competitive, And Our Failure To Compete Successfully Would Limit Our Ability To Sell Our Products, Attract And Retain Customers And Grow Our Business.

      Competition in the wireless location services market and the facial composite software market is intense. In addition, the adoption of new technology in the communications industry likely will intensify the competition for improved wireless location technologies. The wireless location services market has historically been dominated by large companies, such as Siemens AG and LoJack Corporation. In addition, a number of other companies such as Digital Angel Corporation and WebTech Wireless Inc. have announced plans for new products that are similar to our wireless location products, and new competitors are emerging to compete with Wherify's wireless location services products. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition.

Our Wireless Location Product And Technology Are New And May Not Be Accepted In The Market.

      We have had only a limited release of one of our planned wireless locator products in the market. There can be no assurances that consumer demand will meet, or even approach, our expectations. In addition, our pricing and marketing strategies may not be successful. Lack of customer demand, a change in marketing strategy and changes to our pricing models could dramatically alter our financial results.

Standards In Wireless Communications Industry Are In Flux, And If We Are Unable To Comply With These Industry Standards, Our Business Will Be Harmed.

      Standards in the wireless communications industry are evolving. The emergence and broad adoption of new industry standards could require us to redesign our products. If we are unable to design our products to comply with these new standards, our products would become obsolete and consumers would instead purchase other standard-compliant products. As a result, our business could be harmed, and our financial condition and results of operations could be adversely affected.

Changes In The Government Regulation Of Our Wireless Location Product Or Wireless Carriers Could Harm Our Business.

      Our products, wireless carriers and other members of the communications industry are subject to domestic government regulation by the Federal Communications Commission (the FCC) and international regulatory bodies. These regulatory bodies could enact regulations which affect our products or the service providers which distribute our products, such as limiting the scope of the service providers' market, capping fees for services provided by them or imposing communication technology standards which impact our products.

If Our Wireless Locator Products Fail To Achieve Broad Market Acceptance, Our Business Results Will Be Harmed.

      We have not begun selling our wireless location products for use by direct purchase consumers or for resale by distributors. If Wherify's products are not widely accepted by the market, our business results could be harmed. Factors that may affect the market acceptance of our location products include the following:

      o     Price;
      o     Reliability;
      o     Performance;
      o     Technological innovation/enhancements;
      o     Network coverage;
      o     Ease of use; and
      o     Availability.

      If we fail to perform adequately on the basis of each of these factors versus competing products and technologies, our business results could be harmed.

Our Ability To Compete Could Be Jeopardized And Our Business Seriously Compromised If We Are Unable To Protect Ourselves From Third-Party Challenges, The Development And Maintenance Of The Proprietary Aspects Of Wireless Location Products And Technology We Develop.

      Our products utilize a variety of proprietary rights that are critical to our competitive position. Because the technology and intellectual property associated with our wireless location products are evolving and rapidly changing, our current intellectual property rights may not adequately protect us in the future. We rely on a combination of patent, copyright, trademark and trade secret laws and contractual restrictions to protect the intellectual property utilized in our products. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. In addition, monitoring unauthorized use of our products is difficult and we cannot be certain the steps we have taken will prevent unauthorized use of our technology. Also, it is possible that no patents or trademarks will be issued from our currently pending or future patent or trademark applications. Because legal standards relating to the validity, enforceability and scope of protection of patent and intellectual property rights in new technologies are uncertain and still evolving, the future viability or value of our intellectual property rights is uncertain. Moreover, effective patent, trademark, copyright and trade secret protection may not be available in some countries in which we distribute or may anticipate distributing our products. Furthermore, our competitors may independently develop similar technologies that limit the value of our intellectual property or design around patents issued to Wherify. If competitors are able to use our technology, our competitive edge would be reduced or eliminated.

      In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor is aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

      o     Significant litigation costs;

      o     Diversion of resources, including the attention of management;

      o     Our agreement to pay certain royalty and/or licensing fees; and

      o Cessation of our rights to use, market, or distribute such technology.

      Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

We Could Become Subject To Litigation Regarding Intellectual Property Rights, Which Could Seriously Harm Our Business And Require Us To Incur Significant Costs.

      In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidation of proprietary rights. These lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

      o Stop selling, incorporating or using our products that use the challenged intellectual property;

      o Obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on reasonable terms, or at all; or

      o     Redesign those products that use such technology.

      If we are forced to take any of the foregoing actions, our business and prospects may be seriously harmed.

The Integration Of Wherify And Wherify California May Disrupt Our Business.

      The integration of Wherify and Wherify California may disrupt the combined company's business. The combined company will need to overcome significant challenges in order to realize any benefits or synergies from the merger.

Our Failure To Manage Our Growth, Improve Existing Processes And Implement New Systems Could Result In Lost Sales Or Disruptions To Our Business.

      Our ability to successfully sell our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. In order to manage our growth, we must:

      o     Retain existing personnel;
      o Hire, train, manage and retain additional qualified personnel, including engineers and research and development personnel;
      o Manage our manufacturing operations, controls and reporting systems, and location service centers;
      o Effectively manage multiple relationships with our customers, suppliers and other third parties; and
      o Implement additional operational controls, reporting and financial systems and procedures.

      If we are unable to implement adequate control systems in an efficient and timely manner, our business and prospects could be materially adversely affected.

We Currently Depends Upon One Manufacturer For Our Principal Product And If We Encounters Problems With This Manufacturer There Is No Assurance That We Could Obtain Products From Other Manufacturers Without Significant Disruptions To Our Business.

      We expect that our principal product will be manufactured to our specifications by one manufacturer. Although we could arrange for another manufacturer to supply the product, there is no assurance that we could do so without undue cost, expense and delay.

We Expect To Rely Heavily On A Few Customers.

      Our revenues in the next several years could be heavily dependent on contracts with a limited number of major market makers in each business segment. The loss of, or a significant reduction in, orders from these major customers could have a material adverse effect on our financial condition and results of operations.

Fluctuations In Operating Results Could Adversely Affect The Market Price Of Our Common Stock.

      Our revenues and operating results are likely to fluctuate significantly in the future. The timing of order placement, size of orders and satisfaction of contractual customer acceptance criteria, as well as order delays or deferrals and shipment delays and deferrals, may cause material fluctuations in revenue.

      Delays or deferrals in purchasing decisions may increase as we develop new or enhanced products. The current and anticipated dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income for any quarterly period in which material orders are delayed could vary significantly.

      Because of these and other factors, investors should not rely on quarter-to-quarter comparisons of our results of operations, our results of operations or the pro forma financial information as an indication of future performance. It is possible that, in future periods, results of operations will differ from the estimates of public market analysts and investors. Such a discrepancy could cause the market price of our common stock to decline significantly.

Our Business And Future Operating Results May Be Adversely Affected By Events Outside Of Our Control.

      Our business and operating results will be vulnerable to interruption by events outside of our control, such as earthquakes, fire, power loss, telecommunications failures, political instability, military conflict and uncertainties arising out of terrorist attacks, including a global economic slowdown, the economic consequences of additional military action or additional terrorist activities and associated political instability, and the effect of heightened security concerns on domestic and international travel and commerce.

Delays, Disruptions Or Quality Control Problems In Manufacturing Could Result In Delays In Shipments Of Products To Customers And Could Adversely Affect Our Business.

      We might experience delays, disruptions or quality control problems in the manufacturing operations of our subcontractors. As a result, we could incur additional costs that would adversely affect gross margins, and product shipments to our customers could be delayed beyond the shipment schedules requested by our customers, which would negatively affect our revenues, competitive position and reputation. Furthermore, even if we are able to timely deliver products to our customers, we may be unable to recognize revenue based on our revenue recognition policies. Any disruptions in the future could adversely affect the combined company's revenues, gross margins and results of operations. We may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines or when integrating acquired products.

If We Can Not Successfully Market and Sell Our WherifoneTM Product, Our Business Will Not Grow Unless The Market For Biometric Solutions Expands Both Domestically And Internationally.

      Although we expect that our sales of WherifoneTM products will eclipse our FACESTM products, our revenues are currently derived solely from the sale of biometric products. Biometric solutions have not gained widespread commercial acceptance. We cannot accurately predict the future growth rate, if any, or the ultimate size of the biometric technology market. The expansion of the market for our biometric products and services depends on a number of factors including without limitation:

      o The cost, performance and reliability of our products and services and the products and services of competitors;

      o Customers' perception of the perceived benefit of biometric solutions;

      o Public perceptions of the intrusiveness of these solutions and the manner in which firms are using the information collected;

      o Public perceptions regarding the confidentiality of private information;

      o     Proposed or enacted legislation related to privacy of information;

      o     Customers' satisfaction with our products and services; and

      o Marketing efforts and publicity regarding these products and services.

If We Fail To Generate Repeat Or Expanded Business From Our Current And Prospective FACESTM Customers, Our Facial Composite Software Business Will Be Seriously Harmed And Our Operating Results May Be Seriously Harmed.

      We believe that the success of our FACESTM product will depend on the continued growth of our customer base as well as the sale of new and enhanced products to our existing customers of FACESTM. Over 150,000 licenses to pre-4.0 versions of our FACES(TM) product have been distributed to law enforcement agencies in the United States and we expect to focus a large part of our sales and marketing efforts with respect to new products on these existing customers. If we are to be successful in generating sales from our existing customers, we will need to convince them that our new products provide them with additional benefits. In addition, our ability to attract new customers will depend on a variety of factors, including the reliability and cost-effectiveness of our products and our ability to effectively market our products. As sales related to the FACESTM product are currently the only source of our revenues, if we fail to generate repeat and expanded business from current and prospective customers, our operating results may be seriously harmed.

If We Fail To Promote Our Brand Name Successfully Or If We Incur Significant Expenses Promoting And Maintaining Our Brand Name, Our Business Could Be Harmed.

      Due in part to the emerging nature of the market for our products and the substantial resources available to some of our competitors, there may be a limited time opportunity for us to achieve and maintain a significant market share. Developing and maintaining awareness of our brand name is critical to achieving widespread acceptance of our products. Furthermore, we believe that the importance of brand recognition will increase as competition in the market for products such as our increases. Successfully promoting and positioning our brand will depend largely on the effectiveness of our marketing efforts. To attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may need to increase our marketing budget or otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. If we are unable for financial reasons to increase our sales and marketing budget or if we are unable to successfully promote our brand, our business will suffer.

Rapid Technological Change In Our Market Could Cause Our Products To Become Obsolete Or Require Us To Redesign Our Products.

      We expect that our markets will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or prospective customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.

If We Lose Any Key Personnel, Or Fail To Attract And Retain Additional Personnel, We May Be Unable To Continue Developing Our Business And Product Line.

      The loss of the services of one or more of our key personnel could materially adversely affect our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

If The Use Of Our Products Is Deemed To Be An Invasion Of Personal Privacy Rights, our Business May Suffer.

      From time to time, biometric products such as ours have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for our products may be adversely affected.

If We Grow Our Business As Planned, We May Not Be Able To Manage Properly Our Growth, Which May Impede Our Ability To Achieve Profitability.

      If we are successful in growing our business as planned, our operations may expand rapidly and significantly. Any rapid growth could put a significant strain on our management, and our operational and financial resources. In order to manage the growth of our operations as projected, we will be required to expand existing operations, to implement new operational, financial and inventory systems, procedures and controls, including improvement of our financial and other internal management systems, and to hire, train, manage and expand our employee base. If we are unable to manage growth effectively, our business, results of operations and financial condition will be materially adversely affected. In addition, if we are successful in growing our business as planned, we expect operating expenses to increase, and as a result, we will need to generate increased revenue to achieve and maintain profitability. In particular, as we grow our business, we will incur additional costs and expenses related to:

      o     The expansion of our sales force and distribution channels;

      o     The expansion of our product and services offerings;

      o     Development of relationships with strategic business partners;

      o     The expansion of management and infrastructure; and

      o     Brand development, marketing and other promotional activities.

      Costs associated with these activities could delay our ability to achieve or maintain profitability.

Our Financial Performance May Be Adversely Affected By Competition.

      The market for our products is characterized by significant and increasing competition. Most of our current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. We expect competition to intensify in the future as new companies enter the market on a regular basis. There can be no assurance that existing or future competitors will not develop or offer products that provide significant performance, price or other advantages over those we offer. Such a development could result in price reductions or displacement of our products, which could materially adversely affect our business, results of operations and financial condition.

              RISKS RELATED TO WHERIFY CALIFORNIA RESCISSION OFFER

We May Have Liability Under Applicable Securities Laws With Respect To Certain Shares Sold by Wherify California Even After Wherify California's Completion Of Its Rescission Offer.

      Wherify California's offering of 1,701,714 shares of Series C Preferred Stock sold during the period from September 17, 2004 to January 19, 2005 may not have been exempt from the registration and qualification requirements under applicable securities laws. In order to address this issue, Wherify California made a rescission offer to all purchasers of such shares. The rescission offer was completed on April 11, 2005, and eight investors accepted the rescission offer and 75 rejected the rescission offer. The staff of the Securities and Exchange Commission, however, takes the position that a rescission offer does not extinguish a holder's right to rescind the issuance of shares that were not registered or exempt from the registration requirements under the Securities Act of 1933, as amended. Consequently, Wherify California and Wherify may remain liable under applicable securities laws to Wherify California stockholders who rejected the rescission offer for the purchase price of the shares that were subject to the rescission offer, plus applicable interest and costs. This liability, if realized, could imperil Wherify California's ability and the ability of Wherify, to operate the business as contemplated or to continue in business. In addition, if it is determined that Wherify California offered securities without properly registering them under applicable securities laws, or securing an exemption from registration, regulators could impose monetary fines or other sanctions as provided under these laws.

                 RISKS RELATED TO DEVELOPING THE FACESTM PRODUCT

Substantially All Of The Software Development For Our FACES(TM) 4.0 Product Was Outsourced To A Third Party. If We Continue To Use Third Party Developers For Future Product Releases, We May In The Future Be Subject To Delays In Product Releases, Enhancements And Upgrades As Well As Quality Control Issues.

      We outsourced the development of our FACES(TM) 4.0 software to Enterprise Cogniscience, Inc., an independent software developer. Although, FACES(TM) 4.0 was commercially released in 2003, we have discovered and may continue to discover errors and defects in FACES(TM) 4.0. The fact that we do not directly control the development of our product subjects us to the risk that we may experience delays in issuing error corrections or enhancements to our most recent release. After we outsourced the development, Enterprise Cogniscience was acquired by a third party. While, the agreement between Wherify and Enterprise Cogniscience is binding upon any successor-in-interest to Enterprise Cogniscience, we cannot guarantee that the acquirer will devote as many resources to fulfilling the agreement as Enterprise Cogniscience did before the acquisition or that the quality of their work will meet Wherify's specifications. If the successor-in-interest fails to devote as many resources to our product or if the quality of their work does not meet our specification, it could lead to delays in releasing any error corrections or bug fixes. In addition, if we continue to use Enterprise Cogniscience or another independent software developer to develop future releases or products, We may experience delays in future product releases, enhancements and upgrades, as well as difficulties in maintaining quality control, which may lead to higher than expected error and defect rates, all of which could have an adverse effect on our business, results of operations and financial condition.

Our Revenues Related to our FACESTM Product Are Dependent Upon The Availability And Timely Distribution Of Governmental Funding.

      Many of our prospective customers of the FACESTM product are local, state and federal law enforcement and other governmental and quasi-governmental agencies. The ability of these prospective customers to purchase these products are heavily dependent on the availability or continued availability of federal, state or local government funds or grants and general tax funding, including funding by the Office of Homeland Security. Such funding may not be approved or, if approved, it may not be available for the purchase of our products or solutions, and even if such funding is approved and available, such funds may be subject to termination at any time at the sole discretion of the government body providing or receiving such funds.

Failure To Expand Our Sales And Distribution Channels And Manage Our Sales And Distribution Relationships Could Significantly Reduce Our Revenues.

      We sell our FACESTM products through a network of distributors and resellers. Our success related to our FACESTM product will depend on our ability to manage our relationships with, and expand our existing network of distributors. The sale of our FACESTM products by distributors and resellers depends on the effectiveness of the selling efforts of these distributors and resellers and their ability to meet their own responsibilities under agreements with customers in a timely manner. At times, our distributors and resellers may also offer products of our competitors and our agreements with them have no minimum purchase commitments. We cannot assure you that we will be able to expand our distribution channels, manage our distribution relationships successfully or that our distributors and resellers will market and sell our products effectively. Our failure to manage successfully our distribution relationships or the failure of our distributors and resellers to sell our products could reduce our revenues and have a material adverse effect on our business, results of operations and financial condition.

We Depend On Third-Party Technology For The Development Of Our FACESTM Software. If We Were To Terminate Our Relationship With Such Third Party Provider, We Could Experience Delays In Future Product Releases And Improvements.

      Enterprise Cogniscience, the third party software developer that assisted us in the development of FACES(TM) 4.0, used a proprietary environment based on LISP to develop our FACESTM software. If we were to bring our software development in-house or if our relationship with Enterprise Cogniscience were otherwise to terminate, we would need to port the source code to a new development environment, which may cause us to experience delays in future product releases, enhancements and upgrades, as well as higher than expected error and defect rates, all of which could have an adverse effect on our business, results of operations and financial condition.

Our Software Products Are Complex And May Contain Unknown Defects That Could Result In Numerous Adverse Consequences.

      Complex software products such as our FACESTM product often contain latent errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured for a specific customer. We have experienced errors and defects in our most recent release. There can be no assurance that despite testing, defects and errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, and/or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. The computer hardware environment is characterized by a wide variety of non-standard configurations that make prerelease testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. Any product liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims. Although through our license agreements with customers we try to include provisions designed to limit our exposure to potential claims, such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions.

We Outsourced The Packaging Of Our FACES(TM) 4.0 Product To A Single Third Party Contractor. If We Continue To Use Third Parties For The Packaging Of Our Products, We May Experience In The Future Delays Or Disruptions In The Distribution Of Our Products Or Quality Control Issues.

      We outsource the packaging of our facial recognition software products to a third party contractor. Packaging consists of transferring our software onto compact discs, quality control testing and packaging the CDs and manuals. Although to date, we have not experienced any packaging delays or quality control issues, if we continue to use a third party contractor to package our products, we may experience delays, disruptions or quality control problems, which could result in delays in shipments of products to our customers, which would negatively affect our revenues, competitive position and reputation.

                RISKS RELATED TO WHERIFY'S INTELLECTUAL PROPERTY

Our Success Depends On Our Ability To Protect Our Intellectual Property.

      Our future success depends upon our proprietary technology. We protect our proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding our efforts to protect our proprietary technology, policing unauthorized use or copying of our proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents we obtain in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to our proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. Our inability to adequately protect our intellectual property for these or other reasons, could materially and adversely affect our business, financial condition and operating results.

      In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor are aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

      o     Significant litigation costs;

      o     Diversion of resources, including the attention of management;

      o     Our agreement to pay certain royalty and/or licensing fees; and

      o Cessation of our rights to use, market, or distribute such technology.

      Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

                  RISKS RELATED TO CORPORATE AND STOCK MATTERS

Our Authorized Preferred Stock Exposes Stockholders To Certain Risks.

      Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. To date, no shares of preferred stock have been issued. The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

Our Common Stock Has A Limited And Volatile Trading History.

      Our common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board (OTCBB). The number of shares traded daily has been extremely limited and the prices at which Wherify's common stock has traded have fluctuated fairly widely. See "Price Range of Common Stock." There can be no assurance as to the prices at which our common stock will trade in the future, although they may continue to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the following:

      o     The depth and liquidity of the markets for our common stock;

      o     Investor perception of us and the industry in which we operates;

      o     General economic and market conditions; and

      o The effect that of any of the events highlighted in these Risk Factors may have on our business should they occur.

We Have The Ability And The Obligation To Issue Additional Shares Of Common Stock In The Future, And Such Future Issuance May Materially Adversely Affect Stockholders.

      Wherify has various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following:

      o As of July 31, 2005, approximately 185,000 shares of our common stock were available for issuance to outside consultants to compensate them for services provided;

      o Options to purchase approximately 4,663,771 shares of our common stock were outstanding as of July 31, 2005;

      o Debentures, convertible into approximately 101,000 shares of our common stock, had been issued as of July 31, 2005; and

      o Warrants to purchase approximately 1.3 million shares of our common stock were outstanding as of July 31, 2005.

      The options, warrants and convertible debentures described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with Wherify's common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. Future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of these shares.

The Trading Price Of Our Common Stock Entails Additional Regulatory Requirements, Which May Negatively Affect Such Trading Price.

      The trading price of our common stock has frequently traded below $5.00 per share. During the period(s) that our stock trades below this price level, trading in our common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock affected. As a consequence, the market liquidity of Wherify's common stock could be severely limited by these regulatory requirements.

Stockholders Should have No Expectation Of Any Dividends.

      The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The board of directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

      FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file and furnish annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room located at 100 F Street, NE, Washington, DC 20549 or at one of the SEC's other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public from commercial document retrieval services. The Wherify filings, as well as this registration statement on Form SB-2, are available at the Internet worldwide web site maintained by the SEC at www.sec.gov.

      We may incorporate by reference into this registration statement additional documents that we have filed or furnished to the SEC. These include reports such as annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, as well as proxy statements filed by Wherify. The annual reports include a description of the business for us and the annual and quarterly reports include Management's Discussion and Analysis of Financial Condition and Results of Operations for the periods covered by such reports.

      The shares of Wherify common stock are quoted on the Over-the-Counter Electronic Bulletin Board (OTCBB).

      You can obtain any document filed with the SEC through Wherify as described below, the SEC or the SEC's Internet worldwide website as described above. Documents are available without charge, excluding exhibits, unless an exhibit has been specifically incorporated by reference into this registration statement. Stockholders may obtain documents by requesting them in writing or by telephone from us at the following address:

      Wherify Wireless, Inc. 2000 Bridge Parkway, Suite 201, Redwood Shores, California 94065 Attention: Michael Walsh. Telephone number: (650) 551-5277.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      In addition to historical information, this report contains predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this Registration Statement, and some of which we may not know. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology.

      Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management's beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.


      Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale or other disposition of the shares of common stock covered hereby or interests therein by the selling stockholders. We may receive proceeds upon the exercise of outstanding warrants for shares of common stock covered by this prospectus if the warrants are exercised for cash. If the warrants are exercised in a "net exercise", we will not receive any additional proceeds. We intend to use such net proceeds, if any, for general working capital and other corporate purposes. There can be no assurance that any of these warrants will be exercised before they expire and, as a result, that we will receive any proceeds from them. Even if some or all of these warrants are exercised, we cannot predict when they will be exercised and when the proceeds will be received.

                                DIVIDEND POLICY

      To date, we have not declared nor paid any cash dividends on our common stock, and we presently intend to retain earnings to finance the expansion of our business. Payment of future dividends, if any, will be at the discretion of the board of directors after taking into account various factors, including our financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                           PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "WFYW.OB". As of August 22, 2005, we had approximately 307 holders of record. Presented below are the high and low bid information of our common stock for the periods indicated. The source of the following information is MSN Money. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                                    COMMON STOCK
                                                                    ------------
                                                                    HIGH    LOW
                                                                    ----    ---
FISCAL YEAR ENDING June 30, 2005:
    First Quarter...............................................   $5.04   $2.44
    Second Quarter..............................................   $6.05   $1.64
    Third Quarter...............................................   $6.35   $3.60
    Fourth Quarter..............................................   $4.90   $2.97

FISCAL YEAR ENDING June 30, 2004:
    First Quarter...............................................   $5.84   $2.20
    Second Quarter..............................................   $5.76   $3.20
    Third Quarter...............................................   $9.88   $4.44
    Fourth Quarter..............................................   $9.20   $3.68

FISCAL YEAR ENDING June 30, 2003:
    First Quarter...............................................   $3.80   $2.04
    Second Quarter..............................................   $3.60   $0.80
    Third Quarter...............................................   $4.26   $0.80
    Fourth Quarter..............................................   $6.24   $2.20


                                    BUSINESS

General

      Wherify is a leading developer of patented wireless location products and services for family safety and communications, and law enforcement and security technology solutions. The company's portfolio of intellectual property includes our proprietary integration of the US Government's Global Positioning System
(GPS) and wireless communication technologies; our patented back-end location service; the Wherifone(TM) GPS locator phone which provides real-time location information and lets families with pre-teens, seniors, or those with special medical needs, stay connected and in contact with each other; and our FACES(TM) industry-leading facial composite technology, which is currently being used by thousands of public safety agencies worldwide. Wherify's name, Wherify Wireless, reflects our mission and objective: verify the location of loved ones or possessions of value through wireless technology.

      On April 14, 2004, Wherify, a wholly owned subsidiary of Wherify, and Wherify California entered into an Agreement and Plan of Merger pursuant to which the wholly owned subsidiary merged with and into Wherify California, with Wherify California surviving as a wholly owned subsidiary of Wherify. Both Wherify and Wherify California received stockholder approval for the merger at special meetings held on July 19, 2005, and the merger was closed on July 21, 2005. Upon the merger, Wherify (which was then known as "IQ Biometrix, Inc.") changed its name to "Wherify Wireless, Inc., and shortly thereafter Wherify California (which was then known as "Wherify Wireless, Inc.") changed its name to "Wherify California, Inc." Wherify was originally the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. JVWeb was incorporated on October 28, 1997. Wherify California was incorporated in March of 1998, and was founded to develop products and services to compete in the wireless location-based services ("WLBS") market.

      We operate through two business segments, our wireless location products business and our facial composite software business. We operate part of our wireless location business through our wholly-owned subsidiary, Wherify California. While our facial composite software business currently accounts for most of our revenue, this business segment is not expected to constitute a significant part of the ongoing business operations of the combined company.

             DESCRIPTION OF OUR WIRELESS LOCATION PRODUCTS BUSINESS

      General

      We have developed a comprehensive, end-to-end location system, which includes both a wearable locator and hand held "cell phone" type device ("Personal Locators") utilizing a proprietary Location Service Center ("LSC") for communications with the Personal Locators. Our tested and proven location system enables subscribers to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Two-way voice communications enabled in the hand held unit will allow direct voice communication between the subscriber and a loved one or care giver.

      Our first hardware product, a children's model GPS Locator, combined the power of enhanced GPS and digital personal communications service ("PCS") technologies. This product embedded a highly miniaturized location system within a lightweight wrist-worn device. Importantly, in addition to providing location information this device could be used to send out a panic call in the event of an emergency, as well as function as a pager and an accurate watch.

      Our next generation product combines the power of enhanced GPS and tri-band GSM technologies. This product allows a remote user to not only "ping" the device to receive location information, but also to make a call to the device to speak directly with the device user. In addition, the device user can make direct calls through the device and also call 911 in case of emergency.

      We can provide location and tracking information in real-time to customers using the product for both routine and emergency situations through Wherify's 24x7 Location Service Center and carrier-class automatic call distribution equipment that is connected to existing telephony and internet infrastructures. Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      The Location Service Center and automatic call distribution equipment are fully equipped with an off-the-shelf database, computer and telephony call distribution and credit card billing application software. Subscriber telephony and Internet communications are routed through our-proprietary, fault-tolerant, carrier-class, and application-specific interface software.

      We intend to design and market a family of GPS Locators to address five major markets: children, adults (Alzheimer's patients, senior, disabled, active adults, teenagers), automotive/commercial/payload tracking, pet owners and corrections (electronic offender monitoring). Following purchase and service activation, a subscriber may determine the locations of the product either by telephoning a toll-free number or through the Internet.

      Our hardware products are essentially enablers of our location service system. We expect that the majority of our gross margin after subscriber buildup will come from recurring service revenues. Our new handheld unit is expected to retail for $149. Monthly recurring service revenues will vary based upon the selected monthly rate plans. We expect that standard rate plans will range from $14.95 to $99.95 per month. Wherify California began selling its initial product in May 2003, but discontinued this product in June 2003.

      Having built the first wearable GPS Personal Locator, we plan to integrate this technology platform into a wide variety of products for the emerging location-based services marketplace worldwide. We have developed a GSM version of our handheld locator ("Wherifone"), which will allow us to further penetrate the international market. This product is in production, has met the first steps in certification, and is now going to mobile operators for final network approval. Additionally, We have plans to develop a smaller, adjustable version of our first generation children's watch, utilizing GSM technology. We discontinued sales and support of our first generation watch in May 2005 (and anticipate switching customers to the Wherifone after final carrier approval) We expect the new GSM versions of the watch to be available in 2006. We have built a substantial retail base to distribute our first generation watch. For our next generation products, we plan to partner with strategic "market makers" who would work together with us to market and distribute specific products through their channels.

      Additionally, we expect that the Wherifone will allow for global expansion. We intend to distribute this product through international carriers. For international expansion, we would build Location Service Centers in each international region.

Industry Overview

      The wireless location-based services market is a relatively new industry. Following is a brief description of some of its characteristics:

      o Prices of enabling "location" technologies (GPS, wireless connectivity, Internet) and products are falling while their capabilities are increasing;

      o Availability and deployment of higher speed wireless data networks (GPRS, EDGE, WCDMA) and products are emerging;

      o The Internet has provided the ability to host application services eliminating the technical infrastructure and management expense;

      o Network operators and wireless carriers are seeking new, higher margin services to offset declining voice access revenues; and

      o Consumer awareness and interest is increasing in personal location safety, vehicle tracking, roadside safety and anti-theft services.

Our Strategy For Our Wireless Location Products Business

      Our objective is to be the leading provider of wireless location services by pioneering the convergence of state-of-the-art enhanced global positioning, wireless communications and other technologies that empower people and businesses with the ability to locate loved-ones or personal property whenever and wherever needed.

      We believe that our multi-pronged strategy to penetrate our target markets can create significant barriers to entry.

Target Multiple Applications

      Our planned family of GPS Personal Locators are targeted to address five major markets: children, adults, automotive/commercial/payload tracking, pet owners and corrections. We intend to use strategic pricing and promotion programs to initially capture a substantial customer base from the personal safety segment of the emerging wireless location-based services market. We also intend to offer our Location Service Center services to non-Wherify products and hardware systems (i.e. handsets, personal electronics) of major electronics manufacturers as such third-party products and systems become available.

      Children. Due to the emotional nature of the benefit Wherify is offering, we view this segment as having the most immediate market potential, and therefore the locator watch was the first product launched. The GPS Personal Locator for Children was targeted for dual-income and single parents of 4-12 year old children. At the lower end of this age range, children are starting to gain more independence from their parents and are more likely to be "out of the parent's sight" for a variety of reasons (day care; school; playing with friends; etc). We believe that both parent and child interest in the product will level off after age 12, when a child's range of freedom and desire for privacy increases dramatically. The service is positioned as "complementary" to parent supervision, not a replacement for it. The Wherifone will be positioned as a children's first cell phone, with the location features that a parent needs to keep tabs on their 4-14 year old child. This product has replaced the GPS Personal Locator for Children for this segment.

      Adults. We believe the demographic segments offering the greatest opportunities are Alzheimer's patients, other seniors (65+ years of age), and active adults and teens. One primary application is for "active adults": those people who participate in recreational activities (such as boating, jogging, hiking, camping) that could put them at risk of getting lost, being injured or becoming a victim to a violent crime. Other potential users include working women, teens, couples and developmentally challenged adults. Wherify believes that these people would be very interested in using the location service during an emergency situation, as a combination location service/notification to law enforcement when a crime is in process where a subscriber is the victim, and simply as a means of communicating one's location to a friend or loved-one. The Wherifone will be marketed to this segment of the market.

      Automotive/Commercial/Payload Tracking. As competitive forces continue, we believe that car and truck dealers will continue to look for ways of increasing their profitability through value-added services and after-market sales. We believe that our products and services would offer dealers this type of profit-building opportunity. The hand held unit will be positioned as the "OnStar" in your pocket and out of the car. Permanent installation for theft recovery applications would be simplified due to the miniaturized nature of the hardware and the embedded antenna technology. It could be placed in virtually any car or truck the dealer sells.

      We are also targeting businesses and organizations that use fleets of vehicles. We believe our products would be attractive to any business owner who needs to know the location of their vehicles and/or payload(s).

      The Wherifone, with accessories such as a cigarette lighter adapter and a direct connection to the automobile battery and/or UBS system, will be marketed to this segment of the market.

      Pet Owners. This market segment would utilize our technology to locate pets that have run away, been stolen or become lost. The pet collar device will be of a clip on nature and will utilize the same location (GPS) and communication (cellular) technologies as the GPS Personal Locator; however, since it will not need many of the added features (watch display, paging, wearer-triggered alarm), we anticipate being able to produce it at a lower unit cost. We intend to use the Wherifone core technology, wrapped in a more industrial, water resistant package that will attach securely on a pet's existing collar, to market to this segment.

      Corrections. Current technologies used to monitor individuals with movement-restrictions often do not meet the needs of law enforcement officials. For example, house arrest systems that utilize an "RF tether" to monitor an individual's presence in his or her home will alert officials if the person leaves the house, but will not provide information on where the person has gone. Wherify believes the increase in over-crowding in jails and prisons provides a further incentive to utilize location and tracking products.

      We believe that the criminal justice system will have a strong interest in a modified version of the Wherifone. This version of the Wherifone will only incorporate the location (GPS) and communication (wireless) technologies, as the justice system will not have the same demands on appearance and added features that the consumer has. These products will also most likely be leased in bulk quantities.

Forge Strategic Relationships

      Establishing and building United States and international partnerships, licensing agreements, OEM, and carrier relationships with major market players, utilizing our technologies will facilitate efficient entry into new markets. Forging strategic partnerships including co-branding, distribution and marketing with telecommunication companies, wireless carriers, national retailers, major consumer brand companies and mass media will align our sales and marketing efforts with established sales channels. Our locators were designed by Flextronics, Inc., who also provided some pre-production services to us. CalComp Electronics Public Company Limited, is currently manufacturing the product. Both of these companies are respected contract manufacturers.

Leverage First Mover Advantage

      We believe we are the first company to successfully design and develop a low-cost, personal locator for the consumer and business markets using existing wireless and GPS "chip" sets, networks and technologies. We believe that leveraging existing third-party telephony, contract manufacturing, application software packages and data/call center infrastructures will minimize our costs and time-to-market.

Wireless Location Segment Products And Services

      We have developed a comprehensive, miniaturized, end-to-end personal location system, which includes both a hand held locator (hardware) and a proprietary Location Service Center (software). Our tested and proven technology will enable people to obtain accurate location information for loved-ones or valuable property directly through the Internet or over any phone, 24 hours-a-day, seven days a week. Having built the first wearable personal location system, and developed enhanced GPS with GSM technology, we plan to integrate this technology into a wide variety of products for the emerging location-based services marketplace around the world.

      Our products provide real-time information on product location as a service to consumer and business customers in both routine and emergency situations. This service will be provided through our 24x7 Location Service Centers housed in web co-hosting data center companies. The Location Service Centers use our proprietary application-specific interface "thin-client" software (patent pending) and carrier-class Automatic Call Distribution ("ACD") equipment that is connected to existing telephony and Internet infrastructures.

      The key features of our initial product are identification and communication electronics that have the ability to receive commands and send responses using a wireless signal initiated either by a telephone call or an Internet transaction. The product can determine its own location and communicate this information through worldwide GSM networks to Wherify's Location Service Center. The searching party will be given the wearer's exact location through the Internet via a map interface on Wherify's web site or verbally by telephone in an emergency situation.

      Additionally, our Wherifone technology has incorporated two-way voice communication combined with location services. We have developed the Wherifone using Siemen's wireless GSM technology, which will allow for deployment in Europe, Asia, Latin America and other GSM-centric markets around the world.

Wireless Location Segment Current And Planned Product Descriptions

      Our next generation technology will first be released in the form of a slim, small and lightweight GPS locator phone. The Wherifone has enhanced features like two-way voice communication and tri-band GSM / GPRS technology. Additionally, the Wherifone has a one-touch Request 911 operation, which will connect the user directly to a 911 operator for emergency situations. The 911 operators will not only be able to talk with the user, but will be able to pinpoint the location of the user. Other features include a one-touch push button for concierge services and five user-programmable buttons for direct calls, LED display, four day battery life, 2-3 hours of talk time and a global footprint. The Wherifone is scheduled to be released in 2005.

      Adult Model ("AM.1"). We intend to market the Wherifone to the Adult market, then segue this market over to the next generation watch. The follow-up generation of the watch will initially take advantage of the technological advances resulting in a smaller, more sophisticated and fashionable design. A wide variety of color combinations will be offered to appeal to the range of potential users.

      Electronic Monitoring(EM)/Corrections (COR"). The planned EM/COR model is based upon an anklet design, and is intended to provide the same accurate location determination features as the Wherifone. However, the EM/COR model is expected to also have additional features that will make it appropriate for use by correctional institutions as a tracking product for electronically monitored felons. It will be structurally more robust and rugged, with a larger power source for continuous tracking, and specially designed mechanical attachment/controls for institutional installation and removal.

      We intend to design a separate Wherify proximity module to accompany the EM/COR model, allowing institutions to replace existing early release corrections program proximity-monitoring anklets, or electronic shackles, with a Wherify product, which will not only verify the unit is within range of a specified monitoring area, but also generate location information. If the EM/COR product should leave the pre-programmed monitoring radius, the proximity feature will generate an alarm to activate the tracking system at Wherify's Location Service Center, and will notify by telephone the appropriate personnel (911 operators, police, parole officers) for response.

      As currently designed, there is no method for the wearer to trigger an alarm from the EM/COR model. It will be attached with a tamper-resistant mechanism to make the item exceptionally difficult to remove without the proper unlocking device, which will remain in the ownership of the proper authorities. Tampering with the device will trigger an alarm to activate the tracking system at Wherify's Location Service Center. This alarm will alert the appropriate personnel (parole officer, police) required to respond that the product has been tampered with. Target user profile will be penal institution inmates. Niche market applications include individuals that may be released early from jail or prison.

      Automotive/Commercial/Payload. We intend to market the Wherifone, with accessories such as a cigarette lighter adapter and car battery adapter to this channel. This will allow for a small, self-contained unit that attaches to any number of installation points; from a car's rear view mirror to a delivery truck's bumper, or loaded into a pallet of cargo (payload) making installation simple at a dealer as an after-market product, or point of debarkation. Because the product can work independently of the vehicle's electrical system and operate off a long-life rechargeable (from cigarette lighter) battery, it could be easily installed in virtually any vehicle, not requiring the dealer or fleet manager to take the car out of service. This same system is also capable of being tethered into the electrical system of any car or truck allowing for a uninterrupted power source and a more stealth mode of operation.

      Next generation vehicle products will be connected directly to the automobile's UBS port, allowing the device to record and send out data pertaining to vehicle diagnostics, air bag deployment, and car lock and unlock, among others.

      Pet Collar. The pet collar model will provide the same accurate location determination features as the Wherifone. The primary target will be house pets such as dogs (52 million in U.S.) and cats (59 million in U.S.), but the collar is expected to be adjustable to fit larger animals, such as horses. Additional features will be added to make the Pet Collar water resistant, provide for a longer battery life and make the housing more industrial. Other features found in the Wherifone will not be needed, such as two-way voice communication. Wherify believes that this will enable it to produce and price the pet collar at a level acceptable to pet owners nationwide, in line with the cost of the Wherifone (estimate $149 retail). We intend to distribute the product though veterinary offices throughout the U.S. and through major pet supply stores as well as big box retail.

      International Products. We believe that there is a significant opportunity for expanding our service into international markets. Wherify has developed the GSM Wherifone, which will support the Pacific Rim, Asian, South American and European markets. In addition, specified changes to the hardware and the Location Service Center architecture as well as country specific carrier relationships will be required in order for the product to operate on international wireless networks.

      Our decision on when and how best to expand internationally will be based on a number of factors, including the size of the market opportunity, the technological ease of expansion, and local regulatory issues.

Location Service Center Overview

      Wherify's proprietary Location Service Center provides the complete array of back-end services to subscribers. Upon purchase of the product, selection of a service plan and activation of service, customers complete a profile that identifies desired features (for example, user-triggered alarm capabilities), as well as a detailed physical description of the primary user of the product (optional). A subscriber can have more than one product included on his or her account, and can set up individual profiles for each product.

      The subscriber initiates requests for information on their product's location by telephone (1-877-WHERIFY) or through the Internet via Wherify's web site. Wherify's Location Service Center ("LSC") automatically contacts the product via the local cellular communications infrastructure, requesting the product's location. The Wherifone utilizes GSM/GPRS technology and transmits on a GSM network. The Wherifone locator utilizes tri-band GSM technology.

      The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology, will provide rapid location identification. With this technology, the most current satellite data ("Ephemeris data") is delivered to the product during the request for location. This greatly enhances GPS performance in less-than-ideal circumstances (i.e. urban canyons, deep building interiors,. and other difficult areas), enabling the product to get a location from GPS satellites ten times faster (10 seconds versus 100 seconds) than with Standard GPS. The cellular tower ID is also used to augment the location information provided.

      Having determined its location, the product then communicates the location information to the Location Service Center. The location information is then passed to the subscriber via the Internet (with a map and closest street address) or over the phone (via live operator). In most cases, the entire process takes less than 60 seconds. A copy of the event is stored in the customer's files. Status on the product's tamper condition and battery life is also communicated.

      The accuracy of the location information provided by Wherify products will be within a few feet in optimum conditions, significantly better than that required by FCC (accuracy to be within a radius of 150 feet 67% of the time).

      An emergency response can be activated in two ways: the subscriber can request an emergency response by contacting our Location Service Center over the phone, or the user can request an emergency response by pressing a pre-programmed button on the product. In both cases, the user's location and direction of movement is determined, and the information passed to our trained emergency operators. If required, Wherify's emergency operators will contact the appropriate 911 Public Safety Answering Point who can dispatch local authorities to the wearer's location.

      In addition to these basic location reporting and emergency response capabilities, the Location Service Center also offers several additional features to subscribers:

      Breadcrumbing. The subscriber is able to get a report on a series of location events through "breadcrumbing". With this feature, the user can determine the location history of the user. Parents may want to use this feature to confirm the whereabouts of their child if he or she is in the care of a guardian and has several appointments throughout the day. To utilize this feature, the subscriber predetermines the number of locations he or she wishes to track, as well as the desired time interval between locations (i.e. identify a total of 12 locations, one every 15 minutes). Once all locations are identified, a report will be automatically issued. The subscriber can then request a mapping of the desired locations.

      Paging. Subscribers can send numeric pages to the wearer via the subscriber screen on the web site. Both subscribers and non-subscribers can also page the product directly over any phone by dialing the product's unique pager number.

      Temporary Guardians. Through the Location Service Center, subscribers can set-up a "temporary guardian", who will have access to location features only (no account management functions). Parents may want to use this feature when their child is visiting a relative and they want that person to be able to determine the child's location.

      Custom Installations. Custom installations will be available to corporate customers, such as amusement parks and corrections facilities, who want to purchase independent custom-designed systems to monitor and track their Wherify products.

Technology

      Our wireless products are wireless location technology-independent. Consequently, whether the various wireless operators choose to use GPS, AOA, TDOA, adaptive antenna arrays or multipath fingerprint location systems, Wherify's product and Location Service Center is equally effective. Our current product design utilizes tri-band GSM telephony chip sets and can be adapted in the future to the then prevalent wireless technology, be it 2.5G or 3G. The product's GPS electronics, utilizing advanced "weak signal server-enhanced" technology will provide rapid location identification.

      Each product is programmed with a unique I.D. number and uses standard cellular frequencies to communicate its location. The product is also programmed with a unique subscriber I.D. number. This allows the owner to subscribe to the service needed, such as 24-hour tracking or emergency only.

      We have developed a "carrier-class" architecture and facility to create and manage our proprietary Location Service Center (reliable to 99.999%). The Local Service Center runs on Tandem, Non-Stop Himalaya model servers. Tandem's fault tolerant system was chosen by Wherify management because of Tandem's position in the wireless phone service provisioning market and its record for building scaleable systems that have high availability and performance. This enables cost-efficient expansion, without the need for application code changes. NonStop Himalaya servers are used by most of the world's largest telecommunications companies to deliver an aggressive rollout of wireless communications features and services, while maintaining "dial-tone" reliability.

Sales And Marketing

      We anticipate that our Wherifone product will retail for less than $150, with monthly service plans ranging from $14.95 to $99.95. We intend to use several different sales channels for our products:

      Direct Sales Channel. We intend to sell our products domestically through direct and indirect sales channels and specialty markets. Our initial sales and distribution strategy is to establish product awareness and build volume through a distribution strategy comprised of a combination of direct and indirect channels.

      Ongoing inquiries from consumers interested in purchasing the product directly from us and traffic to our web site provide strong evidence of the underlying consumer interest in acquiring our product. Capitalizing on this awareness we have been able to build traffic on our web site and our partnership with the Lost Children's Network. We believe that this "grassroots" approach is a cost-effective way of establishing us in the market.

      Direct-to-consumer distribution channels include: e-commerce, telesales, partner programs, and possibly our own kiosks located in high traffic retail locations. While direct sales methods will continue to be a component of our distribution strategy, our share of the mix is expected to decline as the Wherifone and next generation products are released.

      Retail Sales Channel. To achieve our volume and awareness goals, our sales efforts are focused on gaining distribution through national consumer stores and various security companies, as well as regional and local retailers. Wherify intends that the Wherifone product line will be distributed through strategic partners to big box retail stores such as Best Buy, Circuit City, RadioShack, Staples, Wal-Mart, and Target. To date, we have not entered into any distribution agreements with such big box retailers.

      Additional Sales Channels. To build market share and profitability, we plan to augment our sales efforts with additional channels, including OEM, government, and business-to-business channels. We believe these broad distribution channels, along with the retail and the direct-to-consumer channels, will create opportunities for us to pursue a diverse range of consumers throughout the United States.

      Within our partners program, business-to-business or OEM channel, we also plan to target several vertical markets, such as the security market, the automobile roadside assistance channel, and the cellular carrier's subscriber base. Security service firms, such as ADT, have an established base of consumers with heightened security concerns, and we believe these people will be highly receptive to our product. Automobile roadside assistance companies, such as AAA, have millions of subscribers and huge upsale potential. We intend to leverage their customer base for increased market share.

      Specialty Sales Channels. Our strategic partners as well as our own sales team will handle sales to specialty market outlets, including electronic monitoring/corrections, automotive/commercial/payload, and pet care.

      For the electronic monitoring/corrections market, we intend to build on our relationships with key federal and regional law enforcement agencies across the country. WE will continue to work with the Office of Law Enforcement Technology Commercialization ("OLEIC"), which was formed to develop and refine new strategies to accelerate the commercialization of innovative law enforcement and corrections ("LEC") products. We intend to work with OLETC to address law enforcement and corrections' needs for a high-quality, low-cost product that will enable law enforcement and corrections personnel to monitor and track the location of people who are on supervised release. We intend that OLETC will be our primary partner in providing introduction, implementation and endorsement of the correction product in both federal and state law enforcement groups throughout the U.S. We intend to work with the L.A. County Sheriffs Office, the Florida State Police, and the Ohio State Prison Bureau during development of the correction product and will be utilized for beta testing. The corrections market will be offered products through lease programs, accompanied by appropriate monitoring and tracking services. Most contracts are won by competitive bid and will vary according to need, ranging from 24-hour tracking to parameter monitoring.

Manufacturing

      Presently, we outsource all assembly, testing and supply chain functions in order to reduce fixed overhead and personnel costs, thus providing flexibility in meeting market demand and to recognize economies of scale that a larger manufacturing organization can provide. We have contracted with Flextronics for the design and certain pre-production services of our Wherifone product line. We have recently contracted with CalComp Electronics Public Company Limited as a secondary source for the design and for the manufacturing of our Wherifone product line. To date, we have received 2,000 prototype units of our GSM Wherifone product from the manufacturer. We do not expect any further modifications are necessary in order to bring the product to market. We expect to be able to start full production of our Wherifone product once we finalize our strategic partnerships with telecommunication companies, wireless carriers, and national retailers. Our manufacturer requires a letter of credit for the full amount of the goods prior to the commencement of manufacturing.

Competition

      The wireless location-based services market is a relatively new and immature industry, and we expect it to become highly competitive. There are substantial barriers to entry, but competition from existing competitors and new market entrants will intensify in the future. Current and potential competitors in our markets include, but are not limited to the following: uLocate Communications, Inc., Benefon OYJ, Global Pet Finder, POMALS Inc., and LoJack Corporation.

      We believe that we hold a distinct competitive advantage over all identified potential direct competitors. In addition to its smaller size and superior performance and features, only the Wherifone is designed to have enhanced GPS with GPS/ GPSR technology with a very small form factor. Additionally, the accuracy of the technology is estimated to be 1-20 meters. The competing technology in GSM is estimated to give 100-300 meter accuracy. The Wherifone is also designed to control the outbound call of the user which is expected to give the company an advantage to other technologies.

Inventory, Raw Materials, Right of Return and Seasonality

      We expect to carry reasonable amounts of inventory in distribution centers in order to meet customer delivery requirements in a manner consistent with industry standards. The terms of each strategic partner relationship will determine the payment terms that we will receive from our customers. These will likely vary by customer.

      Energy necessary for the out-sourced manufacturing facilities consists of electricity, natural gas and gasoline, all of which are currently in generally adequate supply. The facilities contain automation and, therefore, require a reliable source of electrical power. Labor is generally available in reasonable proximity to the manufacturing facilities. Difficulties in obtaining any of the aforementioned items could affect our results. Our manufacturer requires adequate supplies of a large number of components. If sufficient supplies of these components are not available, we may not be able to manufacture a sufficient number of the Wherifone product to meet expected demand which could have a significantly adverse affect on our business.

      We expect to permit returns under certain limited circumstances, generally pursuant to warranties which we believe will be similar to current industry practice.

      The wireless communications industry typically experiences increased sales in the fourth calendar quarter and lower sales in the first calendar quarter of each year. For example, sales of wireless handsets, two-way radios and related products increase during the year-end holiday season. We believe that it is likely that we will experience a similar seasonality in the demand for the Wherifone product.

Research and Development Costs

      Research and development costs for fiscal year 2005 equaled $3.8 million or 34% of our total expenses in that year. Research and development costs for fiscal year 2004 equaled $2.2 million or 28% of our total expenses in that year. Research and development costs for fiscal year 2002 equaled $2.4 million or 26% of our total expenses in that year.

Intellectual Property

      We rely on a combination of copyright, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our proprietary rights in our wireless location products business. Our first patent in this business segment was approved by the United States Patent Office on December 7, 1998, and was issued on May 18, 1999. Additional patents have been issued on March 26, 2002 and May 14, 2002. Other patents, filed in June 2003 and March 2005, are pending. We rely on third-party licensors and other vendors for patented hardware and/or software license rights in technology that are incorporated into and are necessary for the operation and functionality of our products.

             DESCRIPTION OF OUR FACIAL COMPOSITE SOFTWARE BUSINESS

Overview

      We are a provider of facial composite software to federal, state and local law enforcement agencies primarily in the U.S. and several European countries. The FACES(TM) technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc., which launched FACES(TM) version 1.0 in 1998. InterQuest subsequently filed for bankruptcy in October 2000. In August 2001, another Canadian company acquired the FACES(TM) technology out of the bankruptcy proceedings on a deferred payment basis. When this acquirer was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. Pierre Cote and other former InterQuest management and stockholders founded IQ Biometrix California, Inc. acquired ownership of all of the right, title and interest in and to the FACES(TM) business and intellectual property, including software, patents and trademarks, the FACES(TM) library, inventory and other items out of bankruptcy.

       On March 22, 2002, IQ Biometrix California merged with and into IQB Acquisition Corporation, a newly formed, wholly-owned Delaware subsidiary of JVWeb and JVWeb changed its name to "IQ Biometrix, Inc." Because JVWeb had no significant assets or operations at the time of the merger, the merger was treated for accounting purposes as a "reverse merger." Although JVWeb was at the time a public company that acquired all of the assets of Wherify, for accounting purposes Wherify was treated as the acquirer.

Industry Background

      Our management believes that crime and homeland security remain a major concern, and that there continues to be a strong interest in technology that can help identify suspects and provide front line support to fight crime and terrorism. Among these technologies, facial composite and facial recognition technologies are segments of the biometric market.

The Faces(TM) Solution

      The FACES(TM) product allows the user to create and re-create billions of human faces. Facial features selected from a database are automatically blended together to produce a photo-quality composite facial image. The technology helps law enforcement agencies identify, track and apprehend suspects.

      FACES(TM) automatically generates a unique alphanumeric "InterCode"TM, for each image. The digital character of the InterCode(TM) and its small size allow it to be transmitted easily via any telecommunications network (phone, fax, email). The code also gives law enforcement agencies greater security when sharing facial composites relating to sensitive investigations.

      The photo quality of FACES(TM) composites allows them to be used effectively with facial recognition technology. For example, FACES(TM) has been integrated with FACE Plus technology from Dataworks Plus to allow police departments to include facial composite evidence in mugshot database systems and to use the composites as a query to search these databases, and return possible matches for positive identification.

Strategy

      We believe that we are well positioned in the "public sector" market. We have the contacts, experience and knowledge, strategies, and approach to capitalize on the sales opportunities throughout the various government agencies.

      Even though we will continue to execute our sales strategy with respect to the FACES(TM) product, we do not expect that the FACES(TM) product line will be a material factor in our business strategy in the future.

      We believe that the limited and constrained nature of existing law enforcement budgets at the county and local levels, coupled with budget priorities that are focused elsewhere, will significantly limit our ability to derive revenue from the facial composite market.

      While our inability to successfully commercialize our FACES(TM) technology has resulted in nominal financial results, we believe that our personal relationships with decision-makers in the government sectors, the strength of our management and experience in the crime and homeland security industry and our anticipated continued access to public policy decision makers that were developed in connection with the facial composite software business will be a material factor in our ability to successfully commercialize our other products such as corrections applications, including tracking of prisoners and persons under surveillance.

      We will pursue a strategy to maximize the value of the FACES(TM) product lines with the intent to sell or license them to a third party, or to create a divested company to seek further investment in and development of these assets. At this juncture, however, there are extremely limited resources to pursue further commercialization of the FACES(TM) technology, which we believe would likely require significant additional capital and incur significant additional losses before profitability, if any, could be achieved.

Products

      FACES(TM) is a software technology that allows operators to develop accurate, photo-like facial composite images. The FACES(TM) database includes thousands of facial features; selected features are automatically blended together to provide facial images of either gender and any race. A unique alphanumeric ID code generated for each facial image can be transmitted over any telecommunications channel (telephone, email, fax) and provides police agencies with additional security when exchanging suspect images relating to sensitive investigations. FACES(TM) is both PC and Mac-compatible and can be run on any standard desktop or portable computer. It can be operated in English, French and Spanish.

      FACES(TM) 4.0, launched in July 2003, provided several important advancements over prior versions, including an expanded database, improved zoom and position tools, new facial marking and aging elements, and enhanced ability to export composites to police bulletins and websites. FACES(TM) 4.0 is available in single and multi license versions with an add-on subscription product that provides extended maintenance and free upgrades to new product releases. FACES(TM) 4.0 EDU, designed specifically for classroom use, was launched in May 2004, and includes a curriculum for middle and high school level science learning objectives.

Product Development And Manufacturing

      To date, the FACES(TM) products have been developed primarily through the use of outside contractors. Initial versions of FACES(TM) were developed by Entreprise Cogniscience, Inc., a privately-held software development company, using a proprietary programming environment. We are not dependent on any other third party products or technology.

      We outsource the manufacturing and packaging of our software CDs and supporting documentation of the FACES(TM) product. There are a number of software manufacturing and packaging companies that are available in the event our current vendor becomes unavailable. Quality control tests are carried out internally and selectively performed on finished products.

Marketing, Sales And Markets

      Our marketing strategy has to date aimed to penetrate two target markets: public security/law enforcement agencies; and K-12 and post-secondary education. We have sold FACES(TM) technology to approximately 2,500 law enforcement agencies through direct sale and reseller channels. The effectiveness of these channels has been restricted by lack of resources.

      We believe that the sale or licensing of the FACES(TM) LE product line to a partner with an established presence and profile in the law enforcement market, well-funded sales and marketing operations, and complementary product offerings, could result in substantially expanded sales, and that such transaction could provide proceeds or recurring license revenue. Similarly, we are pursing opportunities for sale or licensing of the FACES(TM) EDU to a player with deep experience and exposure in the domestic and international educational science supply market.

      Alternatively we may seek to divest the FACES(TM) LE product line to a separate company which can seek appropriate investment to implement a strengthened sales and marketing plan.

Intellectual Property

      We rely on a combination of patent law, trademark law, trade secret protection, copyrights law and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We currently has two United States patent applications covering "Method and apparatus for creating facial images" and "InterCodeTM".

Competition

      Our current competitors of the FACES(TM) products include Identikit from Smith & Wesson, Suspect ID from ImageWare, COMPHOTOFIT +COLOR from Sirchie, E-fit from Aspley and Facette from Identi.net. We believe that our product offering is superior to competing products in terms of price, ease of use, depth and extent of data bank, and data transfer capacity. Nevertheless, most of our current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources.

                                    GENERAL

Facilities

      Wherify's headquarters is located in approximately 25,000 square feet in one facility in Redwood Shores, California under leases that expire in October 2009. Our headquarters houses all of our employees as well as a pilot facility and a small production facility. There is also nearby expansion capacity of 100,000 square feet to house employees needed to support operations if we elect not to outsource the emergency operator function.

Working Capital


      As of July 31, 2005, we had cash and cash equivalents of approximately $4.1 million, of which $2.2 million is restricted cash being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $130,000 and current liabilities of approximately $9.7 million, including approximately $3.9 million in past due rent obligations. As of August 25, 2005 we had cash and cash equivalents of $3.6 million of which $2.2 million is restricted cash being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer. As a result, we do not expect to be able to meet our working capital requirements without either achieving significant revenue growth in a short period of time, or by finding another source of financing.


Legal Proceedings

      On October 15, 2004, Venture Corporation Limited, a Singapore corporation ("Venture Corporation") filed suit in the Southern District of California against Wherify. The complaint asserts causes of action for breach of contract and fraud and asserts that Venture Corporation has suffered approximately $3.5 million in damages. The claims relate to Venture Corporation's assertions that Wherify failed to pay, when due, certain amounts owed to Venture Corporation for the manufacturing of a component of the Children's Model personal locater ("CM1"). Wherify answered Venture Corporation's complaint on November 16, 2004. Additionally, Wherify filed a cross-complaint alleging that the goods delivered by Venture Corporation were non-conforming and alleging damages in an amount in excess of $90 million. Discovery between the two sides is continuing. A mediation between the parties recently ended without a resolution of the issues and a trial date has been set for August 30, 2005. Wherify denies any wrongdoing and plans to continue to vigorously defend itself in this litigation and seek damages against Venture Corporation for the injury caused by their failure to produce the product as promised.

      We have become a party to litigation in the Superior Court for the County of Fresno, State of California. The original complaint in the matter was filed on April 29, 2005. The amended complaint was filed on August 5, 2005. The principal parties are Wherify and persons formerly affiliated with or employed by IQB, including Sylvie Lariviere, Robert Rios, Toni Lange, Fernand Beland, Frederic Serre and Roland Vroye. The amended complaint alleges that Wherify owes stock options to the plaintiffs in accordance with the terms of alleged oral and/or written agreements entered in or about 2002. The amended complaint also alleges fraud causes of action surrounding the alleged breach of agreement. The complaint seeks to recover damages, including punitive damages, and/or an award of options entitling the plaintiffs to purchase Wherify stock at favorable price.

      In June 2005, Zoltar Satellite Systems, Inc., a Delaware corporation, filed suit in the United States District Court in the Easter District of Texas alleging that Wherify California and ten other named defendants, including LG Electronics, Inc., Motorola, Inc., Sanyo Electric Co., Ltd. and Sprint Corporation, infringed certain patents as a result of the manufacture, use, sale and/or offer for sale of cellular telephones equipped with emergency location determination technology. The complaint seeks judgment that such patents have been and/or continue to be infringed by the defendants, unspecified monetary damages, injunctive relief and attorney fees. Wherify California denies any wrongdoing and plans to vigorously defend itself in this litigation.

Rescission Offer of Wherify California

      During the period from September 17, 2004 to January 19, 2005 Wherify California sold 1,701,714 shares of Wherify Series C preferred stock to 83 investors for proceeds totaling approximately $15.2 million. In February 2005, the staff of the Securities and Exchange Commission advised Wherify California that in their opinion, there was substantial doubt as to the availability of the private placement exemption upon which Wherify California relied for its offering. Wherify California strongly disagreed with the SEC staff s position and believes that the offering was in full compliance with the private offering exemption. Nevertheless, because of the importance of expediting resolution of the issue, Wherify California made a rescission offer on March 10, 2005 to each of the investors who participated in the offering. The rescission offer was made in reliance upon the exemption set forth in Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended and was exempt from registration or qualification requirements under state law pursuant to the Federal National Securities Markets Improvement Act of 1996. Under the terms of the rescission offer, Wherify California offered to repurchase all of the shares purchased at the original purchase price together with interest from the date of purchase. As of April 11, 2005, all 83 investors responded. Eight investors elected to accept the rescission offer and 75 investors elected to reject the rescission offer. On April 11, 2005, Wherify California repurchased a total of 221,507 shares from the eight investors accepting the offer for a total purchase price of approximately $2.2 million.

Employees

      As of July 31, 2005, we employed 29 people, of whom 4 were employed in engineering, 4 in manufacturing, 7 in information technology, and 14 in sales, marketing, finance, management and administrative services. Our employees are not represented by a labor union. We believe that our employee relations are good.


    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

      The following discussion and analysis of financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors discussed in "RISK FACTORS" and elsewhere in this prospectus.

      Wherify's and Wherify California's auditors have issued going concern opinions with respect to each company. Wherify's and Wherify California's auditors have reported that Wherify and Wherify California have both suffered net operating losses in the past two fiscal years and have significant working capital deficits that raises substantial doubt about each company's ability to continue as a going concern.

A.    INTRODUCTION

      On July 21, 2005, Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.) ("Wherify California") was merged with a special purpose subsidiary of Wherify Wireless, Inc., a Delaware corporation (formerly known as IQ Biometrix, Inc.) ("Wherify", the "Company", "we" or "us"). As a result of the merger, Wherify California became a wholly-owned subsidiary of Wherify. Accordingly, our current business operations include the business operations of both Wherify California and Wherify, although as discussed below the former business operations of Wherify, consisting primarily of the sale of security software and services to law enforcement agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company.

      The merger and related transactions are described in Section B below entitled "Recent Developments." Also included in Section B is a discussion of the expected future business and operations of the combined company, and a discussion of the current liquidity and capital resources of the combined company. Certain pro-forma financial information regarding the combined company is set forth under "Pro Forma Consolidated Financial Information" on page F-38.

      A discussion and analysis of financial condition and results of operations of Wherify California for the years ended June 30, 2004 and 2003 is set forth in Section C below entitled "Wherify California".

      A discussion and analysis of financial condition and results of operations of Wherify for the years ended June 30, 2004 and 2003 is set forth in Section D below entitled "Wherify."

B.    RECENT DEVELOPMENTS

      1.    Merger

      On April 14, 2004, Wherify entered into an Agreement and Plan of Merger with Wherify California pursuant to which the parties agreed to a merger transaction involving the merger of a wholly-owned subsidiary of Wherify with and into Wherify California, with Wherify California surviving as a wholly-owned subsidiary of Wherify. The merger agreement was approved by the boards of director of both companies in April 2004, and the respective shareholder of both companies approved the merger on July 19, 2005. The merger closed on July 21, 2005.

      Upon the completion of the merger, shareholders of Wherify California received 4.8021 shares of Wherify common stock for each share of Wherify California common or preferred stock, and Wherify California stock options were assumed by Wherify and converted into options to acquire a number of shares of Wherify common stock equal to the number of shares of Wherify California common stock underlying each such option multiplied by the exchange ratio of 4.8021. As a result, Wherify issued or reserved for future issuance an aggregate of approximately 46 million shares of its common stock in consideration for all of the outstanding shares, options and warrants issued by Wherify California, which represents approximately 78.8% of the total number of shares of Wherify common stock calculated on a fully-diluted basis. Also upon completion of the merger, Wherify changed its name from "IQ Biometrix, Inc." to "Wherify Wireless, Inc." and shortly thereafter Wherify California changed its name from "Wherify Wireless, Inc." to "Wherify California, Inc."

      The merger was treated as a reverse acquisition, pursuant to which Wherify California was treated as the acquirer of Wherify for financial reporting purposes. Consequently, following the consummation of the merger, the historical financial statements of Wherify California will serve as the principal historical financial statements of the combined company.

      Under applicable accounting rules, the purchase price of the acquisition (which is determined based on the percentage of the combined company held by the pre-merger Wherify stockholders and the stock price of the combined company) is allocated to identifiable tangible and intangible assets, and then the excess of the purchase price over the amounts allocated to these assets is allocated to goodwill. Based upon a preliminary determination by us of the identifiable assets, $63.802 million of the purchase price is allocable to goodwill. Under our preliminary estimates, we currently expect to realize an amortization expense on identifiable intangible assets of $2.667 million in the pro forma statement of operations for the 12-month period ended June 30, 2005. As mentioned above, these allocations are based on our preliminary estimate and are subject to change based upon the final values to be assigned based upon a third party appraiser's calculation of the present value of discounted future cash flows associated with each asset will be associated yet. We will review our intangible assets including goodwill on a quarterly basis for possible impairment. Management has not yet decided whether to continue efforts to sell and improve the FACES software. However, we expect that there will be a significant impairment in the near future of most or all of the portion of the purchase price that was allocated to goodwill and other intangible assets in connection with the merger.

      2.    Future Business and Operations

      Following the merger we anticipate that our principal business activity will be the business of Wherify California, consisting primarily of the development and sale of wireless location products and services. The former business of Wherify, consisting primarily of the sale of security software and services, including facial composite software, to law enforcements agencies and the security industry, is not expected to constitute a significant part of the ongoing business operations of the combined company. Accordingly, historical financial information relating to the former business of Wherify is expected to have only minimal significance to the future business of the combined company.

      3.    Liquidity and Capital Resources


      As of March 31, 2005, (a) Wherify California had cash and cash equivalents of approximately $9.1 million, other current assets of approximately $123,000 and current liabilities of approximately $11.6 million, including $3.9 million in past due rent obligations, and (b) Wherify had cash and cash equivalents of approximately $1.9 million, other current assets of approximately $100,000 and current liabilities of approximately $3.7 million.

      As of July 31, 2005, Wherify had cash and cash equivalents of approximately $4.1 million, of which $2.2 million is restricted cash being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer, other current assets of approximately $130,000 and current liabilities of approximately $9.7 million, including approximately $3.9 million in past due rent obligations. As of August 25, 2005 we had cash and cash equivalents of $3.6 million, of which $2.2 million is being utilized as collateral to support our obligations under a letter of credit related to our contract manufacturer. We expect that the ongoing cash flow requirements of Wherify will be approximately $900,000 per month.

      The following table sets forth an adjustment to Wherify's net loss that Wherify feels is important in understanding the ongoing cash flow requirements ("Cash Burn") of Wherify over the next twelve months. The most comparable GAAP financial measure to Cash Burn is Net Loss. In order to arrive at the Cash Burn rate, we have removed from Net Loss non-cash items such as depreciation and amortization and significant one-time items that are not expected to reoccur in the next 12-18 months. We also eliminated items that are duplicative between the pre-merger companies, leaving the costs representing the ongoing costs associated with the merged company. We believe this adjusted monthly Cash Burn rate of approximately $900,000 more fairly represents the ongoing cash requirement over the next 12 months.

                                            Nine-Months Ended
                                                3/31/2005
                                            -----------------
Net Loss
          Wherify California (pre-merger)       8,091,992
          Wherify (pre-merger)                  5,229,832
                                               ----------
                                               13,321,824
                                               ----------
Adjustments
          Qualcomm(a)                            (325,000)
          Business consulting(b)                 (311,423)
          Legal services(c)                      (535,993)
          Accounting services(d)                  (56,000)
          Debenture interest(e)                (2,179,190)
          Depreciation and amortization(f)       (115,600)
          Flextronics(g)                       (1,700,000)
                                               ----------
                                               (5,223,206)
                                               ----------

Normalized cash used                            8,098,618
                                               ==========

Normalized Monthly Cash Burn                      899,846
                                               ==========


NOTES
-----

a Wherify has no future obligation to pay Qualcomm licensing or royalty payments.

b Services of Daniel McKelvey (investment banking and business consulting), and Westminster Securities (business consultants) have been cancelled. Seven Hills is currently acting as our investment banker and future fees will be paid to them for a successful close of financing.

c Wherify and Wherify California used separate counsel prior to the merger. We believe that costs of separate counsel after the merger are duplicative and that part of those costs can be eliminated. We also believe that a significant portion of the fees that were incurred in connection with the merger are one-time expenses and can be eliminated. We have not adjusted for intellectual property legal costs or other miscellaneous legal costs.

d Costs for accounting services have been duplicative. We have eliminated Wherify California's costs since they were not the public entity.

e Prior to the merger Wherify raised money through the issuance of debentures. The beneficial conversion and interest costs are not expected to be duplicated in the current year going forward. All debentures have been converted.

f     Depreciation and amortization are not a cash item.

g These costs consist of Flextronics one-time design and set up costs for the Wherifone product. We subsequently moved manufacturing to Calcomp Electronics Public Company Limited.



      Neither Wherify nor Wherify California currently has any credit facility available to it, and each has financed its operations to date primarily through the issuance of approximately $56 million of shares. There is a "going concern" qualification in both Wherify's and Wherify California' auditor's report dated June 30, 2004. We are in the process of locating financing sources to meet our liquidity shortfall. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows. We have no material commitments for capital expenditures and there are no anticipated material capital expenditures that are reasonably expected to have a material impact on us.

      Even with financing, there can be no assurance that we will achieve profitability. Due to these factors, we believe that period-to-period comparisons of our results of operations are not necessarily a good indication of future performance. The results of operations in some future periods may be below the expectations of analysts and investors.

      We have worked out an arrangement with our landlord and are currently paying rent. We have entered into an agreement with the landlord that provides that we will begin paying back due rent as well as paying for certain back due expenses covered by the landlord. Under this agreement, upon the completion of additional financing following the merger, we will settle our debt with the landlord, which was approximately $3.9 million as of August 1, 2005. There is no guarantee that additional financing will be found to settle this obligation.

      We expect operating losses and negative operating cash flows to continue for at least the next twelve months, because of expected increases in expenses related to brand development; marketing and other promotional activities; increases in personnel; the expansion of infrastructure and customer support services; strategic relationship development; and potential acquisitions of related complementary businesses. We believe the expenses incurred here will help us to build the infrastructure necessary to increase revenues both through organic growth and through acquisitions, which we believe hold the key to our future revenue growth. We believe it will take additional products, either created in house or acquired through acquisitions, to help us increase revenue, and ultimately to reach profitability. However, we can make no assurances that these activities will achieve the desired results of increased revenues, nor that any increase in revenues will be enough to bring the company to profitability and positive cash flow.

C.    WHERIFY CALIFORNIA (FORMERLY KNOWN AS "WHERIFY WIRELESS, INC.")

      General

      Wherify California is a developer and provider of wireless location products and services. Its products and services are designed to be used for child safety, parental supervision, personal protection, Alzheimer and memory loss supervision, law enforcement, animal identification and location, and personal property tracking. The proprietary integration of communication technologies enables customers to obtain real-time location information for individuals and property directly through the internet or any phone.

      Wherify California has stopped marketing and promoting its GPS Locator product and is currently developing second generation products which are tentatively scheduled for beta release in the second calendar quarter of 2005, with a full release in the third calendar quarter of 2005.

      Wherify California's cost of revenues currently consists of actual manufacturing costs.

      Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and related travel expenses.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. These expenses increased through July 2005 in the areas of legal, accounting and outside services as the company prepared filings and other information in connection with the merger with Wherify.

      Research and development expense consists primarily of salaries and related personnel expense and expenses related to the design, development, testing and enhancement of products. Currently we are focusing attention on developing our second-generation product.

      Results Of Operations

      Year Ended June 30, 2004 Compared To Year Ended June 30, 2003

      Revenues for 2004 decreased by 86% from approximately $1.2 million in fiscal 2003 to approximately $169,000 for fiscal 2004. 100% of revenues for fiscal 2004 were derived from subscription services related to the sales of Wherify California's first generation product while revenues for 2003 consisted of both hardware and subscription sales. Revenues dropped substantially primarily as a result of the elimination of hardware sales.

      Negative gross margins decreased by $739,000 from a loss of $1.0 million in fiscal 2003 to a loss of $271,000 in fiscal 2004. Gross margin includes the cost of the location services, which is a fixed cost. Wherify California's revenues in fiscal 2004 were solely from subscriber services. As a result, there was no product costs associated with the gross margin, only fixed costs. Gross margins in fiscal 2004 also were affected by a one-time charge to cost of sales for an inventory allowance for defective product, which Wherify California is disputing with its manufacturer.

      General and administrative expenses decreased by 15% or $728,000 from $4.9 million for the twelve months ended June 30, 2003 to $4.2 million for the twelve months ended June 30, 2004. The reduction of general and administrative expenses is due primarily to a decrease in labor costs of approximately $156,000, a decrease of $135,000 in information technology salaries expenses, a decrease of insurance premiums of 329,000, a decrease in travel expenses of approximately $58,000, a decrease of $140,000 in shipping expenses, offset by an increase of $92,000 in labor costs for finance.

      Selling expenses decreased by 65% or $1.1 million from $1.7 million in fiscal 2003 to $598,000 in fiscal 2004. The decrease in selling expense is due to reduced spending on promoting and marketing Wherify California's first generation product.

      Research and development expenses increased by 20% or $500,000 from $2.5 million in fiscal 2003 to $3.0 million in fiscal 2004. The increase was primarily due to the costs associated with the development of Wherify California's second generation product mid fiscal year 2004 of $951,000, offset by a decrease of $463,000 as a result of a reduction in engineering personnel.

      Three months Ended March 31, 2005 Compared to the Three Months Ended March 31, 2004

      Revenues for the three months ended March 31, 2005 increased slightly to $65,000 from $40,000 for the three months ended March 31, 2004. Revenues increased as returns of Wherify California's first generation product, which had reached the end of its life cycle, subsided, while those products still active continued to generate subscription revenue.

      Gross margin for the three months ended March 31, 2005 increased by $183,000 to $26,000 from a negative $157,000 for the three months ended March 31, 2004. This was due to cost of sales consisting primarily of an inventory reserve adjustment for the period ending March 31, 2004 while normal cost of sales expensing occurred during the period ending March 31, 2005.

      General and administrative expenses increased by $1.8 million to $4.0 million for the three months ended March 31, 2005. This was primarily due to increases in research and development expenses and final payments to subcontract manufacturers totaling $525,000. In addition, Wherify California incurred accounting and legal expenses of $300,000 associated with the merger of Wherify California and Wherify. There were also increased marketing expenses associated with the introduction and production of our second-generation GPS locator product and through an agreement reached with Wherify California's landlord, Wherify California began paying rent in January 2005. Through March 31, 2005 Wherify California paid $345,000 in rent.

      Nine Months Ended March 31, 2005 Compared To The Nine Months Ended March 31, 2004

      Revenues were flat at $127,000 for the nine months ended March 31, 2005 versus the nine months ended March 31, 2004.

      Gross margin for the nine months ended March 31, 2005 increased by $178,000 to a negative $18,000. This was due to cost of sales consisting primarily of an inventory reserve adjustment for the nine months ending March 31, 2004 while normal cost of sales expensing occurred during the nine months ending March 31, 2005.

      General and administrative expenses increased $2.4 million to $7.9 million for the nine months ended March 31, 2005. This was primarily due to increases in research and development expenses as a letter of credit and final payments to subcontract manufacturers for design and production of Wherify California's second-generation product totaling $1.8 million were paid. In addition, accounting, legal and attorney expenses of $318,000 associated with the merger of Wherify and Wherify California were incurred. There were also increased marketing expenses associated with the introduction and production of Wherify California's second generation GPS locator product, and through an agreement reached with Wherify California's landlord, Wherify California began paying rent in January 2005. Through March 31, 2005, Wherify California paid $345,000 in rent.

      Liquidity and Capital Resources

      As of March 31, 2005, Wherify California had cash and cash equivalents of approximately $9.1 million, other current assets of approximately $123,000 and current liabilities of approximately $11.6 million, including $3.9 million in past due rent obligations. Wherify California has financed its operations to date through the issuance of approximately $53 million of preferred stock. There is a "going concern" clause in Wherify California's auditor's report from June 30, 2004.

      Recent Events

      During the period from September 17, 2004 to January 19, 2005 Wherify California sold 1,701,714 shares of Wherify California Series C Preferred Stock to 83 investors for proceeds totaling approximately $15.2 million. In February 2005, the staff of the Securities and Exchange Commission advised Wherify that in their opinion, there was substantial doubt as to the availability of the private placement exemption upon which Wherify California relied for its offering. Wherify California strongly disagreed with the SEC staff's position and believes that the offering was in full compliance with the private offering exemption. Nevertheless, because of the importance of expediting resolution of the issue, Wherify California made a rescission offer on March 10, 2005 to each of the investors who participated in the offering. Under the terms of the rescission offer, Wherify California offered to repurchase all of the shares purchased at the original purchase price together with interest from the date of purchase. As of April 11, 2005, all 83 investors responded. Eight investors elected to accept the rescission offer and 75 investors elected to reject the rescission offer. On April 11, 2005, Wherify California repurchased a total of 221,507 shares from the eight investors accepting the offer for a total purchase price of approximately $2.2 million, including interest.

D.    WHERIFY (FORMERLY KNOWN AS "IQ BIOMETRIX, INC.")

      General

      Wherify (formerly known as "IQ Biometrix Inc.) is a provider of facial composite software to federal, state and local law enforcement agencies in the U.S. and worldwide.

      During the quarter ended September 30, 2004 Wherify derived nearly two thirds of its revenues from sales of its FACES(TM) 4.0 product. In July, 2004, Wherify launched FACES(TM) EDU, a classroom version of its composite image software. FACES(TM) EDU is intended primarily to support middle and high school science subjects and give students hands-on experience in interviewing witnesses and developing electronic composites. FACES(TM) EDU has lower pricing and more limited features than FACES(TM) 4.0. In September 2004, Wherify entered into a contract with Wards Natural Science, a division of VWR International, a worldwide provider of integrated law enforcement and security solutions. The contract launched a joint initiative to develop forensic kits based on FACES(TM) EDU, designed for the education industry. The products will be marketed and sold through Ward's sales channels including an existing client base of more than 1,400,000 teachers. Wherify's revenues to date have been derived from sales of its products mainly in units of 1 to 25 to a diverse customer base. During the quarter ended September 30, 2004, no customer was responsible for more than 6% of Wherify's revenues.

      Wherify has historically marketed and sold its products both directly through its own sales force as well as indirectly through resellers and distributors in the United States. To date, most of Wherify's sales have been in North America; however, Wherify is seeking relationships with international distributors and resellers to sell its products internationally. Wherify is continually reviewing its sales and distribution strategy to seek ways to increase sales of its product and revenues.

      Wherify's cost of revenues currently consists of inventory, product shipping and packaging costs.

      Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and travel expenses. Wherify intends to expand its sales and marketing operations and efforts for its products, both domestically and internationally, in order to increase market awareness and to generate increased sales of its products. Although, Wherify cannot be certain that any increased expenditures will result in higher revenues, it believes that continued investment in sales and marketing is critical to its success and expect these expenses to increase in absolute dollars in the future and as a percentage of revenue.

      General and administrative expense consists primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel.

      Research and development expense consists primarily of salaries and related personnel expense, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing and enhancement of Wherify's products. Wherify expenses its research and development costs as they are incurred.

      Results Of Operations

      Year Ended June 30, 2004 Compared To Year Ended June 30, 2003

      Revenues increased 155% from $106,000 for the twelve months ended June 30, 2003 to $270,000 for the twelve months ended June 30, 2004. Revenues increased primarily because Wherify released its new FACES(TM) version 4.0 in July of 2003 and substantially increased the license fee. Approximately 69% of the increase in revenues for the year ended June 30, 2004 was due to an increase in unit pricing, and the number of licenses sold increased by approximately 15%. 2004 revenues were derived primarily from the sale of FACES(TM) 4.0 while 2003 revenues were from the sale of FACES(TM) version 3.1 and FACES(TM) version LE products. Revenue for both years were from a diverse retail customer base sold mainly in units of 1 to 50. No customer made up more than 2% of gross revenue and 60% of revenue came from new customers.

      Gross profit margin was 76% for the twelve months ended June 30, 2003 compared to 82% for the twelve months ended June 30, 2004. The increased margin was due to an increase in sales price of Wherify's product, with little change in the cost of producing the software and its packaging.

      Selling and marketing expense increased 43% from $260,000 for the twelve months ended June 30, 2003 to $373,000 for the twelve months ended June 30, 2004. The increase in selling and marketing expenses was due to increased personnel, promotion and marketing expenses incurred in conjunction with the release of FACES(TM) 4.0 to try and better penetrate the market. Of these expenses, $329,000 was paid with common stock. The increase was primarily due to increased expenses for sales staff of $55,000, marketing services of $45,000 and accrued commissions of $30,000.

      General and administrative expense increased 127% from approximately $2.9 million for the twelve months ended June 30, 2003 to approximately $6.7 million for the twelve months ended June 30, 2004. The spending was mainly for investor relations of approximately $1.6 million, investment banking fees of $793,900, business consulting fees of $914,000, legal and audit fees of approximately $2.0 million, and payroll of $615,000. The use of these services is related to Wherify's search for additional sources of capital, partnering or acquisition opportunities, patent research and applications and creating the corporate infrastructure needed in a public company. Of these expenses, approximately $4.6 million was paid in the form of shares of Wherify common stock.

      Research and development expense increased 17% from $148,000 for the twelve months ended June 30, 2003 to $172,000 for the twelve months ended June 30, 2004. These expenditures are associated with the development of producing FACES(TM) 4.0 and FACES(TM) EDU. Wherify has not to date incurred any significant costs for development of any future product releases. Of these expenses, $154,000 was paid with Wherify common stock.

      Interest expense increased 373% from $282,000 for the twelve months ended June 30, 2003 to approximately $1.3 million for the twelve months ended June 30, 2004. Of this expense, approximately $1.2 million was non-cash amortization of debt and warrant discounts related to the issuances of Wherify's convertible debentures. The increase in accrued interest was due to additional financings of $700,000 in the first two quarters of 2004, as well as previous financings from fiscal 2003 falling in the last fiscal quarter, with little interest accrual in 2003.

      Nine Months Ended March 31, 2005 Compared To The Nine Months Ended March 31, 2004

      Revenues increased 28% from $210,512 in the nine months ended March 31, 2004 to $268,589 in the nine months ended March 31, 2005. Revenues decreased 24% from $72,158 for the three months ended March 31, 2004 to $55,076 for the three months ended March 31, 2005. Revenue increase year to date is primarily due to the purchase by Wards of $100,000 of our product. Wherify booked this sale in the quarter ended September 30, 2004, and recognized revenues from this sale in the quarter ended December 31, 2004. Sales of our FACES(TM) EDU product represented approximately 26% and 59% of revenues for the three and nine months ended March 31, 2005, respectively. The sale to Wards, of FACES(TM) EDU represented approximately 38% of revenues for the nine months ended March 31, 2005. Sales of FACES(TM) 4.0 represented approximately 69% and 37% of revenues for the three and nine months ended March 31, 2005, respectively.

      Selling expense decreased 20% to $241,726 for the nine months ended March 31, 2005 from $303,613 for the nine months ended March 31, 2004. Of these expenses, $181,000 was paid with shares of the Wherify's common stock. In the three months ended March 31, 2005, selling expense decreased 44% to 68,163 from $122,799 for the three months ended March 31, 2004. The decrease in selling expense in the nine and three months ended March 31, 2005 was primarily due to reduction of one salesperson compared to the same period in the previous fiscal year. Wherify also eliminated one of its marketing consultants at the end of the previous quarter. The combined savings of this reduction in personnel was approximately $52,500 and $22,500 for the nine and three month periods, respectively.

      General and administrative expense decreased 36% to $3,008,401 for the nine months ended March 31, 2005 from $4,644,848 for the nine months ended March 31, 2004. The decrease in spending was primarily due to reduced legal fees of $546,554, business consulting fees of $506,729 and investor relations fees of $646,263. Of these expenses, approximately $1,421,000 was paid in shares of the Wherify's common stock. In the three months ended March 31, 2005, general and administrative expense decreased 38% to $1,466,094 compared to $2,376,315 for the three months ended March 31, 2004. The decrease in general and administrative expenses, was primarily a result of lower professional fees. Although Wherify incurred increased investment banking fees of $442,165, primarily as a result of the convertible debt offering Wherify undertook in January 2005, this was offset by lower legal fees of $304,027, business consulting fees of $249,877, and investor relations fees of $755,219. In the three month period ended March 31, approximately $501,000 of these expenses were paid with shares of Wherify's common stock.

      Research and development expense decreased 88% to $20,117 for the nine months ended March 31, 2005 from $171,918 for the nine months ended March 31, 2004. Research and development expense decreased 73% to $5,917 for the nine months ended March 31, 2005 from $21,750 for the three months ended March 31, 2004. The decrease in research and development costs are primarily due to the fact that Wherify has not yet begun development of its next generation product, as well as a decrease in personnel of one employee.

      Interest expense increased 97% to $2,179,190 for the nine months ended March 31, 2005 from $1,108,009 for the nine months ended March 31, 2004. Interest expense increased 363% to $1,775,356 for the three months ended March 31, 2005 from $383,561 for the three months ended March 31, 2004. For both the nine and three month periods, the increase is attributable to the amortization on beneficial conversion price and warrant discounts related to the financing Wherify completed on January 11, 2005.

      Liquidity And Capital Resources

      As of March 31, 2005, Wherify had cash and cash equivalents of approximately $1,904,000. Net cash used in operations was approximately $1,814,000 for the nine months ended March 31, 2005 as compared with approximately $723,000 for the nine months ended March 31, 2004. The cash used by operations consisted of a net loss of approximately $5,230,000 primarily offset by non-cash expenses of approximately $3,754,000, consisting of option and warrant expenses of approximately $112,000, stock issued for services of approximately $1,566,000, amortization of debt discount of approximately $2,038,000 and depreciation and amortization expense of approximately $38,000. The remaining offset was primarily related to committed stock issued for approximately $246,000 and pay down of accounts payable of approximately $63,000.

      Net cash provided by financing activities was $3,712,000 and $699,700 for the nine months ended March 31, 2005 and 2004, respectively. Both periods included cash received from option and warrant exercises of $107,000 in 2005 and $49,700 in 2004. The balance was made up of cash received from the issuance of short term convertible debentures in 2005 and long term convertible debentures in 2004.

      From its inception, Wherify financed its operations primarily through private sales of common stock and convertible debentures. As of March 31, 2005, Wherify had negative working capital totaling approximately $1,686,000 which consists primarily of approximately $3,155,000 of short term convertible debentures, which is net of debt discounts (for price discounts and warrant issuances) totaling approximately $2,038,333 and is exclusive of accrued interest of approximately $275,000, all offset by current assets of approximately $2,020,000.

      There is a "Going Concern" reservation in Wherify's auditor's opinion for the year ended June 30, 2004. In order to address its liquidity issues, Wherify sold an aggregate of $3,300,000 in convertible debentures on January 11, 2005.

      At March 31, 2005, Wherify had $3,025,348 in outstanding principal and accrued interest pursuant to outstanding convertible debentures. Of this amount $1,075,755 was due and payable upon the earlier of the completion of the merger with Wherify California or March 31, 2005. In February 2005, Wherify filed a registration statement on form SB-2 (the "Resale Registration Statement") to register the resale of the common stock issuable upon conversion of certain outstanding debentures and exercise of certain outstanding warrants. The convertible debentures issued on January 11, 2005 automatically converted into shares of Wherify's common stock at the "Conversion Price" upon the effectiveness of the Resale Registration Statement, which occurred on April 11, 2005. On April 11, 2005, Wherify issued 1,808,054 shares in conversion of a total of $3,616,118 in principal and $60,118 of interest related to these debentures.

      Recent Events

      On April 11, 2005, the SEC declared Wherify's resale registration statement effective. As a result, the convertible debentures issued by Wherify on January 11, 2005 automatically converted into shares of Wherify common stock at the conversion price of $2.00 per share. Wherify, at its option, also converted the accrued interest related to these debentures into shares of its common stock. Thus, on April 11, 2005, Wherify issued 1,808,054 shares of its common stock in conversion of $3,616,118 in principal and $60,118 of interest.

      On April 26, 2005, Wherify issued 234,813 shares of its common stock upon conversion of outstanding principal and interest of $400,000 and $69,631, respectively, under four convertible debentures. The debentures all had a conversion rate of $2.00, and were originally issued in June, September and December 2002, and June 2003.

      On May 7, 2005, Wherify issued 151,787 shares of its common stock upon conversion of outstanding principal and interest of $100,000 and $21,431, respectively, under one convertible debenture. The debenture had a conversion rate of $0.80, and was originally issued in April 2003.

      On May 7, 2005, Wherify issued 165,565 shares of its common stock pursuant to the cashless exercise of outstanding warrants, including 159,965 shares of its common stock to Forte Capital Partners, LLC, whose managing partner is Daniel McKelvey, one of the former members of Wherify's board of directors.

      Critical Accounting Policies

      Intangible Assets

      Wherify's intangible assets consist of a customer list acquired in the JVWEB / Wherify (then known as IQ Biometrix, Inc.) acquisition in March 2002 and purchased software code. Wherify recorded the cost of the software and amortized the cost over the estimated useful life of 3 years. Wherify reviews the value of its intangible assets quarterly and determines its value. At December 31, 2004, Wherify had a net carrying value for its intangible assets of $64,750.

      Revenue Recognition

      Wherify adopted revenue recognition policies to comply fully with the guidance in Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue consists of shipped customer orders and completed services. Wherify has an increasing sale order backlog, however those orders are not considered revenue until the order is shipped and services are rendered.

      Wherify accounts for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, and changes to a product's estimated life cycle could materially impact the amount of earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products.


      Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Changes in United States' interest rates would affect the interest earned on our cash and cash equivalents. Based on our overall interest rate exposure at March 31, 2005, a near-term change in interest rates, based on historical movements, would not materially affect the fair value of interest rate sensitive instruments.

      Off-Balance Sheet Arrangements

We do no have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our investors.

      Recent Accounting Pronouncements

      In December 2004, FASB issued SFAS No. 123R, Share Based Payments. The statement requires public companies to measure the cost of employee services in exchange for an award of equity instruments to be based on the grant-date fair value of the award as determined by using an option-pricing model. This statement eliminates the alternative to use APB No. 25's intrinsic value method of accounting that was provided in Statement No. 123 as originally issued. Under Opinion No. 25, issuing stock options to employees generally resulted in recognition of no compensation cost. This Statement requires entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards. The statement also clarifies and expands Statement No. 123's guidance in several areas, including measuring fair value, classifying an award as equity or as a liability, and attributing compensation cost to reporting periods. The Statement is effective as of the beginning of the first interim or annual reporting period that begins after June 15, 2005 for entities that do not file as a small business issuer. For entities that do file as a small business issuer, the effective date is of the beginning of the first interim or annual reporting period that begins after December 15, 2005. We are currently reviewing the impact on our financial statements of implementing this statement.


                                   MANAGEMENT

      The following table sets forth the names, ages and positions of our directors and executive officers:

Name                     Age   Position
----                     ---   --------
William B.G. Scigliano    45   Chairman and President of Governmental Services
Timothy Neher             39   Director and Chief Executive Officer
Wade Fenn                 45   Director
John Micek III            52   Director
Reginald Brown            47   Director
Gerald Parrick            56   President
John Davis                49   Chief Financial Officer and Secretary


Each Director will hold office until the next annual meeting of stockholders and until his successor has been elected and qualified.

      WILLIAM B.G. SCIGLIANO has served as a Director of the Company since November 2002 and served as Chief Executive Officer of the Company from September 2002 until July 2005. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

      TIMOTHY J. NEHER, the current Chief Executive Officer of Wherify, founded Wherify California in 1998 after more than a decade of experience developing and marketing new consumer products. He served as Chief Executive Officer of Wherify California from 1998 to July 2005 and has served as Chief Executive Officer and a Director of the Company since July 2005. Mr. Neher is responsible for leading Wherify's vision, executive team and overall company growth and strategy. Prior to launching Wherify California, Mr. Neher served as the Vice President of Marketing and Sales for CTH Consumer Plastic, Inc. where he worked from 1992 to 1998. From 1988 to 1992, Mr. Neher was Vice President of Operations for Windy City Product Development.


      WADE R. FENN has served as a Director of the Company since July 2005. He has over two decades of retail electronics experience. From 1980-2002, he worked at Best Buy Co., Inc. in a number of positions, most recently as President of Entertainment and Strategic Business Development. Prior to serving as President of Entertainment and Strategic Business Development, Mr. Fenn held the position of Executive Vice President--Marketing, where he was responsible for all marketing, merchandising, advertising, and inventory teams. After receiving his degree in economics and history from Williams College in 1980, Mr. Fenn joined Best Buy as a sales person and served in various operating roles, including Senior Vice President Retail, Vice President Sales, district manager and store manager. Mr. Fenn currently is the President of Navvo, a start-up company, which is developing several voice applications for the consumer market. Mr. Fenn is also the managing partner of Retail Matters, a consulting company.

      JOHN MICEK III has served as a Director of the Company since July 2005. He is Managing Director of Silicon Prairie Partners, LP, a Palo Alto, California-based family-owned venture fund. Before founding Silicon Prairie Partners, Mr. Micek was President of JAL, Inc., a family-owned group of insurance-related companies in Omaha, Nebraska, which markets and services financial products nationwide to financial institutions and credit unions. Mr. Micek is a member of the Boards of several technology-based companies including UTEK (a university technology transfer company) and Enova Systems (enabling technology for fuel cell and distributed power management). He is a cum laude graduate of Santa Clara University, and the University of San Francisco School of Law, where he was Senior Articles Editor of the Law Review. He is a practicing California attorney specializing in financial services.

      REGINALD BROWN has served as a Director of the Company since July 2005. He has over twenty-three years of business and financial experience, most recently with Microsoft Corporation where he was responsible for Microsoft's Senior Leadership Group Business Education. Prior to eight years at Microsoft, he was a Vice President of Finance, Publishing Group at A.H. Belo Corporation from 1990 to 1996. Mr. Brown held various positions with Albimar Communications, Inter Urban Group, General Electric Capital Corporation, and Peat Marwick and Main from 1979 to 1990. He holds a BS, cum laude, from the University of San Francisco and MBA from Stanford University.

      GERALD PARRICK has served as President and acting Vice President of Sales and Marketing of the Company since July 2005. Prior to joining the Company, Mr. Parrick was President of Wherify California from November 29, 2004 to July 2005. Mr. Parrick has more than two decades of experience in the networking and communications industry, most recently as founder, Chairman and CEO of Yipes Communications, Inc. from 1999 to August 2002, and Chairman and Chief Executive Officer of Diamond Lane Communications, Inc. from 1997 to 1999. Yipes Communications, Inc. filed for bankruptcy protection in March 2002. Mr. Parrick holds a BA from California State University Northridge and a Masters in Management Science from Stanford University.

      JOHN DAVIS, has served as Chief Financial Officer of the Company since July 2005. Prior to joining the Company, Mr. Davis was the Chief Financial Officer of Wherify California from July 27 2004 to July 2005. Mr. Davis is a certified public accountant, and served as Chief Operating Officer and Chief Financial Officer for Connectcom Solutions from 1998 to 2003. From 1997 to 1998, he served as Vice President and Corporate Controller for Southwall Technologies. From 1995 to 1997, he served as Vice President and Corporate Controller for Ecosys. He holds a BS (Accounting) degree from CUNY Baruch School of Business and an MBA from San Jose State University.

Board of Directors

      Our board of directors currently consists of the following five members:
William B. G. Scigliano (Chairman), Wade Fenn, John Micek III, Reginald Brown, and Timothy Neher. Messrs. Fenn and Brown are independent directors as defined by the applicable rules of Nasdaq. There are no family relationships among any of our current directors and executive officers.

      The number of authorized members of our board of directors is determined by resolution of our board of directors. In accordance with the terms of our amended certificate of incorporation, the number of our board of directors is currently set at five members.

      Our amended and restated bylaws provide that the authorized number of directors may be changed only by resolution of our board of directors. Our board of directors has designated an audit committee and may establish other committees as it deems necessary or appropriate.

Audit Committee

      Our audit committee consists of Messrs. Reginald Brown (Chairman), Wade Fenn and John Micek III. Messrs. Brown, Fenn and Micek are independent directors as defined by applicable SEC rules and the listing standards of the American Stock Exchange and meet the financial literacy requirements of applicable SEC and American Stock Exchange rules. Both our independent auditors and our internal financial personnel will regularly meet privately with and will have unrestricted access to our audit committee. Our audit committee operates pursuant to a written charter that satisfies applicable SEC and American Stock Exchange rules. Our audit committee charter is available on our website.

      Our audit committee oversees our corporate accounting and financial reporting processes. The functions and responsibilities of our audit committee are to, among other things:

      o evaluate our independent auditors' qualifications, independence and performance;

      o     determine the engagement of our independent auditors;

      o approve the retention of our independent auditors to perform any proposed, permissible non-audit services;

      o monitor the rotation of partners of the independent auditors on our engagement team as required;

      o     review our financial statements;

      o     review our critical accounting policies and estimates; and

      o discuss with our management and our independent auditors the results of our annual audit and the review of our quarterly financial statements.

Code of Business Conduct and Ethics

      We have adopted a code of business conduct and ethics that applies to our officers, directors and employees. Our code of business conduct and ethics, as applied to our Chief Executive Officer, senior executive officers, principal accounting officer, controller and other senior financial officers complies with the requirements of Section 406 of the Sarbanes-Oxley Act. Our code of business conduct and ethics is available on our website at www.wherifywireless.com. In addition, a copy of the code of business conduct and ethics will be provided without charge upon request to us. We intend to timely disclose any amendments to or waivers of certain provisions of our code of business conduct and ethics on our website within 5 business days of such amendment or waiver or as otherwise required by the SEC.

Director Compensation

      We annually pay each of our non-employee directors $5,000 and grant each of them an option to purchase 4,500 shares of our common stock. 50% of each of the options granted to our non-employee directors are vested at the time of the grant, and the remaining portions vest in equal monthly installments over the following 12 months. In addition, we reimburse our directors for their reasonable out-of-pocket expenses incurred in connection with attending meetings of our board of directors or our committees.

Compensation Committee

      The members of the Compensation Committee are Messrs. Micek(Chairman) Brown, and Fenn. The Board has determined that each of the members of the committee is independent within the meaning of applicable American Stock Exchange rules. The Compensation Committee has only recently been formed and as a result, it did not meet during fiscal year 2005. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of the Company, including the chief executive officer, administers the Company's stock option plan, and establishes and reviews general policies relating to the compensation and benefits of the Company's employees and performs such other functions regarding compensations as the Board may delegate.

Compensation Committee Interlocks and Insider Participation

      We are not aware of any interlocks or insider participation required to be disclosed under applicable rules of the Securities and Exchange Commission.

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Executive Compensation

      The following Summary Compensation Tables shows certain compensation information for each of the Company's chief executive officer and the four other highest paid executive officers (the "Named Executive Officers"). Compensation data is shown for the fiscal years ended June 30, 2005, 2004 and 2003. This information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                           Summary Compensation Table

                                                                                                      Long-Term
                                                    Annual Compensation                          Compensation Awards
                                       ------------------------------------------------   ---------------------------------
                                                                 Other       Restricted                         All Other
                              Fiscal                             Annual        Stock      Options/    LTIP     Compensation
Name and Principal Position    Year    Salary (a)    Bonus    Compensation     Awards       SARs     Payouts       (b)
---------------------------   ------   ----------   -------   ------------   ----------   --------   -------   ------------
Timothy Neher (b)               2005     $200,000        --             --           --         --        --             --

William Scigliano (c)           2005     $172,700   $30,000             --           --         --        --             --
                                2004     $133,967        --             --           --     50,000        --             --
                                2003     $130,000        --             --           --    200,000        --             --

John Davis(d)                   2005     $161,538        --             --           --    336,147(g)     --             --

Gerald Parrick(e)               2005     $117,404        --             --           --    480,210(g)     --             --

Michael Walsh(f)                2005     $111,667        --             --       10,416         --        --             --

(a) Amounts shown include cash compensation earned with respect to the year shown above.

(b) Mr. Neher began serving as Chief Executive Officer of the Company on July 25, 2005.

(c) Mr. Scigliano served as Chief Executive Officer of the Company from August 1, 2003 until July 25, 2005. He currently serves as President of the Governmental Affairs division for the Company.

(d) Mr. Davis began serving as Chief Financial Officer of the Company on July 25, 2005.

(e)   Mr. Parrick began serving as President of the Company on July 25, 2005.

(f) Mr. Walsh served as CFO of Wherify until July 21, 2005 when the merger became effective and began serving as Corporate Controller of the Company on July 25, 2005. He resigned from the Company on September 1, 2005.

(g) These options were granted by Wherify California pre-merger. In accordance with the merger agreement, we have assumed these options at a ratio of
      4.8021 shares of Wherify per share of Wherify California.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

      The table below set forth information pertaining to stock options granted to the Named Executive Officers during the fiscal year ended June 30, 2005. No SARs of any kind were granted.

                                                                         Potential Realizable Value
                   Number      % of Total                                  at Assumed Annual Rates
                 of Shares      Options                                  of Stock Price Appreciation
                 Underlying    Granted to      Exercise                      For Option Term (1)
                  Options     Employees in      Price      Expiration   ----------------------------
Name              Granted     Fiscal Year     Per Share       Date           5%             10%
--------------   ----------   ------------    ----------   ----------   ------------   -------------
John Davis          336,147             33%        $0.32    7/27/14       $1,607,976      $1,864,406
Gerald Parrick      480,210             46%        $0.32    11/29/14      $2,297,109      $2,663,437

(1) Pursuant to the rules of the Securities and Exchange Commission, the dollar amounts set forth in these columns are the result of calculations based on the set rates of 5% and 10%, and therefore are not intended to forecast possible future appreciation, if any, of the price of the Common Stock

                  OPTION EXERCISES/VALUE OF UNEXERCISED OPTIONS

      During the fiscal year ended June 30, 2005, no stock options were exercised by any Named Executive Officers. As of July 31, 2005, Wherify had not granted any SARs of any kind. The table below sets forth information pertaining to the value of unexercised stock options held by the Named Executive Officers as of June 30, 2005.

                       AGGREGATED OPTION EXERCISES IN LAST
                  FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

                                                  Number of Shares Underlying      Value of Unexercised
                                                      Unexercised Options         In-the-Money Options at
                       Shares                        at Fiscal Year-End (#)       Fiscal Year-End ($) (1)
                    Acquired on       Value       ---------------------------   ---------------------------
Name                Exercise (#)   Realized ($)   Exercisable   Unexercisable   Exercisable   Unexercisable
-----------------   ------------   ------------   -----------   -------------   -----------   -------------
Timothy Neher                 --             --       974,605         568,674    $4,288,262      $2,502,165
Gerald Parrick                --             --        70,029         410,180      $308,128      $1,804,792
John Davis                    --             --        77,035         259,111      $338,954      $1,140,088
William Scigliano             --             --       250,000              --    $1,100,000              --

(1) Based on the June 30, 2005 closing price of Wherify common stock of $4.40 per share.

Equity Incentive Plans

      At the end of our 2004 fiscal year, we had three equity compensation plans for our employees, directors and consultants pursuant to which options, rights or shares could have been granted or issued. These plans, which have expired in accordance with their terms, were the 2004 Consultant Compensation Plan, 2000 Non-Qualified Stock Option Plan and the IQ Biometrix California, Inc. 2001 Stock Plan. On January 28, 2005 the board of directors adopted the 2005 Consultant Compensation Plan and reserved 250,000 shares of common stock for issuance thereunder. On July 19, 2005 in connection with the merger, the stockholders of Wherify approved the 2004 Stock Plan and reserved 2,000,000 shares of common stock for issuance thereunder.

      In connection with the merger, we assumed stock options issued under the Wherify Wireless 1999 Stock Option Plan. We have not adopted this plan, and Wherify California does not plan to issue any shares under this plan.

      The following table provides information as of June 30, 2005 with respect to our compensation plans (including individual compensation arrangements), under which securities are authorized for issuance aggregated as to (i) compensation plans previously approved by stockholders, and (ii) compensation plans not previously approved by stockholders

                      EQUITY COMPENSATION PLAN INFORMATION

                                                                                    NUMBER OF SECURITIES
                                                                                     REMAINING AVAILABLE
                                                                                     FOR FUTURE ISSUANCE
                                NUMBER OF SECURITIES                                    UNDER EQUITY
                                 TO BE ISSUED UPON          WEIGHTED-AVERAGE         COMPENSATION PLANS
                                    EXERCISE OF            EXERCISE PRICE OF        (EXCLUDING SECURITIES
                                OUTSTANDING OPTIONS,      OUTSTANDING OPTIONS,          REFLECTED IN
                                WARRANTS AND RIGHTS       WARRANTS AND RIGHTS            COLUMN (A))
PLAN CATEGORY                           (A)                       (B)                        (C)
-----------------------------   --------------------      --------------------      ---------------------

Equity compensation plans                  3,653,600                     $0.37
approved by security holders

Equity compensation plans not                705,353(1)                  $3.33(1)                 185,455(2)
approved by security holders

TOTAL                                      1,424,459(1)                  $0.85(1)                 185,455(2)

(1) Of these options, warrant and rights, 5,357 were assumed by Wherify in connection with our merger with Wherify California. The weighted-average exercise price of the assumed options, warrant and rights was $7.00.

(2) Of these securities, 185,455 were available for issuance as of June 30, 2005 pursuant to the 2005 Consultant Compensation Plan.

             EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL AGREEMENTS

Employment Agreement with William Scigliano


      Effective January 1, 2004, we entered into an employment agreement with Mr. Scigliano. Under the agreement, Mr. Scigliano agreed to serve as our President and Chief Executive Officer at an annual salary of $142,700. In addition, we granted Mr. Scigliano an option to purchase 50,000 shares of our common stock at an exercise price of $6.00 per share. In addition to the compensation described above, we also agreed to award Mr. Scigliano additional cash bonuses in the event we achieved certain milestones as described in the agreement ("Milestone Bonuses"). Mr. Scigliano also receives a housing allowance of $1,500 per month and an automobile allowance of $1,000 per month. Mr. Scigliano is also entitled to participate in any and all employee benefit plans hereafter established for IQB employees and is entitled to standard expense reimbursements.

      On March 2, 2004, IQB and Mr. Scigliano amended his employment agreement, effective upon the closing of the merger. Under Mr. Scigliano's amended employment agreement, we agreed to establish, as soon as practicable after the closing of the merger, a public sector business unit for which Mr. Scigliano will be responsible.

      In addition, as long as Mr. Scigliano is employed by us, our board of directors agrees to nominate him to serve as a member of the board of directors and so long as Mr. Scigliano continues to be elected to our board of directors, the board of directors agrees to elect him as chairman of the board.

      Mr. Scigliano is entitled to the following severance benefits:

      o If Mr. Scigliano's employment is terminated as a result of his death or disability, his estate is entitled to receive his monthly salary plus 1/12th of any bonus to which Mr. Scigliano is entitled for a period equal to the greater of one (1) year following such termination or the remainder of the term of the agreement.

      o If Mr. Scigliano's employment is terminated for Cause (as defined in the agreement), Mr. Scigliano is entitled to receive his salary and any bonus payable through the date of his termination.

      o If Mr. Scigliano's employment is terminated without Cause, or if Mr. Scigliano terminates his employment for Good Reason (as defined in the agreement) Mr. Scigliano is entitled to receive: (a) all salary and other benefits to which he would be entitled for the remainder of the term of the agreement; plus (b) a lump sum payment at the effective date of termination of an amount equal to all Milestone Bonuses payable under the agreement. Additionally, all stock options granted to Mr. Scigliano, which are unvested as of the termination date, shall fully vest and shall be exercisable for a period of one year after the date of termination.

      o If Mr. Scigliano's employment is terminated without Cause or if Mr. Scigliano terminates his employment for Good Reason within six months following a Change in Control (as defined in the agreement, which would include the Merger), Mr. Scigliano is entitled to receive: (a) his base salary and other benefits through and including the date of such termination; and (b) an amount equal to
            (i) three times his base salary at the annual base salary then currently in effect and (ii) three times the total amount of all Milestone Bonuses payable under the agreement. Additionally, all stock options to purchase IQB stock granted to Mr. Scigliano, which are unvested as of such termination, shall automatically vest and shall be exercisable for a period of one year.

      On May 19, 2005, Mr. Scigliano and the Company entered into a second amendment to his employment agreement that provided that Mr. Scigliano's employment agreement terminates on the second anniversary date of the closing of the merger, unless automatically extended for an additional 24 month period or otherwise terminated as provided in the agreement; provided, however, that if the merger has not been consummated by December 31, 2005, the initial expiration date would be December 31, 2007.


Employment Agreement with Timothy Neher

      In November 2002, Wherify California entered into an employment agreement with Timothy Neher pursuant to which Mr. Neher agreed to serve as the President and Chief Executive Officer of Wherify California until November 2007 at an annual base salary of $200,000 (as adjusted pursuant to the agreement). In addition, in November 2002, Wherify California granted Mr. Neher an option to purchase 1,200,525 shares of its common stock at an exercise price of $0.34 per share. In addition to the compensation described above, Wherify California also agreed to award Mr. Neher additional cash bonuses, in the event Wherify California achieved certain milestones as described in the employment agreement. Mr. Neher is also entitled to participate in any and all employee benefit plan hereafter established for Wherify California employees and is entitled to an automobile allowance of $2,000 per month. Wherify has agreed to assume this agreement from Wherify California.

      Under the terms of the employment agreement, Mr. Neher is entitled to the following severance benefits:

      o If Mr. Neher's employment is terminated other than for "Cause" (as defined in the agreement), or if he resigns as a result of a "Constructive Termination" then Mr. Neher is entitled, in exchange for a release of all claims, a lump sum severance payment equal to 12 months base salary, as then determined, plus 50% of his prior year's bonus, if any. Additionally, Mr. Neher will receive accelerated vesting with respect to 240,105 shares purchasable upon exercise of the option granted to him by Wherify California.

Employment Agreement with Gerald Parrick

      In December 2004, Wherify California entered into an employment agreement with Mr. Parrick. Under this agreement, Mr. Parrick agreed to serve as President and acting VP of Sales and Marketing of Wherify California, at an annual salary of $185,000. In addition, in December 2004, Wherify California granted Mr. Parrick an option to purchase 480,210 shares, at an exercise price of $0.31 per share. One sixteenth of the shares vest after 3 months of employment, and the remainder vest at 1/48th per month over the following four-year period. Under the employment agreement, Mr. Parrick is entitled to a lump sum severance payment equal to four months base salary in the event he is terminated other than for cause, or if he terminates his employment as a result of a constructive termination (as defined in the agreement).

Limitation of Liability and Indemnification of Officers and Directors; Insurance

      Wherify's certificate of incorporation provides that, to the fullest extent authorized by the Delaware General Corporation Law (the "Delaware Law"), Wherify shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of Wherify, or is or was serving at the request of Wherify as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

      Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Wherify's certificate of incorporation also provides that expenses incurred by a person in his capacity as director of Wherify in defending a Proceeding may be paid by Wherify in advance of the final disposition of such Proceeding as authorized by the Board of Directors of Wherify in advance of the final disposition of such Proceeding as authorized by the Board of Directors of Wherify upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by Wherify pursuant to the Delaware Law. Under Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

      Wherify's certificate of incorporation provides that a director of Wherify shall not be personally liable to Wherify of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to Wherify or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions of our amended certificate of incorporation and our bylaws, as amended, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

      We are a party to litigation in the Superior Court for the County of Fresno, State of California. In connection with this litigation, we may be required to indemnify those former employee's and directors that are defendants in that suit. At present, we are not aware of any other pending or threatened litigation or proceeding involving an officer, director, employee or agent in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification

      Wherify has procured directors' and officers' liability insurance which insures against liabilities that directors and officers of Wherify may incur in such capacities.

                              CERTAIN TRANSACTIONS

      In April 2003, Wherify issued to Forte Capital Partners LLC $300,000 in 10% secured convertible debentures and warrants to purchase 300,000 shares of Wherify common stock at an exercise price of $.80 per share. Within 30 days of maturity (or, in the event of prepayment in full prior to maturity, within 30 days of such prepayment date) the holder may elect to convert the note into shares of Wherify common stock at a conversion price of $0.80 per share. In addition, if Wherify pays, on or before the maturity date, at least 75% of the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of additional shares of Wherify common stock equal to the quotient of 25% of the principal amount under the note divided by $0.80 at a purchase price of $0.80 per share. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC. Mr. McKelvey was appointed to the Wherify board of directors in March 2004 and ceased being a Director upon consummation of the Merger on July 21, 2005.

      Wherify entered into a consulting agreement (the "Repko Consulting Agreement") with M. Riley Repko, the former Chairman of Wherify's board of directors. The Repko Consulting Agreement terminated on September 17, 2003. As compensation for services provided under the Repko Consulting Agreement prior to termination, Wherify paid Mr. Repko $4,761.92 in cash and issued Mr. Repko 3,696 shares of Wherify common stock.

      As part of the merger with JVWeb, Wherify assumed an existing advisory agreement (the "McAfee Advisory Agreement") between IQ Biometrix California, Inc. and Eric A. McAfee, a former director of Wherify. The McAfee Advisory Agreement had a term of two years and was to expire in accordance with its term at the end of April 2004, subject to earlier termination upon the occurrence of certain events. Under the McAfee Advisory Agreement Mr. McAfee was to receive $9,600 per month. Mr. McAfee was also entitled to participate in any and all employee benefit plans established for the employees of Wherify and to receive an expense reimbursement for office rent of $2,800 per month. The McAfee Advisory Agreement did not contain any covenant not to compete. The McAfee Advisory Agreement was terminated as of March 31, 2003. Mr. McAfee received a total of $48,000 under the agreement in advisory fees and $30,800 in expense reimbursements prior to termination. On November 11, 2003, Wherify entered into a settlement agreement with Mr. McAfee in connection with the termination of the McAfee Advisory Agreement. Under the settlement agreement, Wherify paid Mr. McAfee $24,000 on November 15, 2003, and agreed to pay Mr. McAfee an additional $50,000 at such time as Wherify raised financing in an aggregate amount of $2,000,000. In addition, Wherify released Mr. McAfee from his agreement to deliver 175,000 shares held by Mr. McAfee to Wherify in connection with the MVION Note described below.

      In connection with a financing transaction with Special Equity IV, L.P. ("SEIVLP"), Wherify acquired from SEIVLP a Secured Convertible Promissory Note having a face amount of a $2.2 million dollars (the "MVION Note") due from MVION, Inc., a technology company also known as KachinaGuide. Eric A. McAfee, a former Director of Wherify, is the sole director and officer of MVION. Daniel McKelvey, a selling stockholder, is a managing member of Forte Capital Partners LLC, the general partner of SEIVLP. The KachinaGuide, was a real-time interactive tool used to conduct highly refined searches across heterogeneous data sources. MVION's business failed, and the MVION Note was in default when Wherify acquired the MVION Note. The MVION Note is secured by a lien on MVION's assets, which in the event MVION defaulted on the Note would entitle the holder thereof to acquire all of the assets, including the intellectual property assets of MVION. When Wherify acquired the Note from SEIVLP, management believed that MVION's assets, particularly its intellectual property assets, were worth the approximately $178,000 value of the stock and warrants issued to SEIVLP. In addition, Eric McAfee agreed that if the intellectual property assets of MVION were later determined to be worth less than the value of the stock and warrants issued to SEIVLP, he would return a number of shares of Wherify's common stock held by him, up to 175,000 shares, to Wherify. At the time Wherify entered into the transaction, very little due diligence was performed on the value of the note or the technology securing the note based upon Mr. McAfee's personal assertions of the value of the Mvion technology and his pledge of stock. As stated above, Wherify later released Mr. McAfee from his obligation to return shares to Wherify in connection with a settlement agreement entered into with Mr. McAfee in November 2003 in connection with the termination of the McAfee Advisory Agreement. Wherify has subsequently determined that the cost of perfecting any patent work and subsequent incorporation of the intellectual property of MVION into the FACES software was too costly and, therefore, has not foreclosed on the Note. However, Wherify has recently begun exploring the possibility of exercising its rights as a secured creditor with respect to the MVION assets securing the MVION Note. However, Wherify can give no assurances as to its ability to collect on MVION Note, its efforts to exercise its rights with respect to the MVION Note, or the benefit of the assets securing such note in the event that Wherify eventually acquires ownership of them.

      In August 2003, Wherify entered into a consulting agreement with Daniel McKelvey. Under the agreement Mr. McKelvey (i) provided general management and counseling in the areas of financial management and business planning, (ii) advised and assisted in identifying, evaluating, negotiating and securing sources of funding, merger or acquisition prospects or other opportunities and
(iii) performed such other services as requested by the chief executive officer and/or board of directors. Under Section 2 of the consulting agreement, Mr. McKelvey received $10,000 per month in cash or shares of Wherify common stock and a warrant for 50,000 shares of common stock with a purchase price of $2.00 per share. Twenty-five percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2003 and is exercisable any time before midnight July 31, 2008 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. In addition, the agreement provided that in the event Wherify raised additional financing and Mr. McKelvey provided the only investment banking services with respect to the financing, Mr. McKelvey would be entitled to cash compensation equal to 6% of the funds raised and a warrant for Wherify common stock equal to 10% of the funds raised. If investment-banking services from other sources were used as well, the agreement provided that Mr. McKelvey would be entitled to a cash payment of $100,000. Mr. McKelvey is entitled to a cash payment for a success fee of $250,000 upon the completion of the merger with Wherify. As of August 15, $25,000 was paid in cash and the Company agreed to issue Mr. McKelvey 50,000 shares of stock under the 2005 Consultant Compensation Plan, pending board approval. In August 2004, Wherify and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement for an additional 6 months, through January 31, 2005 on the same terms and conditions as the original consulting agreement except that Section 1 of the Addendum provides that Wherify will issue Mr. McKelvey a warrant to purchase 25,000 shares with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004 and is exercisable any time before midnight July 31, 2009 in cash or pursuant to a cashless exercise provision. As of the date of this prospectus, this warrant is fully vested. Upon completion of the financing completed in January 2005, Wherify paid Mr. McKelvey $100,000.

      In May and June 2004, Wherify issued a $50,000 short-term note to Greg J. Micek, a former member of Wherify's board of directors, and a $50,000 short term note to Forte Capital Partners, LLC. Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner of Forte Capital Partners, LLC. The notes bore interest at the annual rate of 6% and were due July 31, 2004. In July 2004, Mr. Micek assigned his note to a third party. In July 2004, Wherify issued a secured convertible promissory note in the principal amount of $180,000 to Forte Capital Partners LLC, which included $50,000 in principal from the note issued in June 2004. The debenture was due on December 31, 2004. This note bore interest at the annual rate of 10% and the principal and accrued interest thereon was convertible into the securities issued in the next round of financing of $1,500,000 or more. In connection with the issuance of this note Wherify issued to Forte Capital Partners LLC warrants to purchase 90,000 Wherify common shares. The warrant has a 5 year term with an exercise price of $2.00 per shares. As part of Wherify's January 11, 2005, financing, Wherify issued to Forte Capital Partners LLC a convertible debenture in the principal amount of $187,777 in consideration for cancellation of all outstanding principal and accrued interest under this note. In connection with this financing, Wherify issued to Forte Capital a warrant to purchase 46,944 shares of Wherify common stock at an exercise price of $2.70 per share. In addition, Forte Capital invested an additional $25,000 in Wherify's January 11, 2005 financing and received a convertible debenture in the principal amount of $25,000 and warrants to purchase 6,250 shares of Wherify common stock at $2.70 per share.

      On January 11, 2005, Wherify issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. Forte Capital Partners, LLC, of which Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner, purchased $25,000 of the convertible debentures. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of Wherify common stock at a conversion price of $2.00 per share. The debentures automatically convert into shares of Wherify's common stock at the conversion price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, Wherify issued warrants to purchase an aggregate of 825,000 shares of its common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells any common stock or rights to acquire common stock at a purchase price less than the conversion price of the debentures or the exercise price of the warrants.

      On January 12, 2005, Wherify issued bonuses to Greg Micek, a former member of its board of directors and to Mike Walsh, its former Chief Financial Officer. Mr. Micek received a cash payment of $50,000 and 10,416 restricted shares of Wherify common stock and Mr. Walsh received 20,833 restricted shares of Wherify common stock.

      On January 24, 2005, Wherify extended the due date on the convertible debenture issued to Forte Capital Partners, LLC, from March 31, 2005 to June 30, 2005. The face value of the debenture was $300,000. Daniel McKelvey, a former member of Wherify's board of directors, is a managing partner of Forte Capital Partners, LLC. This debenture and its accrued interest were converted in May 2005 into 454,547 shares of Wherify common stock.

      In July 2005, Wherify paid cash bonuses to William Scigliano for reaching bonus milestones in his employment agreement for financing, completion of the merger and relocation of the company totaling $75,000. He also received a bonus of $20,000 cash and 30,000 restricted shares as an added bonus for completion of the merger.

      In July of 1999, Wherify California loaned Timothy Neher $100,000. Pursuant to the terms of the promissory note, on July 18, 2009, the maturity date of the note, Mr. Neher is required to repay the entire principal sum of $100,000 plus simple interest on the unpaid principal balance from issuance date at the annual rate of 3.0%.

      In April of 2000, Wherify California loaned Timothy Neher $26,170. Pursuant to the terms of the promissory note, on April 10, 2009, the maturity date of the note, Mr. Neher is required to pay the entire principal sum of $26,170 plus simple interest on the unpaid principal balance from issuance date at the annual rate of 3.0%.

Conflict of Interest Policy

      We believe that all transactions with affiliates described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our policy is to require that a majority of the independent and disinterested non-employee directors on the Board approve all transactions between Wherify and its officers, directors, principal stockholders and their affiliates. Such transactions will continue to be on terms no less favorable to us than we could obtain from unaffiliated third parties.

      All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board, including a majority of the independent and disinterested non-employee directors, or, if required by law, a majority of disinterested stockholders and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following tables set forth information as of August 16, 2005 regarding the beneficial ownership of common stock by (i) each stockholder who is known by Wherify to own beneficially in excess of 5% of Wherify's outstanding common stock; (ii) each director; (iii) by the Company's Chief Executive Officer and the four other highest paid executive officers (the "Named Executive Officers"); and (iv) the executive officers and directors as a group. Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to their shares of common stock.

The percentage of beneficial ownership is based upon 52,434,101 shares of common stock outstanding, as of August 16, 2005. Unless otherwise indicated, the address of the following stockholders is c/o Wherify Wireless, Inc. 2000 Bridge Parkway, Suite 201, Redwood Shores, California, 94065.

Security Ownership of Certain Beneficial Owners(a)

                                                                          % of Outstanding Common
Name and Address of Beneficial Owner   Number of Shares of Common Stock          Stock(b)
------------------------------------   --------------------------------   -----------------------
Doug Hajjar                                                   2,788,800                       5.3%
Harvey Miller                                                 2,959,992                       5.6%
Timothy Neher(c)                                              9,608,185                      17.9%

* Less than one percent

      (a) Security ownership information for beneficial owners is taken from statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(g) and 16(a) and information made known to the Company.

      (b) Based on 52,434,101 shares of Common Stock outstanding on August 16, 2005.

      (c) Includes 990,361 shares issuable pursuant to stock options that are/or will become exercisable within 60 days of August 16, 2005.


Security Ownership of Directors and Executive Officers

                                                                     Beneficial         Percent of
Title of Class   Name of Beneficial Owner                          Ownership (aa)       Class(bb)
--------------   -----------------------------------------------   --------------       ----------
Common           Reginald Brown                                                 0                *
Common           John Davis                                                98,040(cc)            *
Common           Wade Fenn                                                 92,001(dd)            *
Common           John Micek III                                            12,500(ee)            *
Common           Timothy Neher                                          9,608,185(ff)         17.9%
Common           Gerald Parrick                                           110,031(gg)            *
Common           William Scigliano                                                               *
                                                                          250,000(hh)
                                                                   --------------       ----------

                 All Directors and Executive Officers as a Group       10,171,170             18.8%

*     Does not exceed 1% of the referenced class of securities.

      (aa)  Ownership is direct unless indicated otherwise.

      (bb) Calculation based on 52,434,101 shares of Common Stock outstanding as of August 16, 2005.

      (cc) Includes 19,976 shares issuable pursuant to stock options that are/or will become exercisable within 60 days of August 16, 2005.

      (dd) Includes 72,000 shares issuable pursuant to stock options that are/or will become exercisable within 60 days of August 16, 2005.

      (ee) Includes 12,500 shares issuable pursuant to stock options that and/or will become exercisable within 60 days of August 16, 2005.

      (ff) Includes 990,361 shares issuable pursuant to stock options that are/or will become exercisable within 60 days of August 16, 2005.

      (gg) Includes 110,031 shares issuable pursuant to stock options that are/or will become exercisable within 60 days of August 16, 2005.

      (hh) Includes 250,000 shares issuable pursuant to stock options that are exercisable within 60 days of August 16, 2005.


                          DESCRIPTION OF CAPITAL STOCK

      The following description of our securities and their related rights is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, copies of which are filed as exhibits to the Registration Statement filed on Form SB-2, filed with the Securities and Exchange Commission on September __ 2005, and by the provisions of applicable Delaware law.

Capital Stock

      Wherify's authorized capital stock consists of 100,000,000 shares of common stock, $.01 par value per share and 10,000,000 shares of undesignated preferred stock, $.01 par value per share.

Common Stock

      The authorized common stock of Wherify consists of 100,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of shares being registered pursuant to this registration statement, approximately 52,434,101 shares of common stock will be issued and outstanding. All of the shares of common stock are validly issued, fully paid and non-assessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the board of directors out of funds of Wherify legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of Wherify, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of Wherify, including the liquidation preference of all classes of preferred stock of Wherify, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of Wherify, if any. Each share of common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have a cumulative voting right, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

Preferred Stock

      Wherify's certificate of incorporation authorizes the issuance of up to 10,000,000 shares of Wherify's $0.01 par value preferred stock. As of the date of this prospectus, no shares of preferred stock were outstanding. The preferred stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the board of directors, from time to time, to divide the preferred stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences: i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and
(vii) voting rights. Holders of preferred stock are entitled to receive dividends when and as declared by the board of directors out of any funds legally available therefore, may be cumulative and may have a preference over common stock as to the payment of such dividends. The provisions of a particular series, as designated by the board of directors, may include restrictions on the ability of Wherify to purchase shares of common stock or to redeem a particular series of preferred stock. Depending upon the voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the power of the holders of common stock. In the event of any dissolution, liquidation or winding up of Wherify, whether voluntary or involuntary, the holders of each series of the then outstanding preferred stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the common stock, a liquidation preference established by the board of directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could result in a reduction in the assets available for distribution to the holders of the common stock in the event of liquidation of Wherify. Holders of preferred stock will not have preemptive rights to acquire any additional securities issued by Wherify. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

      One of the effects of the existence of authorized but unissued shares of common stock or preferred stock may be to enable the board of directors of Wherify to render it more difficult or to discourage an attempt to obtain control of Wherify by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench Wherify's management, which concomitantly may have a potentially adverse effect on the market price of the common stock. If in the due exercise of its fiduciary obligations, for example, the board of directors were to determine that a takeover proposal were not in the best interests of Wherify, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Convertible Debentures

      As of July 31, 2005, Wherify had convertible debentures outstanding in the aggregate principal amount of $200,000. A summary of the debentures is as follows:

      o $200,000 of 6% convertible debentures due March 31, 2005, which are convertible at any time at the option of the holder at a conversion price of $2.00 per share. The principal amount of each convertible debenture that is not voluntarily converted is payable on the date of conversion, at which time any unpaid and accrued interest shall also become due. Interest is payable in cash or shares of Wherify common stock at the option of Wherify and at the same conversion rate as the debenture. To date, these debentures have not been converted or redeemed.

Common Stock Purchase Warrants

      As of July 31, 2005, Wherify had warrants outstanding exercisable for a total of 1,869,609 shares of Wherify common stock. A summary of the warrants is as follows:

      o warrants to purchase 161,862 shares at $5.00 per share, which expire on various dates between September and November 2005;

      o warrants to purchase 100,000 shares at $.80 per share. These warrants carry a cashless exercise provision and expire on various dated between March and April, 2008;

      o warrants to purchase 37,500 shares at $2.00 per share. These warrants carry a cashless exercise provision and expire on various dates between July and August, 2009;

      o warrants to purchase 163,750 shares at $2.00 per share expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of Wherify common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, Wherify may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the "Notice Period"); provided, however, that (i) Wherify simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the Wherify common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrant holder is able to sell the warrant shares at all times during the Notice Period; and

      o warrants to purchase 819,553 shares at $2.70 per share expiring January 11, 2010. These warrants carry a cashless exercise provision. In addition, in the event that the per share closing bid price of Wherify common stock equals or exceeds 200% of the warrant exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement, Wherify may elect to redeem the warrants at a redemption price of $0.01 per share on 30 days written notice (the "Notice Period"); provided, however, that (i) Wherify simultaneously calls all warrants issued in on January 11, 2005 on the same terms, and (ii) all of the Wherify common stock issuable under the warrants are either registered pursuant to an effective registration statement, which has not been suspended and for which no stop order is in effect, and pursuant to which the warrant holder is able to sell the warrant shares at all times during the Notice Period. The exercise price and the number of shares of common stock issuable upon exercise of the foregoing warrants are subject to adjustment in certain circumstances, including stock splits, stock dividends, or subdivisions, combinations or recapitalizations of Wherify's common stock. In addition, the warrant price and the number of shares covered by the warrants exercisable at $2.70 per share are subject to adjustment on a weighted-average basis in the event that Wherify issues or is deemed to issue shares of its common stock at a price per share which is less than the then-current warrant exercise price.

Upon exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction. The warrants do not confer upon the holder any voting or any other rights of a stockholder of Wherify.

Shares Eligible For Future Sale

      Sales of a substantial amount of our common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock prevailing from time to time in the public market and could impair Wherify's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the sale of all of the shares being registered, approximately 52,434,101 shares of common stock will be issued and outstanding, of which approximately 22 million shares are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from Wherify or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of Wherify regardless as to how they were acquired. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from Wherify or any affiliate of Wherify. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed 1% of the then outstanding shares or (in certain cases, if greater) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about Wherify. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from Wherify or from any affiliate of Wherify, and the holder is deemed not to have been an affiliate of Wherify at any time during the 90 days preceding a sale, such person will be entitled to sell such common stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. In addition to the restricted and control shares described in this paragraph, the shares covered by this prospectus can now be sold, and Wherify has various abilities and obligations to issue additional registered and unregistered shares of common stock in the future. See "RISK FACTORS - WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS." These additional shares could also adversely affect the market price of our common stock.

Delaware Anti-takeover Law and Provisions of Our Certificate of Incorporation and Bylaws

      Wherify is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by
Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). Wherify has not elected out of Section 203, and the restrictions imposed by Section 203 apply to Wherify. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of Wherify.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information as of August 16, 2005 (unless otherwise noted) concerning the number of shares of underlying common stock that may be offered from time to time by each selling security holder pursuant to this prospectus. The information is based on information provided by or on behalf of the selling security holders. We have assumed for purposes of the table below that the selling security holders will sell all of the common stock included in this prospectus, and that any other shares of our common stock beneficially owned by the selling security holders will continue to be beneficially owned. Except as noted below, there are no material agreements or transactions between Wherify and the selling stockholders in the past three years, and none of the stockholders is a broker dealer or affiliated with one.

                                                    Beneficial
                                                    ownership     Number of                Beneficial      % Ownership After
                                                     prior to    shares being            Ownership after       Offering
Stockholder                                          offering      offered                the Offering          Percent
-------------------------------------------------   ----------   ------------            ---------------   -----------------
Enable Growth Partners L.P. (2)                        246,405        246,405   (1,3)                 --                   *

Ron Nash                                                25,000         25,000   (1,4)                 --                   *

Meadowbrook Opportunity Fund LLC (5)                   147,000        147,000   (1,6)                 --                   *

Nite Capital, LP (7)                                    36,000         36,000   (1,8)                 --                   *

Schottenfeld Group LLC (9)                              50,000         50,000   (1,10)                --                   *

Special Situations Private Equity Fund, L.P. (11)      582,528        582,528   (1,12)                --                   *

Special Situations Technology Fund, L.P. (11)          123,862        123,862   (1,13)                --                   *

Special Situations Technology Fund II, L.P. (11)       750,547        750,547   (1,14)                --                   *

W. Austin Lewis                                         12,500         12,500   (1,15)                --                   *

MMA Capital                                            933,563        243,457   (1,16)           690,106                 1.3%

John Micek, Jr.                                         96,647         96,647      (17)               --                   *

Platinum Partners Global Macro Fund                     40,000         40,000      (18)               --                   *

Platinum Partners Value Arbitrage Fund                  60,000         60,000      (18)               --                   *

William Ritger                                          62,945         20,000      (19)           42,945                   *

Daniel McKelvey                                      1,050,239         12,179      (21)          794,603                 1.5%

Crestview Capital                                       46,405         39,062      (21)            7,343                   *

Alpine Capital Partners                                163,750        163,750      (22)               --                   *

Michael Walsh                                           87,333         10,416      (23)           76,916                   *
                                                                                                                           *
                                                    ----------   ------------            ---------------
TOTAL                                                4,514,724      2,659,353                  1,611,913


* Less than one percent

(1) On January 11, 2005, Wherify issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers and a limited number of accredited individuals and institutional investors. On April 11, 2005, all of these debentures and all accrued but unpaid interest thereon automatically converted into shares of Wherify common stock at the conversion price of $2.00 per share. In connection with the sale of the convertible debentures, Wherify issued warrants to purchase an aggregate of 825,000 shares of Wherify common stock for an exercise price of $2.70 per share expiring on January 11, 2010. These warrants carry a cashless exercise provision and are mandatorily exercisable at the option of Wherify if the stock price trades at 200% of the exercise price for a period of 20 consecutive trading days following the effectiveness of this registration statement. The shares listed include shares issued on April 11, 2005 upon conversion of these debentures and/or shares issuable upon exercise of these warrants.

(2) Mitch Levine and Brendan O'Neill are the only natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by Enable Growth Partners L.P. Enable Growth Partners L.P. is affiliated with Enable Capital LLC, a registered broker-dealer. Mitch Levine is the Managing Member of Enable Capital LLC and is also a principal in Enable Growth Partners L.P.'s general partner. Enable Growth Partners L.P. purchased shares of Wherify for the sole benefit of the fund's limited partners, and with no pre-existing, current or future intent to distribute shares of Wherify through Enable Capital LLC. Enable Capital LLC is foreclosed from the same anyway, insofar as it maintains no customer or client accounts. Enable Growth Partners L.P. acquired the securities in the ordinary course of business and, at the time of acquisition, had no agreements, understandings or arrangements with any other persons, directly or indirectly, to dispose of the securities.

(3) This prospectus covers the registration of up to 125,000 shares issuable pursuant to the exercise of an outstanding warrant and 121,405 shares issued pursuant to the conversion of an outstanding debenture.

(4) This prospectus covers the registration of up to 25,000 shares issuable pursuant to the exercise of an outstanding warrant.

(5) Michael Ragins has sole voting and dispositive power with respect to the shares held of record by offered by Meadowbrook Opportunity Fund LLC. Michael Ragins is the Managing Member of MYR Partners LLC, the Manager of Meadowbrook Capital Management LLC, and the Investment Manager of Meadowbrook Opportunity Fund LLC.

(6) This prospectus covers the registration of up to 62,500 shares issuable pursuant to the exercise of an outstanding warrant and 84,500 shares issued pursuant to the conversion of an outstanding debenture.

(7) Keith Goodman is the natural person who exercises sole voting or dispositive power with respect to the shares held of record by Nite Capital LP.

(8) This prospectus covers the registration of up to 25,000 shares issuable pursuant to the exercise of an outstanding warrant and 11,000 shares issued pursuant to the conversion of an outstanding debenture.

(9) Richard Schottenfeld, Ronald Weiss and David Koch are the only natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by Schottenfeld Group LLC. Schottenfeld Group LLC is a broker dealer and therefore is deemed to be an underwriter under
      Section 2(11) of the Securities Act of 1933.

(10) This prospectus covers the registration of up to 50,000 shares issuable pursuant to the exercise of an outstanding warrant.

(11) SSTA is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. and MG is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David
      M. Greenhouse are the principal owners of SSTA and MG. Through their control of SSTA and MG, Messrs. Marxe and Greenhouse are the only individuals who share voting and investment control over the portfolio securities of each of the Special Situations funds listed above.

(12) This prospectus covers the registration of up to 200,000 shares issuable pursuant to the exercise of an outstanding warrant and 382,528 shares issued pursuant to the conversion of an outstanding debenture.

(13) This prospectus covers the registration of up to 42,500 shares issuable pursuant to the exercise of an outstanding warrant and 81,362 shares issued pursuant to the conversion of an outstanding debenture.

(14) This prospectus covers the registration of up to 257,500 shares issuable pursuant to the exercise of an outstanding warrant and 493,047 shares issued pursuant to the conversion of an outstanding debenture.

(15) This prospectus covers the registration of up to 12,500 shares issuable pursuant to the exercise of an outstanding warrant.

(16) Gary Armitage is the managing partner of MMA Capital, LLC and is the only natural person who exercises voting or dispositive powers with respect to the shares held by MMA Capital, LLC. This prospectus covers the registration of 22,764 shares issued pursuant to the exercise of an outstanding warrant and 107,718 shares issued pursuant to the conversion of an outstanding debenture. Forte Capital Partners, LLC acquired the foregoing notes and warrants in Wherify's January 11, 2005 financing and distributed the shares to MMA Capital pursuant to a partnership distribution. This prospectus also covers the registration of 79,894 shares issued pursuant to the exercise of outstanding warrants.

(17) John Micek, Jr. is the father of John Micek, III, a director of Wherify. This prospectus covers the registration of up to 19,553 shares issuable upon the exercise of an outstanding warrant and 39,594 shares issued pursuant to the conversion of an outstanding debenture. This prospectus also covers the registration of 37,500 shares issuable upon the exercise of a warrant issued to Mr. Micek, Jr. in July 2004 as part of Wherify's private placement of $255,000 of convertible notes and warrants.

(18) This prospectus covers the registration of up to 100,000 shares issuable upon exercise of outstanding warrants. Mark Nordlicht is the sole natural person who exercises voting or dispositive power with respect to the shares held of record by Platinum Partners.

(19) This prospectus covers the registration of up to 20,000 shares issuable upon the exercise of an outstanding warrant.

(20) This prospectus covers the registration of 12,179 shares issued upon the exercise of an outstanding warrant.

(21) This prospectus covers the registration of up to 39,062 shares issuable upon the exercise of an outstanding warrant. This warrant was acquired from Jacob Engel. Steve Halpern, Bob Hoyt, Dan Warsh and Stew Flink are the natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by Crestview Capital.

(22) This prospectus covers the registration of up to 163,750 shares issuable upon the exercise of an outstanding warrant issued to Alpine Capital Partners in consideration for investment banking services in connection with Wherify's financing completed on January 11, 2005. Evan Bines is the sole natural person who exercises voting or dispositive power with respect to the shares held of record by Alpine Capital Partners.

(23) This prospectus covers the registration of 10,416 shares of restricted stock issued to Mr. Walsh as a bonus Mr. Walsh is the controller, and former chief financial officer of Wherify.


The preceding table has been prepared based upon information furnished to us by the selling stockholders named in the table. Information about the selling stockholders may change over time.

                              PLAN OF DISTRIBUTION

      The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

      The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended (the "Securities Act") amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. Schottenfeld Group LLC is a broker/dealer and is therefore deemed to be an underwriter within the meaning of section 2(11) of the Securities Act.

      To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

      In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

      We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

      We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

      We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

                                     EXPERTS

      The annual financial statements and schedules of Wherify and Wherify California included herein and in the related registration statement have been audited by Malone & Bailey, PC, independent certified public accountants, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

                                IMPORTANT NOTICE:

      Following is certain financial information with respect to Wherify Wireless, Inc., a Delaware corporation (formerly known as IQ Biometrix, Inc.), and Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.).

      Wherify Wireless, Inc. changed its name from "IQ Biometrix, Inc." to its current name "Wherify Wireless, Inc." on July 21, 2005 in connection with the merger of a special purpose subsidiary with and into Wherify California, Inc. As a result of the merger, Wherify California, Inc. become a wholly-owned subsidiary of Wherify Wireless, Inc. and its name was changed from "Wherify Wireless, Inc." to its current name "Wherify California, Inc."

      The following financial statements and information use the former names of the two companies, which were the names of the companies when the financial statements and financial information were prepared.

                          INDEX TO FINANCIAL STATEMENTS


FINANCIAL INFORMATION OF IQ BIOMETRIX, INC.:                             PAGE(S)
Report of Independent Registered Public Accounting Firm................    F-2
Consolidated Balance Sheet as of June 30, 2004.........................    F-3
Consolidated Statements of Operations for the Years Ended June 30,
2004 and 2003..........................................................    F-4
Consolidated Statements of Stockholders' Deficit for the Years Ended
June 30, 2004 and 2003.................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended June 30,
2004 and 2003..........................................................    F-6
Notes to Consolidated Financial Statements.............................    F-7
Balance Sheet as of March 31, 2005.....................................   F-15
Statements of Operations...............................................   F-16
Statements of Cash Flows for the Nine Months Ended March 31, 2005
and 2004...............................................................   F-17
Notes to Interim Financial Statements..................................   F-18
FINANCIAL INFORMATION OF WHERIFY WIRELESS, INC.:
Report of Independent Registered Public Accounting Firm................   F-21
Report of Independent Registered Public Accounting Firm................   F-22
Balance Sheet as of June 30, 2004......................................   F-23
Statement of Operations for the Years Ended June 30, 2004 and 2003.....   F-24
Statements of Stockholders' Deficit for the Years Ended June 30,
2004 and 2003..........................................................   F-25
Statement of Cash Flows for the Years Ended June 30, 2004 and 2003.....   F-26
Notes to Financial Statements..........................................   F-27
Balance Sheet as of March 31, 2005.....................................   F-33
Statements of Operations for the Three and Nine Months Ended March
31, 2005 and 2004......................................................   F-34
Statements of Cash Flows for the Nine Months Ended March 31, 2005
and 2004...............................................................   F-35
Notes to Interim Financial Statements..................................   F-36
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION:
Statement of Operations for the Twelve Months Ended June 30, 2004......   F-38
Balance Sheet as of March 31, 2005.....................................   F-40
Statement of Operations for the Twelve Months Ended March 31, 2005.....   F-42

                   FINANCIAL INFORMATION OF IQ BIOMETRIX, INC.

                                IMPORTANT NOTICE:

      Following is certain financial information with respect to Wherify Wireless, Inc., a Delaware corporation (formerly known as "IQ Biometrix, Inc.").

      On July 21, 2005, a special purpose subsidiary of Wherify Wireless, Inc., a Delaware corporation, was merged with and into Wherify California, Inc. As a result of the merger, Wherify California, Inc. become a wholly-owned subsidiary of Wherify Wireless, Inc. and it changed its name from "Wherify Wireless, Inc." to its current name "Wherify California, Inc." In connection with the merger, Wherify Wireless, Inc., a Delaware corporation, changed its name from IQ Biometrix, Inc. to its current name "Wherify Wireless, Inc."

      The following financial statements and information use the former names of the two companies, which were the names of the companies when the financial statements and financial information were prepared.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      To the Board of Directors and Stockholders of IQ Biometrix, Inc. Fremont, California

      We have audited the accompanying consolidated balance sheet of IQ Biometrix, Inc. as of June 30, 2004 and the related statements of operations, stockholders' deficit and cash flows for the two years then ended. These financial statements are the responsibility of IQ Biometrix's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IQ Biometrix, Inc. as of June 30, 2004 and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States.

      The accompanying financial statements have been prepared assuming that IQ Biometrix will continue as a going concern. As shown in the financial statements, IQ Biometrix incurred net losses of $8,391,143 and $3,887,691 in fiscal 2004 and 2003, respectively, and has a working capital deficiency of $2,478,431 and a stockholders' deficit of $2,385,591 as of June 30, 2004. These conditions raise substantial doubt about IQ Biometrix's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

September 9, 2004

                               IQ BIOMETRIX, INC.
                           CONSOLIDATED BALANCE SHEET
                                  June 30, 2004


                                     ASSETS
CURRENT ASSETS:
   Cash................................................................       $6,860
   Trade accounts receivable, net of allowance for doubtful
   accounts of $6,000 .................................................       20,255
   Inventory ..........................................................        1,027
   Prepaid expenses ...................................................       65,036
                                                                         -----------
   Total current assets ...............................................       93,178
INTANGIBLES, net.......................................................       87,572
OFFICE EQUIPMENT, net..................................................        5,268
                                                                         -----------
   Total assets........................................................     $186,018
                                                                         ===========


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Convertible debentures, net of unamortized discount of $183,333.....   $1,666,667
   Note payable........................................................      100,000
   Committed stock.....................................................      246,851
   Accounts payable....................................................      328,818
   Accrued expenses....................................................      229,273
                                                                         -----------
   Total current liabilities...........................................    2,571,609
                                                                         -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' DEFICIT:
   Preferred stock, $0.01 par value; 10,000,000 shares authorized, none issued; Common stock, $0.01 par value; 50,000,000 shares
   authorized; 6,175,297 shares outstanding............................       61,753
   Additional paid-in capital..........................................   10,815,755
   Accumulated deficit.................................................  (13,263,099)
                                                                         -----------
   Total stockholders' deficit.........................................   (2,385,591)
                                                                         -----------
   Total liabilities and stockholders' deficit.........................     $186,018
                                                                         ===========


See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                       Years Ended June 30, 2004 and 2003


                                                     2004            2003
                                                ------------    ------------
Revenue--software sales .....................       $269,724        $105,772
Operating expenses
   Cost of sales ............................         49,748          25,851
   Selling expense ..........................        373,606         260,477
   General and administrative ...............      6,650,535       2,896,509
   Research and development .................        171,918         147,562
   Interest, net ............................      1,349,090         282,461
   Impairment ...............................              0         350,000
   Depreciation and amortization ............         65,970          30,603
                                                ------------    ------------
   Total operating expenses .................      8,660,867       3,993,463
                                                ------------    ------------
Net Loss ....................................    $(8,391,143)    $(3,887,691)
                                                ============    ============
Basic and Diluted loss per share ............         $(0.38)         $(0.23)
Weighted average shares outstanding .........     21,979,673      16,928,344


See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
                       Years Ended June 30, 2004 and 2003


                                              Common
                                      ---------------------
                                        Shares      Amount      Capital       Earnings         Total
                                      ----------   --------   -----------   ------------    -----------
Balances, June 30, 2002 ...........   16,454,285   $164,543      $970,469      $(984,265)      $150,747
Shares sold .......................      500,000      5,000       195,000                       200,000
Options exercised .................      103,000      1,030         9,270                        10,300
Shares issued for services ........    1,848,600     18,486     1,588,388                     1,606,874
Options issued for services .......                       0       184,630                       184,630
Discount - convertible debt .......            0          0       879,641                       879,641
Discount - note payable ...........                       0        22,561                        22,561
Net loss ..........................                                           (3,887,691)    (3,887,691)
                                      ----------   --------   -----------   ------------    -----------
Balances, June 30, 2003 ...........   18,905,885    189,059     3,849,959     (4,871,956)      (832,938)
                                      ----------   --------   -----------   ------------    -----------
Shares for stock payable ..........      760,000      7,600       219,895                       227,495
Options and warrants
exercised .........................      652,840      6,528        63,172                        69,700
Shares issued for services ........    4,121,717     41,217     5,051,668                     5,092,885
Shares for accrued expenses .......      189,637      1,896       173,518                       175,414
Shares for intangibles ............       71,111        711        54,285                        54,996
Discount - convertible debt .......                       0       700,000                       700,000
Option expense ....................                       0       518,000                       518,000
Net loss ..........................                                           (8,391,143)    (8,391,143)
                                      ----------   --------   -----------   ------------    -----------
Balances, June 30, 2004 ...........   24,701,190   $247,012   $10,630,496   $(13,263,099)   $(2,385,591)
                                      ==========   ========   ===========   ============    ===========


See accompanying summary of accounting policies and notes to financial statements.

                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       Years Ended June 30, 2004 and 2003


                                                                        2004           2003
                                                                    -----------    -----------
OPERATING ACTIVITIES:
   Net loss .....................................................   $(8,391,143)   $(3,887,691)
   Adjustments to reconcile net loss to net cash used in
   operating activities
     Depreciation and amortization ..............................        65,970         30,603
     Provision for bad debt .....................................         8,496        350,000
     Option Expense .............................................       518,000        184,630
     Common stock and options issued for services ...............     5,092,885      1,606,874
     Amortization of debt discount ..............................     1,178,847        240,022
     Changes in assets and liabilities:
        Accounts receivable .....................................       (22,778)        (5,973)
        Prepaid expenses ........................................       (27,154)       (11,603)
        Inventory ...............................................         4,981         24,952
        Accrued liabilities .....................................       230,472        174,217
        Committed stock .........................................       246,851        227,495
        Accounts payable ........................................       185,897         85,805
                                                                    -----------    -----------
     Net cash used in operating activities ......................      (908,676)      (980,669)
                                                                    -----------    -----------
     Investing activities
        Purchase of fixed assets ................................        (1,845)       (11,161)
        Purchase of intellectual property .......................            --             --
        Collection of advance to NSS ............................        50,000       (400,000)
        Purchase of intangible asset ............................            --        (63,002)
                                                                    -----------    -----------
     Net cash used in investing activities ......................        48,155       (474,163)
                                                                    -----------    -----------
     Financing activities
        Proceeds from sale of common stock ......................            --        200,000
        Proceeds from exercise of options .......................        69,700         10,300
        Proceeds from new convertible notes payable .............       700,000      1,200,000
        Payments on short term notes payable ....................      (100,000)            --
        Proceeds from short term notes payable ..................       100,000         50,000
                                                                    -----------    -----------
     Net cash provided by financing activities ..................       769,700      1,460,300
                                                                    -----------    -----------
     Net increase (decrease) in cash ............................       (90,821)         5,468
     Cash, beginning of year ....................................        97,681         92,213
                                                                    -----------    -----------
     Cash, end of year ..........................................        $6,860        $97,681
                                                                    ===========    ===========
     Non-cash:
        Stock for accrued expenses ..............................      $175,414            $--
        Stock for intangibles ...................................       $54,996            $--


The accompanying notes are an integral part of these consolidated financial statements.

                               IQ BIOMETRIX, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

      IQ Biometrix, Inc. ("IQB") is a security software and services company headquartered in Fremont, California. IQB is a provider of facial composite software to local and national law enforcement agencies, the US military and other government agencies across North America.

      The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 6,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses.

      IQ Biometrix California, Inc. ("IQB--California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software was developed in Canada beginning in 1988. The software was completed and marketing started in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB--California arranged for purchase of the software and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated as follows:
$80,818 to software and $38,000 to supplies inventory.

      On March 22, 2002, IQB--California agreed to a reorganization with JVWeb, an inactive publicly-traded Delaware company. Pursuant to this acquisition, IQ Biometrix--California shareholders agreed to exchange all of their shares for 12,854,231 shares of JVWeb. JVWeb also formed a new wholly-owned subsidiary, IQB Acquisition Corporation, which was renamed at the merger date to IQ Biometrix Operations, Inc., a Delaware company. IQB--California was merged into IQ Biometrix Operations, Inc. which remains a wholly-owned subsidiary of JVWeb. This reorganization is accounted for as a "reverse merger" with IQ Biometrix--California (now IQB Operations, Inc.) treated as the acquirer which purchased JVWeb and accounted for the acquisition using the purchase method. JVWeb officially changed its name to IQ Biometrix, Inc. in October 2002.

PRINCIPLES OF CONSOLIDATION

      The consolidated financial statements include the accounts of IQ Biometrix, Inc. and its subsidiary IQB Operations after the elimination of inter-company accounts and transactions.

CASH AND CASH EQUIVALENTS

      IQB considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 2004, IQB did not hold any cash equivalents.

INVENTORIES

      Inventories are valued at the lower of cost (first-in, first-out method) or market. IQB periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At June 30, 2004, inventory consisted of packaging materials related to the FACES 4.0 software.

OFFICE EQUIPMENT

      Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 to 10 years.

Computer equipment--3 yrs.....................................      $13,467
Furniture & fixtures--10 yrs..................................        1,000
                                                                    -------
                                                                     14,467
Less:  accumulated depreciation...............................       (9,199)
                                                                    -------
                                                                     $5,268
                                                                    =======

INTANGIBLES

      Intangibles consist of software, including purchased software, and development of new software products and enhancements to existing software products. Until technological feasibility is established, costs associated with software development, including costs associated with the acquisition of intellectual property relating to software development is expensed as incurred. After technological feasibility is established and until the products are available for sale, software development costs are capitalized and amortized over the greater of the amount computed using (a) the ratio that current gross revenue for the product bears to the total of current and anticipated future gross revenue for that product or (b) the straight line method over the estimated economic life of the product including the period being reported on. The amortization period has been determined as the life of the product, which is three years.

      During fiscal 2003 and 2004, IQB's software costs were amortized using the straight-line method over three years resulting in $61,689 of amortization in fiscal 2004. IQB estimates its amortization expense to be approximately $50,000 in fiscal 2005 and $36,000 in fiscal 2006.

      The following summarizes intangible assets at June 30, 2004:

Original software cost.............................................     $80,818
FACES 4.0 upgrade..................................................     117,998
                                                                        -------
                                                                        198,816
Less:  accumulated amortization....................................     111,244
                                                                        -------
                                                                        $87,572
                                                                        =======


REVENUE RECOGNITION

      IQB follows the provisions of the statement of position "SOP" 97-2, Software Revenue Recognition as amended by SOP 98-9, Modification of SOP 97-2 Software Revenue Recognition, with Respect to Certain Transactions. Generally, IQB recognizes revenue when it is realized or realizable and earned. IQB considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, the product has been shipped or the services have been provided to the customer, the sales price is fixed or determinable and collectibility is reasonably assured. IQB reduces revenue for estimated customer returns, rotations and sales rebates when such amounts are estimable. When not estimable, IQB defers revenue until the product is sold to the end customer. As part of its product sales price, IQB provides telephone support, which is generally utilized by the customer shortly after the sale. The cost of the phone support is not significant but is accrued in the financial statements. To date, IQB has not had any product returns.

      IQB recognizes revenue for training on the date the training is performed. IQB has only recognized approximately $11,000 related to training revenue since inception.

INCOME TAXES

      The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. IQB records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

LOSS PER COMMON SHARE

      The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

      Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2004 and 2003, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

USE OF ESTIMATES

      In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

STOCK BASED COMPENSATION

      IQB adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. Had IQB recorded compensation expense for the fair value of stock options, net loss and loss per share would have been affected as indicated by the pro forma amounts below.

      IQB applies APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in IQB's financial statements for stock options that on the date of grant the exercise price per share was equal to or exceeded the fair value per share. However, compensation cost has been recognized for warrants and options granted to non-employees for services provided. If under FAS No. 123, IQB determined compensation cost based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                   2004            2003
                                                               -----------     ------------
Net loss
    As Reported............................................    $(8,391,143)     $(3,887,691)
    Deduct: total stock based employee compensation
       expense determined under fair value method..........       (228,072)        (466,340)
    Add: total stock based employee compensation
       expense determined under intrinsic value method.....        108,967               --
                                                               -----------     ------------
    Pro forma..............................................    $(8,510,248)     $(4,354,031)
                                                               -----------     ------------
Basic and diluted loss per share
    As reported............................................         $(0.38)          $(0.23)
    As reported............................................         $(0.38)          $(0.26)


      The weighted average fair value of each option granted under IQB's employee option plans during fiscal 2004 and 2003 was approximately $1.66 and $3.00, respectively. These amounts were determined using the Black Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2004 and 2003. The expected volatility was based on the historic stock prices. The expected volatility ranged from 130% to 212%, and 133% for 2004 and 2003, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was ranged from 1.5% to 3.5%% in 2004 and 3.5% in 2003. The expected life of the options was estimated to be between two and five years.

      The effects of applying FAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years.

RECENT ACCOUNTING PRONOUNCEMENTS

      IQB does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2--GOING CONCERN

      IQB's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, IQB has accumulated losses aggregating $13,263,099, has a negative working capital of $2,478,431, and a stockholders' deficit of $2,385,591, as of June 30, 2004, all of which raise substantial doubt about IQB's ability to continue as a going concern.

      Management's plans for IQB's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume.

      IQB's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. There is no assurance that IQB will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

      IQB's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3--ACCRUED EXPENSES

      Accrued expenses consisted of the following at June 30, 2004:

Accrued interest...............................................       $172,084
Accrued insurance..............................................          5,846
Accrued payroll................................................         16,342
Accrued commissions............................................         30,000
Accrued taxes..................................................          5,001
                                                                      --------
                                                                      $229,273
                                                                      ========


NOTE 4--NOTE PAYABLE

      In April and May, 2004, IQB received a total of $50,000 for a 6% unsecured demand note payable from Greg J. Micek, a former officer and current director. The note balance at June 30, 2004 is $50,000. In June 2004, IQB received $50,000 for a 6% unsecured demand note payable from Forte Capital Partners, LLC, which is managed by Daniel McKelvey, a current board member. The total note balance at June 30, 2004 is $100,000.

NOTE 5--CONVERTIBLE DEBENTURES

      In August and September 2002, IQB sold convertible debentures with a face value of $350,000 to various individuals. The debentures are convertible into shares of IQB at the option of the holder at 80% of the average closing price as of date of conversion, with a minimum conversion amount of $2.00 and a maximum conversion amount of $6.00 per share. The debentures accrue interest at 6% per annum and were due on August 1, 2003, but were not paid. The conversion price of the debentures is subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization. Each debenture holder should have received 10,000 shares of common stock per $100,000 loaned as an origination fee. As of June 30, 2004, no shares have been issued.

      In March, April, and May 2003, IQB sold convertible debentures with a face value of $400,000 and warrants to acquire up to 400,000 shares of common stock to two investors. The debentures are convertible into shares of IQB at $.80 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on September 30, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. Warrants exercisable for 100,000 shares of IQB common stock were issued upon the closing of this transaction and additional warrants exercisable for 100,000 shares of IQB common stock are issued every quarter until the debentures mature. The warrants are exercisable for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization.

      In May and June 2003, IQB sold convertible debentures with a face value of $400,000 and warrants exercisable for up to 80,000 shares of IQB common stock to two individuals. The debentures are convertible into shares of IQB at $1.20 to $2.00 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on June 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of the holder, the interest can be paid in either cash or additional shares of common stock. The warrants are exercisable at $2.00 per share for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split, and combination of shares or recapitalization.

      In September and October 2003, IQB issued its 6% convertible debentures due on September 18, 2004 in the aggregate principal amount of $500,000 and $200,000, respectively, to four accredited investors. Of these four investors, two were affiliated institutional funds. These debentures are convertible anytime at the option of the holder into IQB common stock at $2.56 per share. In addition, IQB issued warrants to the holders of these debentures to purchase up to 273,437 shares of the common stock of IQB at a per share exercise price of $5.00.

      Under generally accepted accounting principles, IQB is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the sales of convertible debentures during fiscal 2004 was approximately $700,000. This debt discount will be amortized and charged to interest expense over the terms of the respective debentures. In the event the investors convert the debentures prior to the maturity of the agreements then generally accepted accounting principles require IQB to expense the unamortized balance of the debt discount in full.

      Through June 30, 2004, approximately $1,179,000 has been recorded as non-cash interest expense on IQB statement of operations relative to the amortization of debt discount on these convertible debentures. Going forward, IQB will incur non-cash interest expense of approximately $183,000 through June 30, 2005.

      Accrued and unpaid interest on these notes is approximately $172,000 at June 30, 2004.

NOTE 6--CAPITAL STOCK

      The total number of shares of capital stock which IQB has the authority to issue is 60,000,000 shares. This included 10,000,000 shares of $.01 par value preferred stock and 50,000,000 share of $.01 par value common stock. The board of directors is authorized to create the preferred stock and designate the powers, preferences and rights of the preferred stock.

      During fiscal 2004, consultants exercised options to purchase 163,210 shares of common stock. IQB received proceeds of $69,700.

      During fiscal 2004, IQB issued 1,030,429 shares of its common stock to various non-employees for consulting services valued at $5,092,885. IQB also issued 190,000 shares of stock valued at approximately $227,000 for stock payable from the June 2003 balance sheet, 47,409 shares valued at approximately $175,000 for accrued expenses and 17,777 valued at approximately $55,000 as payment for intangible property pertaining to our product. The stock was valued using the closing price of IQB's common stock on the date issued and expensed immediately because, in general, the consultants had fully performed the services. This is in accordance with EITF 00-18, Accounting Recognition for Certain Transactions involving Equity Instruments Granted to Other Than Employees, which requires recognizing equity instruments when issued if no obligation to earn the equity instrument exists.

NOTE 7--STOCK OPTIONS AND WARRANTS

      IQB's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified stock options to directors, employees and consultants. The option grants are administered by the Board of Directors, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

      The following table summarizes stock option activity:

Outstanding July 1, 2002..........................................    2,310,162
Granted...........................................................    1,855,000
Canceled or expired...............................................      (58,320)
Exercised.........................................................     (103,000)
                                                                     ----------
Outstanding June 30, 2003.........................................    4,003,842
                                                                     ==========
Exercisable June 30, 2003.........................................    2,738,871
                                                                     ==========

Weighted average option price of options granted during the year..        $0.32
                                                                     ==========

Average remaining years of contractual life.......................            3
                                                                     ==========
Outstanding July 1, 2003..........................................    4,003,842
Granted...........................................................      991,500
Canceled or expired...............................................   (1,502,573)
Exercised.........................................................     (582,840)
                                                                     ----------
Outstanding June 30, 2004.........................................    2,909,929
                                                                     ==========

Exercisable June 30, 2004.........................................    1,741,089
                                                                     ==========

Weighted average option price of options granted during the year..        $1.30
                                                                     ==========

Average remaining years of contractual life.......................            4
                                                                     ==========


      Included in the 247,875 options issued during fiscal 2004 were 135,375 options issued to third party consultants. During fiscal 2004, IQB expensed $409,033 related to the fair value of the options issued to these consultants. The fair value was determined using the Black Scholes pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero. The expected volatility ranged from 130% to 212% and was based on the historic stock prices. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 1.5% to 3.5% in 2004. The expected life of the options was estimated to be between two and five years. The following table summarizes stock warrant activity:

Outstanding July 1, 2002.......................................             --
Granted........................................................      1,720,000
Canceled or expired............................................             --
Exercised......................................................             --
                                                                    ----------
Outstanding June 30, 2003......................................      1,720,000
                                                                    ==========
Exercisable June 30, 2003......................................      1,720,000
                                                                    ==========
Weighted average exercise price................................          $0.72
                                                                    ==========
Outstanding July 1, 2003.......................................      1,720,000
Granted........................................................      1,881,200
Canceled or expired............................................     (1,000,000)
Exercised......................................................        (70,000)
                                                                    ----------
Outstanding June 30, 2004......................................      2,531,200
                                                                    ==========
Exercisable June 30, 2004......................................      2,531,200
                                                                    ==========
Weighted average exercise price................................          $0.53
                                                                    ==========


      In September 2003, IQB issued warrants exercisable for 100,000 shares of IQB's common stock to investors in connection with a sale of convertible debentures in the amount of $500,000. IQB valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount. There was also a grant of 12,800 warrants to a third party as a finder's fee for the financing. IQB valued these warrants using the Black Scholes pricing model and expensed the cost in the quarter ended September 30, 2003.

      In October 2003, IQB issued warrants exercisable for 40,000 shares of IQB's common stock to investors in connection with a sale of convertible debentures in the amount of $200,000. IQB valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount.

      In April 2003, IQB issued 100,000 warrants to investors in connection with a sale of convertible debentures in the amount of $400,000. Additional warrants of 300,000 as part of the origination fee related to this debenture have accrued. IQB valued these warrants using the Black Scholes pricing model and will amortize the cost of the warrants over the term of the debentures and will include these costs as part of the debt discount.

      The fair value of the warrants was determined using the Black Scholes pricing model, which values warrants based on the stock price at the grant date, the expected life of the warrant, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2004 and 2003. The expected volatility was based on IQB's historic stock prices. The expected volatility ranged from 130% to 212% for all warrants issued in 2004. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate ranged from 1.5% to 3.5% in 2004 and the expected life of the warrants was estimated to be between two and five years.

NOTE 8--INCOME TAXES

      Income taxes are not due since IQB has incurred a loss since inception. IQB has deductible net operating losses of approximately $5,400,000 at June 30, 2004. These expire 20 years after incurred. Components of deferred tax assets and liabilities at June 30, 2004 are as follows:

Deferred tax asset...........................................      $1,800,000
Valuation allowance..........................................      (1,800,000)
                                                                   ----------
Net deferred tax asset.......................................             $--
                                                                   ==========


      IQB has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of June 30, 2004 is approximately $1,800,000. The net change in the total valuation allowance for the years ended June 30, 2004 and 2003 was an increase of $906,000 and $588,000, respectively.

NOTE 9--COMMITMENTS AND CONTINGENCIES

      IQB signed an office space lease effective February 1, 2004 and expiring January 31, 2005. The rent amount is $935 per month. During the year ended June 30, 2004, rent expense was $11,220 and for the year ended June 30, 2003 it was $91,808. The current lease expires in December 2004, and due to the pending merger, the lease has not been extended.

      IQB has a commitment to issue stock valued at approximately $247,000 in its liabilities at June 30, 2004 for consultants. These shares were issued subsequent to year end as payment for services performed in fiscal 2004.

      The company is currently named in a lawsuit with a former director seeking damages estimated at $75,000. IQB is vigorously defending itself in this matter.

NOTE 10--RELATED PARTY TRANSACTIONS

      In May and June 2004, IQB issued short term notes to Greg J. Micek, a member of the board of directors, and Forte Capital Partners, LLC, whose managing partner is Daniel McKelvey also a member of IQB's board of directors. The loans were for working capital needs and made in the normal course of business with an annual interest rate of 6% and are due at the end of July 2004. In July 2004, Mr. Micek assigned his loan to an individual investor. In July and August, IQB issued a convertible debenture for $225,000 to an individual investor ($75,000) and Forte Capital Partners, LLC ($150,000). The short term note from Forte Capital Partners, LLC, ($50,000) was rolled into this note. This debenture carries a 10% annual interest rate and is convertible on the same terms as the next round of financing. Warrants were issued to both parties in conjunction with this debenture.

NOTE 11--SUBSEQUENT EVENTS

      Subsequent to June 30, 2004, IQB issued 149,216 shares of its common stock to various consultants. IQB recorded $503,377 in expense based on the closing price of the stock on the date issued.

      In July and August, IQB issued a convertible debenture for $225,000 to an individual investor ($75,000) and Forte Capital Partners, LLC ($150,000). A short term note from Forte Capital Partners, LLC, ($50,000) was rolled into this note. This debenture carries a 10% annual interest rate and is convertible on the same terms as the next round of financing. Warrants were issued to both parties in conjunction with this debenture.

      On November 29, 2004, IQB effected a 1 for 4 reverse split. All share and per share amounts presented have been restated to reflect the reverse split as if it had occurred on the first day of the first period presented.

                               IQ BIOMETRIX, INC.
                                  BALANCE SHEET
                                 March 31, 2005
                                   (Unaudited)


                                     ASSETS
Current assets
   Cash                                                                          $1,904,429
   Accounts receivable, net of allowance for doubtful accounts of $6,000             39,013
   Inventory                                                                         11,705
   Prepaid expenses                                                                  64,918
                                                                                -----------
     Total current assets                                                         2,020,065

Equipment, net of $12,127 of accumulated depreciation                                 2,340

Intellectual property, net of $146,068 accumulated amortization                      54,750
                                                                                -----------

   Total assets                                                                  $2,077,155
                                                                                ===========


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
   Convertible notes payable to investors, net of unamortized
   discount of $2,038,333                                                        $3,155,000
   Short term note payable                                                          100,000
   Accounts payable                                                                 159,343
   Accrued expenses                                                                 291,315
                                                                                -----------
     Total current liabilities                                                    3,705,658
                                                                                -----------
Commitments and contingencies
Stockholders' Deficit:
   Preferred stock, $.01 par value; 10,000,000 shares authorized, none issued
   Common stock, $.01 par value; 50,000,000 shares authorized; 6,931,063
     shares issued and outstanding                                                   69,311
   Additional paid-in capital                                                    16,805,117
   Accumulated deficit                                                          (18,502,931)
                                                                                -----------
     Stockholders' deficit                                                       (1,628,503)
                                                                                -----------

     Total liabilities and stockholders' equity                                  $2,077,155
                                                                                ===========

                               IQ BIOMETRIX, INC.
                            STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                          2005           2004           2005           2004
                                      -----------    -----------    -----------    -----------
Revenue - software sales                  $55,076        $72,158       $268,589       $210,512
Operating expenses
    Cost of sales                           7,389         32,503         11,236         83,585
    Selling expense                        68,163        122,799        241,726        303,613
    General and administrative          1,466,094      2,376,315      3,008,401      4,644,848
    Research and development                5,917         21,750         20,117        171,918
    Interest expense                    1,775,356        383,561      2,179,190      1,108,009
    Impairment expense                          0         20,042              0         20,042
    Depreciation and amortization          10,719            993         37,751         50,689
                                      -----------    -----------    -----------    -----------
        Total operating expenses        3,333,638      2,937,921      5,498,421      6,382,703

                                      -----------    -----------    -----------    -----------
Net loss                              $(3,278,562)   $(2,865,763)   $(5,229,832)   $(6,172,191)
                                      ===========    ===========    ===========    ===========


Basic and Diluted loss per share           ($0.48)        ($0.52)        ($0.79)        ($1.17)
Weighted average shares outstanding     6,864,676      5,556,269      6,616,795      5,292,941

                                IQ BIOMETRIX, INC
                             STATEMENT OF CASH FLOWS
                For the nine months ended March 31, 2005 and 2004
                                   (Unaudited)


                                                                                   2005           2004
                                                                               -----------    -----------
OPERATING ACTIVITIES:
  Net loss                                                                     $(5,229,832)   $(6,172,191)
  Adjustments to reconcile net loss to net cash used in operating activities
     Depreciation and amortization                                                  37,750         50,689
     Option and warrant expense                                                    112,127             --
     Common stock issued for services                                            1,566,127      4,023,131
     Non cash compensation expense                                                      --        479,234
     Amortization of debt discount                                               2,038,333        894,668
     Changes in assets and liabilities:
         Accounts receivable                                                       (18,758)       (28,460)
         Prepaid expenses                                                              118        111,927
         Inventory                                                                 (10,678)         1,187
         Committed stock                                                           246,851             --
         Accounts payable and accrued liabilities                                   62,767        140,819
                                                                               -----------    -----------
  Net cash used in operating activities                                          1,814,431       (722,850)
                                                                               -----------    -----------
  Investing activities
         Purchase of fixed assets                                                       --         (1,845)
         Purchase of intellectual property                                              --        (50,000)
         Note receivable                                                                           50,000
                                                                               -----------    -----------
  Net cash used in investing activities                                                 --         (1,845)
                                                                               -----------    -----------
  Financing activities
         Proceeds from exercise of warrants                                         30,000             --
         Proceeds from exercise of options                                          77,000         49,700
         Proceeds from convertible notes payable                                 3,505,000        700,000
         Payments on notes payable                                                      --        (50,000)
         Proceeds from short term notes payable                                    100,000             --
                                                                               -----------    -----------
  Net cash provided by financing activities                                      3,712,000        699,700
                                                                               -----------    -----------
  Net change in cash                                                             1,897,569        (24,995)
  Cash, beginning of period                                                          6,860         97,681
                                                                               -----------    -----------
  Cash, end of period                                                           $1,904,429        $72,686
                                                                               ===========    ===========
  Non-cash:
     Stock issued for convertible debentures and interest                         $637,100            $--
     Warrant exercise for retirement of short term note                            $50,000            $--

                               IQ BIOMETRIX, INC.

                      NOTES TO INTERIM FINANCIAL STATEMENTS
                                   (Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of IQ Biometrix, Inc. ("IQB") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in IQB's 2004 Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2004 as reported in the 10-KSB have been omitted.

STOCK BASED COMPENSATION:

IQB accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. IQB did not grant any options to purchase common stock to employees in the nine months ending March 31, 2005, and therefore no expense was recorded under the intrinsic value method for the nine months ending March 31, 2005.

During the nine months ended March 31, 2005, third party consultants were issued options to purchase 27,500 shares of stock with a five year life and exercise price of $.98 and $4.80 per share. Total non-cash expense of $112,127 based on fair value using the Black Scholes method was recorded as of March 31, 2005.

NOTE 2 - CONVERTIBLE NOTES PAYABLE

On January 11, 2005, IQB received $3,300,000 for the issuance of convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The debentures are convertible at any time at the election of the holder into shares of IQB common stock at a conversion price of $2.00 per share (the "Conversion Price"). On February 11, 2005, IQB filed with the SEC a resale registration statement relating to the common stock issuable upon conversion of the notes and warrants (the "Resale Registration Statement"). The debentures will automatically convert into shares of IQB common stock at the Conversion Price upon the effectiveness of the Resale Registration Statement. In connection with the sale of the convertible debentures, IQB issued warrants to purchase an aggregate of 825,000 shares of IQB common stock for an exercise price of $2.70 per share. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if IQB sells any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants. As part of this financing, the convertible notes payable held by Forte Capital Partners, LLC and John Micek, Jr., were converted to debentures containing the same terms as the financing closed January 11, 2005 and warrants to purchase 66,497 shares of common stock. Proceeds from these notes totaled $255,000 of which $50,000 was received in fiscal 2004. In connection with this financing, cash fees of $327,500 were paid to Alpine Capital Partners and $100,000 to Daniel McKelvey, one of the members of IQB's board of directors. In addition, Alpine Capital Partners received 163,750 warrants to purchase common stock at an exercise price of $2.00 per share.

Under generally accepted accounting principles, IQB is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the sale of these convertible debentures during the quarter ended March 31, 2005 was $3,505,000. This debt discount will be amortized over the life of the notes. As of March 31, 2005, $2,038,333 was charged to interest expense. In the event the investors convert the debentures prior to the maturity of the agreements, then generally accepted accounting principles require IQB to expense the unamortized balance of the debt discount in full.

Note balance at June 30, 2004                  $1,766,667
Add: additional note proceeds                   3,505,000
Less discounts:
     Warrants attached to note                 (2,222,008)
     Beneficial conversion feature             (1,282,992)
Less: payments on notes                          (650,000)
Add: amortized discount                         2,038,333

Note balance at March 31, 2005                 $3,155,000


NOTE 3 - SHORT TERM NOTE PAYABLE

In November 2004, IQB borrowed $100,000 from Wherify Wireless, Inc. ("Wherify"). The secured note bears interest at 5% and is due on demand. The note is secured by all intellectual property including FACES, cash and cash equivalents, receivables, inventory, prepaid, and fixed assets.

NOTE 4 - STOCK ISSUANCES

In the nine months ending March 31, 2005, IQB issued 84,000 shares of its common stock in connection with warrant and option exercises valued at $164,600. IQB received $107,000 in cash, $50,000 in retirement of short term debt and $7,600 in retirement of accounts payable. There were no such issuances for the three months ended March 31, 2005.

During the nine month period ended March 31, 2005, IQB issued 422,913 shares of its common stock to consultants and employees for services related to corporate development, marketing, investment banking, legal, investor relations, bonuses and sales support valued at approximately $1,566,127.

During the nine months ended March 31, 2005, IQB issued 248,852 shares of its common stock in connection with the conversion of approximately $637,100 in outstanding principal and interest pursuant to three convertible debentures.

NOTE 5 - SUBSEQUENT EVENTS:

On April 1, 2005, IQB entered into an agreement with Wherify to sublease office space from Wherify. IQB's former lease expired January 31, 2005 and was renewed on a month to month basis. As of March 31, 2005, the space was no longer available on a month to month basis. IQB's operations, employees and systems will not be integrated with Wherify's operations, employees or systems. IQB's lease term is for three months and can be cancelled by either party with 30 days notice. IQB will also contract for technology support from Wherify as well.

On April 11, 2005, the SEC declared the Resale Registration Statement effective. As a result, the debentures issued on January 11, 2005 automatically converted into shares of IQB common stock at the conversion price. IQB has also elected to convert all accrued and unpaid interest related to these debentures into shares of its common stock. On April 11, 2005, IQB issued 1,808,054 shares in conversion of outstanding principal of $3,616,118 and interest of $61,118 related to this debt.

On April 18, 2005, IQB and Wherify entered into Amendment No. 4 to Agreement and Plan of Merger to amend the condition to the merger that Wherify obtain signed lock-up agreements from 90% of the Wherify stockholders who hold 0.5% or more of Wherify capital stock to require that Wherify obtain signed lock-up agreements from only 66 2/3% of such stockholders.

On April 26, 2005, IQB issued 234,813 shares of its common stock upon conversion of outstanding principal and interest of $400,000 and $69,631, respectively, under four convertible debentures. The debentures all had a conversion rate of $2.00, and were originally issued in June, September and December 2002, and June 2003.

On May 7, 2005, IQB issued 151,787 shares of its common stock upon conversion of outstanding principal and interest of $100,000 and $21,431, respectively, under one convertible debenture. The debenture had a conversion rate of $0.80, and was originally issued in April 2003.

On May 7, 2005, IQB issued 165,565 shares of its common stock pursuant to the cashless exercise of outstanding warrants, including 159,965 shares of its common stock to Forte Capital Partners, LLC, whose managing partner is Daniel McKelvey, one of the members of IQB's board of directors.

On July 19, 2005 at a special meeting of the shareholders, IQB gained approval for the merger with Wherify Wireless, Inc. On July 22, 2005 the merger was closed.

                 FINANCIAL INFORMATION OF WHERIFY WIRELESS, INC.

                                IMPORTANT NOTICE:

      Following is certain financial information with respect to Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.).

      On July 21, 2005, a special purpose subsidiary of Wherify Wireless, Inc., a Delaware corporation (formerly known as "IQ Biometrix, Inc."), was merged with and into Wherify California, Inc. As a result of the merger, Wherify California, Inc. become a wholly-owned subsidiary of Wherify Wireless, Inc. and it changed its name from "Wherify Wireless, Inc." to its current name "Wherify California, Inc." In connection with the merger, Wherify Wireless, Inc., a Delaware corporation, changed its name from IQ Biometrix, Inc. to its current name "Wherify Wireless, Inc."

      The following financial statements and information use the former names of the two companies, which were the names of the companies when the financial statements and financial information were prepared.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify Wireless, Inc.
Redwood City, California

      We have audited the accompanying balance sheet of Wherify Wireless, Inc., as of June 30, 2004 and the related statement of operations, stockholders deficit, and cash flows for the year ended June 30, 2004. These financial statements are the responsibility of Wherify Wireless, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

      We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wherify Wireless, Inc., as of June 30, 2004, and the results of its operations and its cash flows for the periods described in conformity with accounting principles generally accepted in the United States of America.

      The accompanying financial statements have been prepared assuming that Wherify will continue as a going concern. As discussed in Note 2 to the financial statements, Wherify suffered recurring losses from operations and has a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      As discussed in Note 14 to the financial statements, errors resulting in an understatement of revenue and accounts receivable were discovered by management in December 2004. Accordingly, adjustments have been made as of June 30, 2004 and the year then ended, to correct these errors.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

September 11, 2004, except
for Note 14 which is dated
December 14, 2004

                              PARITZ & COMPANY, P.A.
                          Certified Public Accountants

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Wherify Wireless, Inc.
(A Development Stage Company)
Redwood City, California

We have audited the accompanying consolidated balance sheet of Wherify Wireless, Inc. (A Development Stage Company) as of June 30, 2003 and the related consolidated statement of operations, mandatorily redeemable convertible preferred stock and stockholders' deficiency and cash flow for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business; however, currently such realization of assets and liquidation of liabilities are subject to significant uncertainties.

As shown in the accompanying financial statements, as of June 30, 2003, the Company's current liabilities exceeded its current assets by $6,790,000 and its total liabilities exceeded its total assets by $5,876,000. These factors, among others, indicate that the Company may be unable to continue existence. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The appropriateness of the Company to continue using the aforementioned basis of accounting is dependent upon, among other things, the ability to: (1) obtain profitability and positive cash flow from ongoing operations and (2) maintain and increase existing credit facilities or raise additional capital.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wherify Wireless, Inc. (A Development Stage Company) as of June 30, 2003 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.


Paritz & Company, P.A.


Hackensack, New Jersey
August 6, 2004

                             WHERIFY WIRELESS, INC.
                                  BALANCE SHEET


                                                                                        June 30, 2004
                                                                                        -------------
                                     ASSETS
CURRENT ASSETS:
   Cash & cash equivalents ..........................................................      $1,173,028
   Accounts receivable, net of allowance $0 .........................................           9,755
   Inventory, net ...................................................................          21,800
   Prepaid expenses .................................................................          21,430
                                                                                        -------------
   TOTAL CURRENT ASSETS .............................................................       1,226,013
Property and equipment, net .........................................................         368,531
Other assets ........................................................................         226,017
TOTAL ASSETS ........................................................................      $1,820,561
                                                                                        =============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Accounts payable .................................................................      $5,035,940
   Accrued liabilities ..............................................................         241,576
   Accrued liabilities to related party .............................................       3,381,307
                                                                                        -------------
   TOTAL CURRENT LIABILITIES ........................................................       8,658,823
                                                                                        -------------
STOCKHOLDERS' DEFICIT
   Series A, convertible, no par value: 1,140,423 shares authorized, issued
     and outstanding ................................................................       8,553,413
   Series B, convertible, no par value: 555,383 shares authorized and 555,382
     shares issued and outstanding ..................................................       5,137,284
   Series C, convertible, no par value: 2,900,000 shares authorized, 2,516,440
     shares issued and outstanding ..................................................      21,722,055
   Common stock, no par value, 10,000,000 shares authorized 2,955,726 shares
     issued and outstanding .........................................................         628,173
   Accumulated deficit ..............................................................     (42,879,187)
                                                                                        -------------
   TOTAL STOCKHOLDERS' DEFICIT ......................................................      (6,838,262)
                                                                                        -------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT .........................................      $1,820,561
                                                                                        =============


See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                             STATEMENT OF OPERATIONS


                                                                                  Year Ended June 30,
                                                                              ----------------------------
                                                                                  2004            2003
                                                                              ------------    ------------
REVENUE ...................................................................        $80,341      $1,165,178
COST OF SALES .............................................................        440,382       2,175,458
GROSS LOSS ................................................................       (360,041)     (1,010,280)
OPERATING EXPENSES:
   General and administrative .............................................      6,439,950       7,949,092
   Rent expense payable to related party ..................................      1,436,341       1,174,535
   Depreciation and amortization ..........................................        248,687         315,424
   TOTAL OPERATING EXPENSES ...............................................      8,124,978       9,439,051
LOSS FROM OPERATIONS ......................................................     (8,485,019)    (10,449,331)
   Interest expense .......................................................       (132,043)        (15,251)
   Interest and other income ..............................................         19,117           7,041
NET LOSS ..................................................................    $(8,597,944)   $(10,457,541)
Deemed dividend on preferred stock ........................................     13,004,245              --
NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS ..............................   $(21,602,189)   $(10,457,541)

Basic and diluted net loss available to common shareholders per share .....         $(7.32)         $(3.95)
Weighted average number of shares outstanding .............................      2,949,318       2,647,000


See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                       STATEMENT OF STOCKHOLDERS' DEFICIT
                       Years Ended June 30, 2003 and 2004


                                  Convertible Preferred
                                          Stock                Common Stock                           Total
                                  ----------------------   --------------------   Accumulated     Stockholders'
                                  Shares       Amount       Shares      Amount      Deficit          Deficit
                                 ---------   -----------   ---------   --------   ------------    -------------
BALANCE--June 30, 2002 .......   2,225,890   $21,642,729   2,629,726   $139,173   $(23,823,702)     $(2,041,800)
Issuance of Series C
Convertible Preferred Stock
for cash .....................     642,413     6,151,493          --         --             --        6,151,493
Exercise of common stock
options at average exercise
price of $1.50 per share .....          --            --      15,000     22,500             --           22,500
Issuance of common stock with
fair value of $1.50 for
services .....................          --            --     300,000    450,000             --          450,000
Net loss .....................          --            --          --         --    (10,457,541)     (10,457,541)
                                 ---------   -----------   ---------   --------   ------------    -------------
BALANCE--June 30, 2003 .......   2,868,303    27,794,222   2,944,726    611,673    (34,281,243)      (5,875,348)
                                 ---------   -----------   ---------   --------   ------------    -------------
Issuance of Series C
Convertible Preferred Stock
for cash .....................   1,191,108     6,372,000                                              6,372,000
Conversion of note payable and
interest for Series C
Convertible Preferred Stock at
$7.50 per share ..............     139,466     1,045,995                                              1,045,995
Beneficial conversion feature
embedded in preferred stock ..                                                      13,004,245       13,004,245
Deemed dividend on preferred
stock ........................                                                     (13,004,245)     (13,004,245)
Conversion of invoice payable
and interest for Series C
Convertible Preferred Stock at
$15.00 per share .............      13,369       200,535                                                200,535
Issuance of Common Stock for
services at $1.50 ............                                11,000     16,500                          16,500
Net loss .....................                                                      (8,597,944)      (8,597,944)
                                 ---------   -----------   ---------   --------   ------------    -------------
BALANCE--June 30, 2004 .......   4,212,246   $35,412,752   2,955,726   $628,173   $(42,879,187)     $(6,838,262)
                                 =========   ===========   =========   ========   ============    =============


See accompanying summary of accounting policies and notes to financial statements.

                             WHERIFY WIRELESS, INC.
                             STATEMENT OF CASH FLOWS


                                                                           Year ended June 30,
                                                                       ---------------------------
                                                                          2004            2003
                                                                       -----------    ------------
OPERATING ACTIVITIES:
  Net loss .........................................................   $(8,597,944)   $(10,457,541)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
  Depreciation and amortization ....................................       248,687         315,424
  Write off note receivable--related party .........................       144,337
  Common stock issued for services .................................        16,500         450,000
  Preferred stock issued for interest ..............................        45,995
    Changes in assets and liabilities:
  Accounts receivable ..............................................        66,154         (75,897)
  Inventory ........................................................        28,200         172,396
  Prepaid expenses and other current assets ........................       (30,754)        277,395
  Accounts payable and accrued expenses ............................     2,567,604       2,021,292
                                                                       -----------    ------------
NET CASH USED IN OPERATING ACTIVITIES ..............................    (5,511,221)     (7,296,930)
                                                                       -----------    ------------
INVESTING ACTIVITIES:
  Purchase of property and equipment ...............................       (63,570)             --
                                                                       -----------    ------------
NET CASH USED IN INVESTING ACTIVITIES ..............................       (63,570)             --
                                                                       -----------    ------------
FINANCING ACTIVITIES:
  Deferred stock compensation ......................................            --          38,264
  Proceeds from issuance of common stock ...........................            --          22,500
  Proceeds from issuance of note payable ...........................            --       1,000,000
  Proceeds from issuance of mandatorily redeemable convertible
preferred stock, net ...............................................     6,372,000       6,151,493
                                                                       -----------    ------------
NET CASH FROM FINANCING ACTIVITIES .................................     6,372,000       7,212,257
                                                                       -----------    ------------
CHANGE IN CASH AND CASH EQUIVALENTS ................................       797,209         (84,673)
CASH AND CASH EQUIVALENTS--BEGINNING OF PERIOD .....................       375,819         460,492
                                                                       -----------    ------------
CASH AND CASH EQUIVALENTS--END OF PERIOD ...........................    $1,173,028        $375,819
                                                                       ===========    ============

Supplemental disclosures of non-cash activities
  Issuance of preferred stock for accounts payable .................      $200,535             $--
  Issuance of preferred stock for short term note and interest .....     1,000,000              --

                             WHERIFY WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Nature of business. Wherify Wireless, Inc. ("Wherify") was incorporated in the State of California on March 28, 1998. Wherify develops technology and the related hardware to provide location-tracking services using Global Positioning Satellite technology in real time for people and their property.

      Since inception, Wherify has primarily been involved in conducting research and development, business planning and capital-raising activities.

      Certain amounts in financial statements of prior years have been reclassified to conform to the presentation of the current year for comparative purposes.

      Restatements of fiscal year 2004 were made. See Note 14 for details.

      Use of Estimates. In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the statement of expenses. Actual results could differ from those estimates.

      Cash and Cash Equivalents. For purposes of the statement of cash flows, Wherify considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

      Revenue Recognition. Wherify recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured. This typically occurs when the product is shipped.

      Allowance for Doubtful Accounts. Bad debt expense is recognized based on management's estimate of likely losses per year, based on past experience and an estimate of current year uncollectible amounts. There was $0 allowance for doubtful accounts as of June 30, 2004.

      Inventories. Inventories are valued at the lower of first-in, first-out
(FIFO) cost or market.

      Property and equipment is valued at cost. Additions are capitalized and maintenance and repairs are charged to expense as incurred. Gains and losses on dispositions of equipment are reflected in operations. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are three to seven years.

      Impairment of Long-Lived Assets. Wherify reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. Wherify assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset's carrying value and fair value.

      Income taxes. Wherify recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. Wherify provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

      Basic and diluted net loss per share calculations are presented in accordance with Financial Accounting Standards Statement 128, and are calculated on the basis of the weighted average number of common shares outstanding during the year. They include the dilutive effect of common stock equivalents in years with net income. Basic and diluted loss per share is the same due to the absence of common stock equivalents.

      Stock options and warrants. Wherify accounts for non-cash stock-based compensation issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF No. 96-18, Accounting for Equity Investments That Are Issued to Non-Employees for Acquiring, or in Conjunction with Selling Goods or Services. Common stock issued to non-employees and consultants is based upon the value of the services received or the quoted market price, whichever value is more readily determinable. Wherify accounts for stock options and warrants issued to employees under the intrinsic value method. Under this method, Wherify recognizes no compensation expense for stock options or warrants granted when the number of underlying shares is known and the exercise price of the option or warrant is greater than or equal to the fair market value of the stock on the date of grant. The following table illustrates the effect on net loss and net loss per share if Wherify had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                                                                    2004            2003
                                                                                 -----------    ------------
Net loss as reported .........................................................   $(8,597,944)   $(10,457,541)
Add:
  stock based compensation determined under intrinsic value-based method .....            --              --
Less:
  stock based compensation determined under fair value-based method ..........      (143,986)       (193,099)
                                                                                 -----------    ------------
  Pro forma net loss .........................................................   $(8,741,930)   $(10,650,640)
                                                                                 ===========    ============

Basic and diluted net loss per common share:
  As reported ................................................................        $(2.92)         $(3.95)
  Pro forma ..................................................................         (2.96)          (4.02)


      The weighted average fair value of the stock options granted during fiscal 2004 and 2003 was $.42 and $.62, respectively. Variables used in the Black-Scholes option-pricing model include (1) 3.5% risk-free interest rate, (2) expected option life is the actual remaining life of the options as of each year end, (3) expected volatility was zero (minimal value), and (4) zero expected dividends.

      Recently issued accounting pronouncements. Wherify does not expect the adoption of recently issued accounting pronouncements to have a significant impact on Wherify's results of operations, financial position or cash flow.

NOTE 2--GOING CONCERN

      As shown in the accompanying financial statements, Wherify incurred recurring net losses of $8,597,944 and $10,457,541 in fiscal 2004 and 2003, respectively, has an accumulated deficit of $42,879,187 and a working capital deficit of $7,432,810 as of June 30, 2004. These conditions create an uncertainty as to Wherify's ability to continue as a going concern. Management is trying to raise additional capital through sales of preferred stock. The financial statements do not include any adjustments that might be necessary if Wherify is unable to continue as a going concern.

NOTE 3--LOAN RECEIVABLE--OFFICER

      In fiscal 2004, Wherify wrote off amounts advanced to a senior officer totaling $144,337 from loan receivable from officer to compensation expense.

NOTE 4--INVENTORY

      Inventory consisted of the following as of June 30, 2004:

Finished goods................................................        $243,320
Less:  allowance for slow moving inventory....................        (221,520)
                                                                      --------
Net inventory.................................................         $21,800
                                                                      ========

NOTE 5--PROPERTY AND EQUIPMENT

      Property and equipment consisted of the following at June 30, 2004:

Description                                                 Life      Amount
-----------                                                 ----      ------
Leasehold improvements............................      10 years     $78,462
Computer equipment................................       3 years     767,558
Office furniture and equipment....................       7 years     140,290
Equipment.........................................       7 years     365,175
                                                                   ---------
                                                                   1,351,485
Less: accumulated depreciation...................                   (982,954)
                                                                   ---------
                                                                    $368,531
                                                                   =========


      Depreciation expense totaled $248,686 and $315,424 in fiscal 2004 and 2003, respectively.

NOTE 6--ACCRUED LIABILITIES TO RELATED PARTY

      Wherify leases office space under a ten year operating lease which began in September 1999 from a 5% shareholder of Wherify. Wherify was required to pay a security deposit totaling $226,072 which is reflected in other assets on the balance sheet as of June 30, 2004. Basic rent expense charged to operations for fiscal 2004 and 2003 was $1,192,016 and $1,130,360, respectively.

      Future minimum lease payments under a non-cancelable operating lease is as follows:

Year Ending June 30,
  2005........................................................     $1,223,000
  2006........................................................      1,254,000
  2007........................................................      1,284,000
  2008........................................................      1,315,000
  2009........................................................      1,346,000
  After 2008..................................................        452,000


      As of June 30, 2004, Wherify is behind on rent totaling $3,381,307.

NOTE 7--COMMITMENTS

      Wherify has agreed to several payout plans for various vendors for old accounts payable. The payouts total approximately $617,000 and are scheduled to be paid out through September 2005.

NOTE 8--CONVERTIBLE PREFERRED STOCK

      As of June 30, 2004, Preferred Stock consists of the following:

                                                      Issued and
                                        Authorized    Outstanding
                                          Shares         Shares          Value
                                        ----------    -----------     ----------
Series A..........................       1,140,423      1,140,423     $8,553,413
Series B..........................         555,383        555,382      5,137,284
Series C..........................       2,900,000      2,516,440     21,722,055


      The holders of Convertible Preferred Stock have certain rights as follows:

Voting

      Each holder of the Series A, B and C Stock is entitled to a number of votes equal to the number of shares of common stock into which the shares could be converted. As of June 30, 2004, holders of Series A, B and C are entitled to one vote for each share of Preferred A, B or C they hold.

      Notwithstanding the provisions of the paragraph above, at each annual or special meeting called for the purpose of electing directors, the holders of Series A, B and C, all voting together as a single class on an as-converted basis, shall be entitled to elect two members of the Board of Directors and the holders of the common stock, voting as a single class, shall be entitled to elect the remaining members of the Board of Directors.

Dividends

      Holders of Series A, B and C are entitled to a non-cumulative dividend, when and if declared by the Board of Directors, at the rate of $0.75 per share per annum for Series A, $0.925 per share per annum for Series B, and $1.50 per share per annum for Series C prior and in preference to any distribution on the common stock. Through June 30, 2004 the Board of Directors has declared no dividends.

Liquidation

      In the event of any liquidation, change in control, dissolution or winding up of Wherify, the holders of the Series A, B and C shall be entitled to receive, prior and in preference to any distribution to the holders of the common stock, an amount per share equal to $7.50 per share for Series A, $9.25 per share for Series B and $15.00 per share for Series C, plus an amount equal to all accrued but unpaid dividends on such shares. Any amounts remaining after such distribution shall be distributed ratably to the holders of common stock.

Conversion

      Each share of Series A, B and C is convertible, at the option of the holder into common stock, according to a conversion ratio, subject to adjustments for dividends, splits, subdivisions, combinations, consolidation of common stock, distributions, reclassification, exchange and substitution. As of June 30, 2004, the each holder of Series A, B and C is entitled to one share of common stock for each share of Series A, B or C they hold. Each share of Series A, B and C automatically converts into the number of shares of common stock at the then effective conversion rate upon the earlier of: (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under Securities Act of 1933, as amended, covering the offer and sale of common stock for the account of Wherify to the public with aggregate proceeds to Wherify in excess of $10,000,000 and (ii) the affirmative vote or written consent of a majority of the outstanding shares of such Series A, B and C.

      At June 30, 2004 Wherify reserved a total of 4,212,246 shares of common stock for the conversion of Series A, B, and C Convertible Preferred Stock.

Issuance

      Series A Convertible Preferred stock was sold from June 1999 through February 2003 for $7.50 per share.

      Series B Convertible Preferred stock was sold from April 2000 through December 2000 for $9.25 per share.

      Series C Convertible Preferred stock was sold from August 2001 through June 2002 for $15 per share.

      In fiscal 2003, Wherify sold 642,413 shares of Series C Convertible Preferred stock for proceeds of $6,151,485.

      In fiscal 2004, Wherify sold 1,191,108 shares of Series C Convertible Preferred stock for proceeds of $6,372,000, issued 139,466 shares of Series C Convertible Preferred stock for a note payable and accrued interest totaling $1,045,995, and issued 13,369 shares of Series C Convertible Preferred stock for accounts payable totaling $200,535.

      From August 2001 through April 2004, Wherify issued shares of its Convertible Series C Preferred Stock at prices between $5.00 and $15.00 per share. These shares are convertible upon closing of the merger with IQ Biometrix and each common share will then be exchanged for 4.80 shares of IQ Biometrix common stock. The common stock was valued using Black-Scholes using the price of the IQ Biometrix common stock on the date the preferred stock was issued. The IQ Biometrix stock ranged between $0.64 and $6.20 per share. The beneficial conversion feature related to the Wherify Series C Preferred shares was calculated at each issuance date by taking the total Wherify Series C shares sold and multiplying it by 4.80 (the conversion ratio to be used to convert Wherify shares into IQB shares) and then dividing that number of shares (total shares to be converted) into the total proceeds received for the Wherify Series C shares. This resulted in the conversion price. The conversion price was compared to IQB's common stock closing trading price on each issuance date. The difference between the conversion price and the common stock price on each issuance date was multiplied by the number of shares to be converted resulting in an intrinsic value of $13.0 million. This amount represents the beneficial conversion feature of the preferred stock and was deemed a dividend, but there is no net effect to the balance sheet or statement of stockholders deficit.

NOTE 9--COMMON STOCK

      Wherify has the right to repurchase, at the original issue price, the unvested portion of the common stock issued to employees in connection with Wherify's formation. The vesting period is ratable over four years and as of June 30, 2004, 2,955,726 shares were subject to repurchase.

      In fiscal 2003, Wherify issued 15,000 shares of common stock for the exercise of options for proceeds totaling $22,500 and issued 300,000 shares of common stock for services valued at $450,000.

      In fiscal 2004, Wherify issued 11,000 shares of common stock for services valued at $16,500.

NOTE 10--STOCK OPTION PLAN

      In 1999 Wherify adopted the 1999 Stock Option Plan ("the Plan"). The Plan provides for the granting of stock options to employees and consultants of Wherify. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants. Wherify has reserved 900,000 shares of common stock for issuance under the Plan.

      Options under the Plan may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. To date, options granted generally are exercisable immediately as of the effective date of the option agreement.

      Summary information regarding options is as follows:

                                                                      Weighted
                                                                       Average
                                                          Options    Share Price
                                                        ---------    -----------
Outstanding at June 30, 2002....................          564,814           $.47
Year ended June 30, 2003:
  Granted.......................................          323,000            .10
  Exercised.....................................         (141,000)
  Forfeited.....................................         (178,500)           .21
                                                        ---------    -----------
Outstanding at June 30, 2003....................          568,314           2.57
Year ended June 30, 2004:
  Granted.......................................          399,376           1.53
  Forfeited.....................................         (273,356)          2.93
                                                        ---------    -----------
Outstanding at June 30, 2004....................          694,334          $1.83
                                                        =========    ===========


      Options outstanding and exercisable as of June 30, 2004:

                                                Outstanding
                                           ----------------------    Exercisable
                                            Number      Remaining      Number
Exercise Price                             of Shares      life        of Shares
-------------------------------------      ---------    ---------    -----------
$1.50................................        327,000      7 years         65,400
 3.00................................          7,800      8 years          7,800
 6.00................................         38,158      8 years         20,224
 1.65................................        321,376      9 years        125,337
                                           ---------    ---------    -----------
                                             694,334                     218,761
                                           =========    =========    ===========

NOTE 11--INCOME TAXES

      Wherify uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During fiscal 2004 and 2003, Wherify incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $42,800,000 at June 30, 2004, and will expire in the years 2013 through 2024.

      At June 30, 2004, deferred tax assets consisted of the following:

Deferred tax assets
  Net operating losses.....................................        $14,500,000
  Less:  valuation allowance...............................        (14,500,000)
                                                                   -----------
Net deferred tax asset.....................................                 $0
                                                                   ===========


NOTE 12--QUALCOMM LICENSE

      In January 2003, Wherify purchased a license for CDMA communications protocol technology from Qualcomm Corporation. The purchase price was $1 million and $250,000 was paid in fiscal 2003. In fiscal 2004, Wherify's management determined that the CDMA technology would be only a temporary fix and that the competing GSM technology was required for long-term product viability. Consequently, the remaining balance of the license cost, or $750,000, was written off in fiscal 2004. The replacement GSM technology for Wherify's next generation product line scheduled for release in early calendar 2005 is part of the products Wherify is buying from its supplier. In June 2004, Wherify agreed to a modification of the licensing contract to increase the remaining balance due from $500,000 to $625,000 in exchange for extending the due date for payment to January 2005. As of June 30, 2004, Wherify's accounts payable still includes the agreed-to remaining $625,000 unpaid balance of the Qualcomm license fee purchase price.

NOTE 13--SUBSEQUENT EVENTS

      In July, August and September 2004, Wherify sold 463,924 shares of Series C Convertible Preferred Stock for proceeds totaling $3,479,465.

NOTE 14--RESTATEMENT

      In December 2004, errors resulting in an understatement of revenue and accounts receivable for the year ended June 30, 2004 were discovered by management. A flaw in Wherify's billing system caused earned revenue of $88,715 to be unbilled. Accordingly, adjustments have been made as of June 30, 2004 and the year then ended, to increase revenue and accounts receivable by $88,715.

      In addition, the Series C preferred stock warrants fair value is now presented as a deemed dividend for their fair value (see Note 8).

                             WHERIFY WIRELESS, INC.
                                  BALANCE SHEET
                                   (UNAUDITED)

                                                                        March 31, 2005
                                                                        --------------
             ASSETS

CURRENT ASSETS:
    Cash & cash equivalents                                             $    9,071,560
    Note receivable from IQ Biometrix, Inc.                                    101,685
    Prepaid expenses                                                            40,153
                                                                        --------------
       TOTAL CURRENT ASSETS                                                  9,213,398


Property and equipment, net of accumulated depreciation of $1,060,867          536,756
Other assets                                                                   226,645
                                                                        --------------
TOTAL ASSETS                                                            $    9,976,799
                                                                        ==============

             LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
    Accounts payable                                                    $    5,304,999
    Accrued liabilities related party                                        3,885,997
    Accrued liabilities                                                        220,716
    Stock payable                                                            2,214,946
                                                                        --------------
       TOTAL CURRENT LIABILITIES                                            11,626,658
                                                                        --------------

    Commitments                                                                     --

STOCKHOLDERS' DEFICIT
    Series A, convertible, no par value:
     1,140,423 shares authorized, 1,140,423 issued and outstanding           8,553,413
    Series B, convertible, no par value:
     555,383 shares authorized, 555,382 shares issued
     and outstanding                                                         5,137,284
    Series C, convertible, no par value:
     3,200,000 shares authorized, 3,190,692 shares issued
     and outstanding                                                        34,763,735
    Common stock, no par value:
     10,000,000 shares authorized, 2,955,726 shares
     issued and outstanding                                                    628,173
    Accumulated deficit                                                    (50,882,464)
    Accumulated deficit                                                        150,000
                                                                        --------------
       TOTAL STOCKHOLDERS' DEFICIT                                          (1,649,859)
                                                                        --------------
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT                             $    9,976,799
                                                                        ==============

                             WHERIFY WIRELESS, INC.
                             STATEMENT OF OPERATIONS
                                   (UNAUDITED)

                                                    Three Months March 31,         Nine Months March 31,
                                                 ---------------------------    ---------------------------
                                                     2005            2004           2005            2004
                                                 ------------    -----------    ------------    -----------

Revenue                                          $     65,176    $    40,197    $    127,139    $   127,920

Cost of sales                                          39,215        197,255         145,652        322,895

                                                 ------------    -----------    ------------    -----------
Gross profit (loss)                                    25,961       (157,028)         18,513       (194,975)
                                                 ------------    -----------    ------------    -----------

Operating expenses:
     General and administrative                     4,042,992      2,254,411       7,933,627      5,527,433
     Depreciation expense                              30,769         77,481          77,849        216,941
                                                 ------------    -----------    ------------    -----------
        Total operating expense                     4,073,761      2,331,892       8,011,476     (5,744,374)
                                                 ------------    -----------    ------------    -----------

Loss from operations                               (4,047,800)    (2,488,920)     (8,029,989)    (5,939,349)

     Interest expense                                  90,088         10,046         115,823        117,753
     Interest and other income                        (37,090)           742         (53,820)          (700)

                                                 ------------    -----------    ------------    -----------
Net loss                                           (4,100,798)    (2,499,708)     (8,091,992)    (6,056,402)

     Deemed dividend on preferred stock             7,909,960             --      13,067,543             --

                                                 ------------    -----------    ------------    -----------
Net loss available to common stockholders        $(12,010,758)   $(2,499,708)   $(21,159,535)   $(6,056,402)
                                                 ============    ===========    ============    ===========

Basic and diluted net loss available to common
shareholders per share                           $      (4.06)   $     (0.85)   $      (7.16)   $     (2.06)

Weighted average number of shares outstanding       2,955,726      2,950,451       2,955,726      2,945,617

                             WHERIFY WIRELESS, INC.
                             STATEMENT OF CASH FLOWS
                                   (UNAUDITED)

                                                         Nine Months     Nine Months
                                                          March 31,       March 31,
                                                             2005            2004
                                                         ------------    -----------
OPERATING ACTIVITIES:

      Net loss                                           $ (8,091,992)   $(6,056,402)
      Adjustments to reconcile net loss to
      net cash used in operating activities:
          Depreciation                                         77,849        216,941
          Stock options issued for services                   150,000
          Write off note receivable - related party                --        134,958
          Common stock issued for services                         --         16,500
          Preferred stock issued for interest                      --         45,995
      Changes in assets and liabilities:
          Accounts receivable                                  98,470         75,909
          Interest receivable from note receivable             (1,685)            --
          Interest payable to investors                        32,393             --
          Inventory                                            21,800         18,093
          Prepaid expenses and other current assets           (19,351)            --
          Accounts payable and accrued expenses               752,888      1,682,271
                                                         ------------    -----------
NET CASH USED IN OPERATING ACTIVITIES                      (6,979,628)    (3,865,735)
                                                         ------------    -----------

INVESTING ACTIVITIES:
      Purchase of property and equipment                     (246,074)       (39,776)
      Loan to IQ Biometrix, Inc.                             (100,000)            --
                                                         ------------    -----------
NET CASH USED IN INVESTING ACTIVITIES                        (346,074)       (39,776)
                                                         ------------    -----------

FINANCING ACTIVITIES:
      Proceeds from sale of
        convertible preferred stock, net                   13,041,681      5,312,000
      Proceeds from investors to be repaid                  2,182,553             --
                                                         ------------    -----------
NET CASH FROM FINANCING ACTIVITIES                         15,224,234      5,312,000
                                                         ------------    -----------

CHANGE IN CASH AND CASH EQUIVALENTS                         7,898,532      1,406,489

CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD             1,173,028        375,819
                                                         ------------    -----------

CASH AND CASH EQUIVALENTS - END OF PERIOD                $  9,071,560    $ 1,782,308
                                                         ============    ===========

Supplemental disclosures of non-cash activities
      Issuance of preferred stock for accounts payable   $         --    $   200,535
      Issuance of preferred stock for short term note              --      1,000,000

                             WHERIFY WIRELESS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Wherify Wireless, Inc. ("Wherify") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements for fiscal 2004 and notes thereto contained elsewhere in this prospectus. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements, which would substantially duplicate the disclosure contained in the audited financial statements for fiscal 2004, have been omitted.

NOTE 2 - STOCK BASED COMPENSATION:

Wherify accounts for its employee stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Wherify granted options to employees to purchase 190,000 shares of common stock to in the nine months ended March 31, 2005. All options vest over a period of four years, with options vesting by 6.25% after three months and ratably each month thereafter for an additional 45 months. The options have an exercise price of 100 percent of market value on the date of grant and expire 10 years from the date of grant.

In January 2005, the Board of Directors approved the accelerated vesting on an option to purchase 100,000 shares of common stock. The option was granted to a board member in February 2004. The exercise price associated with the option was changed from $1.50 to $0 and the option terms were changed to allow the option to vest immediately. Wherify recorded compensation expense of $150,000 under the intrinsic value method during the nine months ended March 31, 2005.

The following table illustrates the effect on net loss and net loss per share as if Wherify had applied the fair value provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                  Three Months Ended             Nine Months Ended
                                       March 31,                     March 31,
                              --------------------------    --------------------------
                                  2005           2004           2005           2004
                              -----------    -----------    -----------    -----------
Net loss as reported          $(4,100,798)   $(2,499,708)   $(8,091,992)   $(6,056,402)
Add: stock based                  150,000             --        150,000             --
    compensation determined
    under intrinsic
    value-based method
Less: stock based                (158,795)      (123,647)      (189,579)      (168,063)
    compensation determined
    under fair value-based
    method
                              -----------    -----------    -----------    -----------
Pro forma net loss            $(4,109,593)   $(2,623,355)   $(8,137,571)   $(6,224,465)
                              ===========    ===========    ===========    ===========
Basic and diluted net loss
    per common share:
    As reported               $     (1.39)   $      (.85)   $     (2.74)   $     (2.06)
    Pro forma                       (1.39)          (.89)         (2.70)         (2.11)

NOTE 3 - EQUITY

Following the rescission offer described in Note 4, Wherify sold a net 1,473,539 shares of Series C convertible preferred stock for $13,041,681.

In January 2005, the Board of Directors increased the number of authorized shares of Series C preferred stock to 4,200,000 shares, common stock to 12,000,000 shares, and Series A preferred stock to 1,143,756 shares.

From July 2004 through March 2005, Wherify issued shares of its Convertible Series C Preferred Stock at prices between $5.00 and $15.00 per share. These shares are convertible upon closing of the merger with IQ Biometrix and each common share will then be exchanged for 4.80 shares of IQ Biometrix common stock. The common stock was valued using Black-Scholes using the price of the IQ Biometrix common stock on the date the preferred stock was issued. The IQ Biometrix stock ranged between $25.84 and $5.95 per share. The beneficial conversion feature related to the Wherify Series C Preferred shares was calculated at each issuance date by taking the total Wherify Series C shares sold and multiplying it by 4.80 (the conversion ratio to be used to convert Wherify shares into IQB shares) and then dividing that number of shares (total shares to be converted) into the total proceeds received for the Wherify Series C shares. This resulted in the conversion price. The conversion price was compared to IQB's common stock closing trading price on each issuance date. The difference between the conversion price and the common stock price on each issuance date was multiplied by the number of shares to be converted resulting in an intrinsic value of $13.07 million. This amount represents the beneficial conversion feature of the preferred stock and was deemed a dividend, but there is no net effect to the balance sheet or statement of stockholders deficit.

NOTE 4 SUBSEQUENT EVENTS

During the period from September 17, 2004 to January 19, 2005 Wherify sold 1,695,046 shares of Wherify Series C preferred stock to 83 investors for proceeds totaling $15,224,234. In February 2005, the SEC advised Wherify that in their opinion, there was substantial doubt as to the availability of the private placement exemption upon which Wherify relied for its offering. Wherify made a rescission offer on March 10, 2005 to each of the investors who participated in the offering. Under the terms of the rescission offer, Wherify offered to repurchase all of the shares purchased at the original purchase price together with interest from the date of purchase. As of April 11, 2005, all 83 investors responded. Eight investors elected to accept the rescission offer and seventy-five investors elected to reject the rescission offer. On April 11, 2005, Wherify repurchased a total of 221,507 shares from the eight investors accepting the offer for a total purchase price of $2,214,946 that included $32,393 of accrued interest.

In April 2005, an ex-employee exercised his options to purchase 5,000 shares of common stock for total proceeds of $7,500.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

IMPORTANT NOTICE:

Following is certain financial information with respect to Wherify Wireless, Inc., a Delaware corporation (formerly known as IQ Biometrix, Inc.), and Wherify California, Inc., a California corporation (formerly known as Wherify Wireless, Inc.).

Wherify Wireless, Inc. changed its name from "IQ Biometrix, Inc." to its current name "Wherify Wireless, Inc." on July 21, 2005 in connection with the merger of a special purpose subsidiary with and into Wherify California, Inc. As a result of the merger, Wherify California, Inc. become a wholly-owned subsidiary of Wherify Wireless, Inc. and its name was changed from "Wherify Wireless, Inc." to its current name "Wherify California, Inc."

The following financial statements and information use the former names of the two companies, which were the names of the companies when the financial statements and financial information were prepared.

      The following Pro Forma financial statements of IQ Biometrix, Inc. and Wherify Wireless, Inc, set forth a post merger snapshot of the combined balance sheet at March 31, 2005 and statement of operations for the twelve months ended June 30, 2004 and the nine months ended March 31, 2005. The Pro Forma transactions presented are required by the merger agreement or by accounting principles to be completed upon the completion of the reverse acquisition. The transactions cover (i) the conversion of IQB convertible debentures outstanding at the time of the merger and required to be converted by the merger agreement,
(ii) the effect of the rescission offer completed by Wherify on April 11, 2005 and (iii) the accounting treatment of the goodwill generated by the reverse acquisition issuance of common stock.

                             Consolidated Pro Forma
                             Statement of Operations
                        Twelve Months Ended June 30, 2004
                                 (in thousands)


                                                                                 I           W          Adj.         Pro Forma
                                                                              --------    --------    --------       ---------
Revenue ...................................................................        270          81          --             351
Cost of sales .............................................................        111         440          --             551
                                                                              --------    --------    --------       ---------
  Gross margin ............................................................        159        (359)         --            (200)
                                                                              --------    --------    --------       ---------
Operating expenses
  Selling expense .........................................................        374          --                         374
  General and administrative ..............................................      6,651       7,876                      14,527
  Research and development ................................................        172          --                         172
  Depreciation/amortization ...............................................          4         249       2,667(2)        2,920
                                                                              --------    --------    --------       ---------
  Total operating expenses ................................................      7,201       8,125       2,667          17,993
                                                                              --------    --------    --------       ---------
Loss from operations ......................................................     (7,042)     (8,484)     (2,667)        (18,193)
Interest expense ..........................................................      1,349         132         183(1)        1,664
Interest and other income .................................................         --         (19)         --             (19)
                                                                              --------    --------    --------       ---------
Net Loss                                                                        (8,391)     (8,597)     (2,850)        (19,838)
Deemed dividend on preferred stock                                                          13,004                      13,004
                                                                              --------    --------    --------       ---------
Net loss available to common shareholders                                      $(8,391)   $(21,601)    $(2,850)       $(32,842)
                                                                              ========    ========    ========       =========

Basic and diluted net loss available to common shareholder per share             $(153)     $(7.32)                     $(0.83)

Fully diluted shares outstanding                                                 5,495       2,949                      39,705

(1) All investors who hold convertible debentures issued by IQB prior to July 1, 2004 will convert 100% of the outstanding principal and interest due under those debentures into IQB common stock immediately prior to the merger, which the investors have agreed to do. This will accelerate approximately $183,000 in debt discount and warrant expense.

(2) The purchase price is based on approximately 12,339,750 shares with a closing price of $5.69 on July 21, 2005 for a total of $70,213,189. The purchase price is allocated as follows based on the March 31, 2005 balance sheet: Cash $1.9 million, Accounts Receivable $39,000, Inventory $12,000, Prepaids $65,000, Fixed Assets (net) $2,000, Intangibles (net) $55,000, less Convertible notes payable $3.2 million, accounts payable $450,000 and a note payable of $100,000. Identifiable intangibles are made up of : software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The remainder of the unallocated purchase price of $63.802 million is allocated to goodwill. This purchase price allocation is preliminary and subject to change based on the fair value of the assets and liabilities at the actual close of the merger. Based on a useful life of 3 years, there would be amortization expense on intangibles of $2.667 million in the pro forma statement of operations for the 12-month period ended June 30, 2004.

      Goodwill represents the excess of the purchase price over identifiable tangible and intangible assets. Identified intangible assets include software valued at $1 million, branding valued at $1 million, and intellectual property at $6 million. These allocations are based on management's preliminary estimate and are subject to change post merger based on final values to be assigned based on a 3rd party appraiser's calculation of the present value of discounted future cash flows each asset will be associated with. This valuation will occur after closing. Each of these is assigned an estimated useful life of 3 years. Management has not yet decided whether to continue efforts to sell and improve the FACES software. The intangibles including the goodwill will be subject to review for possible impairment at each quarterly audit review.

                             Consolidated Pro Forma
                                  Balance Sheet
                                 March 31, 2005
                                 (in thousands)

                                                                                    Adjustments
                                                                                    -----------
                                                                                                                    Pro Forma
                                                                 IQB       Wherify       Debit           Credit     Combined*
                                                               --------    --------    ---------       ----------   ---------
Assets
Current assets
  Cash & cash equivalents ..................................     $1,904      $9,072                    (2) 2,215        8,761
  Accounts receivable ......................................         39          --                                        39
   Loan receivable .........................................         --         102                                       102
  Inventory ................................................         12          --                                        12
  Prepaid expenses .........................................         65          40                                       105
                                                               --------    --------                                 ---------
  Total current assets .....................................      2,020       9,214                                     9,019
PP&E, net ..................................................          2         537                                       539
Other assets ...............................................         --         226                                       226
Intangibles, net ...........................................         55          --        8,000(3)         2,000       6,055
Goodwill                                                             --          --       63,802(3)                    63,802
                                                               --------    --------                                 ---------
 Total assets ..............................................     $2,077      $9,977                                   $79,641
                                                               ========    ========                                 =========

Liabilities and Stockholders' Deficit
Current liabilities
  Convertible notes payable to investors ...................     $3,155    $     --        3,155(1)                 $      --
  Accounts payable .........................................        159       5,305                                     5,464
  Accrued liabilities to related party .....................         --       3,886                                     3,886
  Note payable .............................................        100          --          100(1)                        --
  Committed/stock payable ..................................         --       2,215        2,215(2)                        --
  Accrued expenses .........................................        291         221          231(1)                       281
                                                               --------    --------                                 ---------
  Total current liabilities ................................      3,705      11,627                                     9,631
                                                               --------    --------                                 ---------
Stockholders' deficit
Common stock and paid in capital ...........................     16,874         778             (1)         4,953
                                                                                                (3)        71,802
                                                                                          18,502(4)
                                                                                                (5)        48,454     124,359
Preferred Stock Series A ...................................         --       8,553        8,553(5)                        --
Preferred Stock Series B ...................................         --       5,137        5,137(5)                        --
Preferred Stock Series C ...................................         --      34,764       34,764(5)                        --
Accumulated equity(deficit)                                     (18,502)    (50,882)            (4)        18,502
                                                                                           1,467(1)
                                                                                           2,000(3)                   (54,349)
                                                               --------    --------                                 ---------
  Stockholders' equity(deficit) ............................     (1,628)     (1,650)                                   70,010
                                                               --------    --------    ---------       ----------   ---------
  Total liabilities and stockholders' equity (deficit) .....     $2,077      $9,977     $147,926         $147,926     $79,641
                                                               ========    ========    =========       ==========   =========

(1) The merger agreement calls for the conversion of all IQB convertible debentures and interest just prior to closing of the merger. The debentures IQB issued on January 11, 2005 whose carrying value is net of unamortized warrant expense or purchase discount totaling approximately $1.5 million at March 31, 2005. The remaining unamortized discount and warrant expense was expensed on April 11, 2005 by IQB upon the conversion of the convertible debentures.

(2) Wherify rescission offer was completed on April 11, 2005. Eight investors requested a return of their investment plus accumulated interest totaling approximately $2.2 million, which includes interest of approximately $32,000 through March 31, 2005. Further information on this transaction can be found on page F-37 in the first paragraph under subsequent events.

(3) The purchase price is based on approximately 12,339,750 shares with a closing price of $5.69 on July 21, 2005 for a total of $70,213,189. The purchase price is allocated as follows based on the March 31, 2005 balance sheet: Cash $1.9 million, Accounts Receivable $39,000, Inventory $12,000, Prepaids $65,000, Fixed Assets (net) $2,000, Intangibles (net) $55,000, less Convertible notes payable $3.2 million, accounts payable $450,000 and a note payable of $100,000. Identifiable intangibles are made up of : software $1 million, branding $1 million and intellectual property of $6 million for total intangibles of $8 million. The remainder of the unallocated purchase price of $63.802 million is allocated to goodwill. This purchase price allocation is preliminary and subject to change based on the fair value of the assets and liabilities at the actual close of the merger. Based on a useful life of 3 years, there would be amortization expense on intangibles of $2.0 million in the pro forma statement of operations for the 9-month period ended June 30, 2004.

      Goodwill represents the excess of the purchase price over identifiable tangible and intangible assets. Identified intangible assets include software valued at $1 million, branding valued at $1 million, and intellectual property at $6 million. These allocations are based on management's preliminary estimate and are subject to change post merger based on final values to be assigned based on a 3rd party appraiser's calculation of the present value of discounted future cash flows each asset will be associated with. This valuation will occur after closing. Each of these is assigned an estimated useful life of 3 years. Management has not yet decided whether to continue efforts to sell and improve the FACES software. The intangibles including the goodwill will be subject to review for possible impairment at each quarterly audit review.

(4) As a result of reverse acquisition accounting, IQB's accumulated deficit of $18.5 million will be rolled into the combined company's initial common stock and paid in capital.

(5) Wherify preferred stock will be converted into common stock of the merged company.

(6) The beneficial conversion feature related to the Wherify California Series C Preferred shares was calculated at each issuance date by taking the total Wherify Series C shares sold and multiplying it by 4.80 (the conversion ratio to be used to convert Wherify shares into IQB shares) and then dividing that number of shares (total shares to be converted) by the total proceeds received for the Wherify Series C shares. This resulted in the conversion price. The conversion price was compared to IQB's common stock closing trading price on each issuance date. The difference between the conversion price and the common stock price on each issuance date was multiplied by the number of shares to be converted resulting in an intrinsic value of $13.07 million. This amount represents the beneficial conversion feature.

                             Consolidated Pro Forma
                             Statement of Operations
                        Nine Months Ended March 31, 2005
                                 (in thousands)


                                                                                 I           W          Adj.        Pro Forma
                                                                              --------    --------    --------      ---------
Revenue ...................................................................        269         127          --            396
Cost of sales .............................................................         11         146          --            157
                                                                              --------    --------    --------      ---------
  Gross margin ............................................................        258         (19)         --           (239)
                                                                              --------    --------    --------      ---------
Operating expenses
  Selling expense .........................................................        242          --                        242
  General and administrative ..............................................      3,009       7,933                     10,942
  Research and development ................................................         20          --                         20
  Depreciation/amortization ...............................................         38          78       2,000(3)       2,116
                                                                              --------    --------    --------      ---------
  Total operating expenses ................................................      3,309       8,011       2,000         13,320
                                                                              --------    --------    --------      ---------
Loss from operations ......................................................     (3,051)     (8,030)     (2,000)       (13,081)
Interest expense ..........................................................      2,179         116       1,467(1)       3,762
Interest and other income .................................................         --         (54)         --            (54)
                                                                              --------    --------    --------      ---------
Net loss ..................................................................     (5,230)     (8,092)     (3,467)       (16,789)
Deemed dividend on preferred stock ........................................         --      13,067                     13,067
                                                                              --------    --------    --------      ---------
Net loss attributable to common shareholders ..............................    $(5,230)   $(21,159)    $(3,467)      $(29,856)
                                                                              ========    ========    ========      =========

Basic and diluted net loss available to common shareholders per share           $(0.79)     $(7.16)                    $(0.52)

Fully diluted shares outstanding                                                 6,617       2,956                     56,874

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 25. OTHER EXPENSES OF ISSUANCE AND OFFERING.

      The estimated expenses set forth below, will be borne by Wherify.

Item                                                                 Amount
----                                                               --------
SEC Registration Fee............................................     $1,800
Legal Fees and Expenses.........................................   $150,000
Accounting Fees and Expenses....................................     $9,500
Printing........................................................     $1,000

Total...........................................................   $162,300


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

                             WHERIFY WIRELESS, INC.
                            f/k/a IQ BIOMETRIX, INC.
                              (F/K/A "JVWEB, INC.")

      All shares and share prices in this section have been adjusted to account for Wherify's 1 for 4 reverse stock split effected on November 29, 2004.

      Prior to the merger of Wherify and Wherify California, Wherify issued to Greg J. Micek a Convertible Secured Promissory Note for an investment in the amount of $100,000. This note automatically converted into 25,000 shares of common stock upon the consummation of the merger. The issuance of the note and the issuance of the common stock underlying the note are claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933.


      On each of November 26, 2002 and December 17, 2002, Wherify issued to Special Equity IV, L.P. an accredited institutional investor, 62,500 shares of Wherify common stock for the purchase price of $100,000. The parties memorialized this transaction on February 11, 2003 (See Exhibit 10.02). The issuance of the common stock is claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933.

      In December 2002, Wherify issued to a resigning director of Wherify 5,875 shares of Wherify's common stock. The issuance of these shares is claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933. On March 22, 2002 (after taking into account certain post-closing adjustments), Wherify issued 3,338,558 shares of its common stock in connection with the merger of IQ Biometrix California, Inc. with and into a subsidiary of Wherify. These shares were issued to approximately 87 of the now former shareholders of Wherify all of whom represented to Wherify that they were accredited. These issuances are claimed to be exempt pursuant to Rule 506 of Regulation D under the Securities Act of 1933 with respect to U.S. persons and pursuant to Regulation S under the Securities Act of 1933 with respect to non-U.S. persons. Also, in connection with the merger, Wherify assumed IQ Biometrix California's obligations under its stock plan, thus obligating Wherify to issue up to 108,635 additional shares of common stock pursuant to options or stock grants issued pursuant to the assumed plan (after taking into account certain post-closing adjustments). The issuances of the common stock underlying these options or stock grants are claimed to be exempt pursuant to Rule 701 under the Securities Act of 1933. All of these options have expired.

      In June, August, September, November and December, 2002, Wherify issued to three accredited investors 6% convertible subordinated debentures in the aggregate principal amount of $350,000. Wherify issued $50,000 in 6% convertible debentures in June 2002, $100,000 in 6% convertible debentures in August 2002, $50,000 in convertible debentures in September 2002, $50,000 in 6% convertible debentures in November 2002 and $100,000 in 6% convertible debentures in December 2003. These notes are convertible at any time prior to the maturity date into Wherify common stock at the option of the holder at a conversion price of $2.00 per share and mature on March 31, 2005. Accrued but unpaid interest is convertible into Wherify common stock on the maturity date at the option of Wherify. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying these debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

      On February 11, 2003, Wherify and Special Equity IV, L.P. entered into Purchase and Sale Agreement whereby, in consideration of Special Equity's assignment to Wherify of a promissory note made payable by a third party to Special Equity in the original principal amount of $2.2 million, Wherify issued to Special Equity 175,000 shares of its common stock and granted to Special Equity warrants to purchase up to 250,000 shares of Wherify's common stock for a per-share purchase price of $4.00. The issuances of Wherify common stock, warrants and common stock underlying the warrants to Special Equity are claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. The warrants issued in this transaction expired October 2003. See Exhibits 10.01, 10.03 and 10.06.

      In April 2003, Wherify issued to two accredited investors 10% secured convertible debentures in the aggregate principal amount of $400,000. For 30 days after maturity (or, in the event of prepayment in full prior to maturity, for 30 days after such prepayment date) the holder may elect to convert the note into shares of Wherify common stock at a conversion price of $0.80 per share. In addition, if Wherify pays, on or before the maturity date, at least 75% of the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of additional shares of Wherify common stock equal to the quotient of 25% of the principal amount under the note divided by a purchase price of $0.80 per share. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures and the issuance of the warrants and of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See Exhibits 10.24 and 10.27.

      In May 2003, Wherify issued to two accredited investors 10% secured convertible debentures in the aggregate principal amount of $400,000. The holder may elect to convert the note into shares of Wherify common stock at a conversion price of $2.00 per share. In addition, if Wherify pays in cash, on or before the maturity date, the outstanding principal and accrued interest under the note, the holder will have the right to purchase a number of shares of Wherify common stock equal to the principal and interest amount outstanding under the note divided by a purchase price of $2.00 per share. In addition, IQ Biometrix issued warrants to the holders of these debentures to purchase up to 80,000 shares of IQ Biometrix common stock at a per share exercise price of $2.00. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See Exhibits 10.24, 10.25 and 10.26. In July 2004, 40,000 of these warrants were exercised. In exchange for the shares, Wherify received $30,000 cash and cancellation of a $50,000 short term note.

      On August 1, 2003, Wherify and Daniel McKelvey entered into a consulting agreement (Exhibit 10.41). Pursuant to Section 2 of this consulting agreement, Wherify issued Mr. McKelvey a warrant (Exhibit 10.42) to purchase 50,000 shares of Wherify common stock with an exercise price of $2.00 per share. Twenty-five percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2003, subject to Mr. McKelvey continuing to provide services to Wherify on that date. The warrant is exercisable any time before midnight July 31, 2008 and includes a cashless exercise provision. The warrant is fully vested. On August 1, 2004, Wherify and Mr. McKelvey entered into the Consulting Agreement Addendum, pursuant to which the parties agreed to extend the consulting agreement (Exhibit 10.46) for 6 months on the same terms and conditions, except that under Section 1 of the addendum Wherify issued Mr. McKelvey a warrant (Exhibit 10.41) to purchase 25,000 shares of Wherify common stock with an exercise price of $3.00. Fifty percent of the shares issuable upon exercise of the warrant vested on the first day of each quarter beginning August 1, 2004. The warrant expires at midnight July 31, 2009 and includes a cashless exercise provision. As of the date of this prospectus, the warrant is fully vested. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

      In September, October and November 2003, Wherify issued 6% convertible debentures due on September 18, 2004 in the aggregate principal amount of $700,000 to four accredited investors. Of these four investors, two were affiliated institutional funds. These debentures are convertible anytime at the option of the holder into Wherify common stock at $2.56 per share. In addition, Wherify issued warrants to the holders of these debentures to purchase up to 159,062 shares of the common stock of Wherify at a per share exercise price of $5.00. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. In September 2004, debentures representing $500,000 in principal and accrued interest of $30,000 were converted at the request of the holder into 207,030 shares of Wherify common stock at the conversion price of $2.56. In December 2004, debentures representing $100,000 in principal and accrued interest of $7,065 were converted at the request of the holder into 41,822 shares of Wherify common stock at the conversion price of $2.56. See Exhibits 10.32 through 10.39.

      On December 19, 2003, Wherify issued 29,909 shares of its Common Stock to Greg Micek, a member of its Board of Directors, in consideration for the repayment of debt, reimbursement of expenses and payment for consulting services. This is part of a severance and mutual release agreement between Wherify and Mr. Micek. Mr. Micek is an accredited investor and the issuance of the common stock is claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See Exhibit 10.31.

      In July, August and October 2004, Wherify issued an aggregate of 205,000 in 10% convertible debentures to two accredited investors. The debentures mature on March 31, 2005. Principal and interest under the debentures are convertible at any time on or prior to maturity at the option of the holder into shares of Wherify common stock at a price of $2.00 per share. In connection with this offering Wherify issued warrants to purchase 510,000 shares of Wherify common stock, at a per share exercise price of $2.00. The warrants are exercisable from the date of issuance and expire in July, August and October 2009. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See Exhibits 10.43 through 10.49.



      On January 11, 2005, Wherify issued an aggregate of $3.3 million in convertible debentures and warrants to qualified institutional buyers, and a limited number of accredited individual and institutional investors. The convertible debentures bear interest at an annual rate of 5% and mature on June 30, 2005. The principal and accrued but unpaid interest thereon are convertible at any time at the election of the holder into shares of Wherify common stock at a conversion price of $2.00 per share (the "Conversion Price"). The debentures and any accrued but unpaid interest thereon will automatically convert into shares of Wherify common stock at the Conversion Price upon the effectiveness of this registration statement. In connection with the sale of the convertible debentures, Wherify issued warrants to purchase an aggregate of 825,000 shares of Wherify common stock for an exercise price of $2.70 per share expiring on January 11, 2010. These warrants carry a cashless exercise provision and are mandatorily exercisable at the option of Wherify if the stock price trades at 200% of the exercise price for a period of 20 consecutive trading days, following the effectiveness of this registration statement. The conversion price of the debentures and the exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock split and combination of shares or recapitalization or if Wherify sells or is deemed to have sold any common stock or rights to acquire common stock at purchase price less than the conversion price of the debentures or the exercise price of the warrants. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these warrants and debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. See Exhibits 10.55 through 10.79.

      On January 12, 2005, Wherify issued bonuses to Greg J. Micek, a member of the board, and Michael P. Walsh, its Chief Financial Officer in the amount of $100,000 each. Mr. Micek's bonus was paid half in cash and half in 10,416 shares of restricted stock, while Mr. Walsh's bonus was paid with 20,833 shares of restricted stock. The issuances of restricted and unrestricted stock are claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

      During the past two years Wherify issued an aggregate of 528,960 shares of Wherify's common stock in consideration for services rendered. Of the 528,960 shares of Wherify common stock issued, 23,750 shares were issued in consideration for legal services valued at $110,400, 31,249 shares were issued as executive bonuses valued at $150,000, 90,510 shares were issued in consideration for business and management consulting services valued at $440,809, 320,200 shares were issued for investor relations services valued at $1,715,711, 12,000 shares were issued for sales and marketing services valued at $52,560, and 82,500 shares were issued pursuant to the exercise of stock options. Each of the service providers and each of the other recipients of Wherify shares were either accredited or sophisticated. We believe that these individuals have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the prospective investment. In addition, because of the services they performed for Wherify, these individuals had sufficient access to material information about Wherify. The shares were issued in transactions that we believe satisfies the requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended.


ITEM 27. EXHIBITS

      (a) The following Exhibits are filed herewith unless otherwise indicated:

Exhibit No.   Description
-----------   -----------

   2.01 Agreement and Plan of Merger dated as of April 14, 2004, by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix A to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   2.02 Amendment No. 1 to Agreement and Plan of Merger dated as of August 13, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix B to the Joint Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   2.03 Amendment No. 2 to Agreement And Plan of Merger dated as of December 7, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix C to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

Exhibit No.   Description
-----------   -----------
   2.04       Amendment No. 3 to Agreement and Plan of Merger dated as of
              January 13, 2005 by and among IQ Biometrix, Inc., Wherify
              Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix
              D to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   2.05 Amendment No. 4 to Agreement and Plan of Merger dated as of April 18, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix E to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   3.01 Bylaws are incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

   3.02       Amended and Restated Articles of Incorporation of Wherify
              Wireless, Inc.+

   3.03 Amendment to Amended and Restated Articles of Incorporation of Wherify Wireless, Inc.+

   4.01       Specimen Common Stock Certificate+

   4.02 2004 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004.

   4.03 Registration of Stock Option are hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-116207) filed June 4, 2004.

   4.04 Amendment to the 2004 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-112937) filed October 13, 2004.

   4.05 2005 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-123145) filed March 4, 2005.

   5.01       Opinion of Allen Matkins Leck Gamble & Mallory LLP ++

   10.01 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

   10.02 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

   10.03 Warrant to Purchase Common Stock dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

   10.06 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of IQB is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

   10.10 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between IQB and William Scigliano is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

   10.12 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between IQB and Greg J. Micek is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

   10.24 Form of Warrant to Purchase Common Stock Issued to Holders dated May 28, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.25 10% Secured Convertible Debenture dated May 28, 2003 between Wherify and John J. Micek, Jr. is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.26 10% Secured Convertible Debenture dated May 28, 2003 between Wherify and Neil Morris is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.27 10% Secured Convertible Debenture dated May 28, 2003 between Wherify and Elisa Micek and Forte Capital Partners, LLC is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

Exhibit No.   Description
-----------   -----------
   10.28      10% Secured Promissory Note between Wherify and Network Storage
              Systems, Inc. dated May 4, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC
              File No. 333-107570) filed August 1, 2003.

   10.29 Security Agreement between IQB the Lenders dated May 4, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.31 Severance and Mutual release between Wherify and Greg Micek dated September 30, 2003

   10.32 6% Secured Convertible Debenture dated September 18, 2003 between Wherify and Platinum Partners Value Arbitrage Fund is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

   10.33 6% Secured Convertible Debenture dated September 18, 2003 between Wherify and Platinum Partners Global Macro Fund, LP is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

   10.34 Warrant to Purchase Common Stock issued to Platinum Partners Value Arbitrage Fund, LP 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

   10.35 Warrant to Purchase Common Stock issued to Platinum Partners Global Macro Fund, LP 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

   10.36 6% Secured Convertible Debenture dated October 30, 2003 between Wherify and William Ritger is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

   10.37 6% Secured Convertible Debenture dated October 8, 2003 between Wherify and Jacob Engel is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

   10.38 Warrant to Purchase Common Stock issued to William Ritger is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

   10.39 Warrant to Purchase Common Stock issued to Jacob Engel is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

   10.40      Amendment to Employment Agreement between Wherify and William
              B. Scigliano dated April 13, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.41 Consulting Agreement between Wherify and Daniel P. McKelvey dated August 1, 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.42 Warrant to Purchase Common Stock issued to Daniel McKelvey dated August 2003.*

   10.43 6% Secured Convertible Debenture dated August 18, 2004 between Wherify and John Micek, Jr. and Forte Capital Partners, LLC is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.44 Warrant to Purchase Common Stock issued to Forte Capital Partners, LLC dated July 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.45 Warrant to Purchase Common Stock issued to John Micek, Jr. dated July 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.46 Amendment to consulting agreement between Wherify and Daniel McKelvey dated August 1, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.47 Warrant to Purchase Common Stock issued to Forte Capital Partners, LLC dated August 17, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.48 Warrant to Purchase Common Stock issued to John Micek, Jr. dated August 17, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.49 Warrant to Purchase Common Stock issued to Forte Capital Partners, LLC dated October 13, 2004.*

   10.50 Wherify's 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-43884) filed August 16, 2000.

   10.51 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a) (iii), Exhibit 99.03.

Exhibit No.   Description
-----------   -----------
   10.52      Wherify's Year 2002 Consultant Compensation Plan is incorporated herein by reference from Wherify's Registration Statement on Form
              S-8 (SEC File No. 333-96873) filed July 7, 2002.

   10.53 Wherify's Year 2003 Consultant Compensation Plan is incorporated herein by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 28, 2003, Item 8, Exhibit 4.02.

   10.54 Wherify's Year 2004 Consultant Compensation Plan is incorporated herein by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004, Item 8,
              Exhibit 4.1.

   10.55 Purchase and Registration Rights Agreement dated January 11, 2005 are incorporated herein by reference from Wherify's Current Report on Form 8-K (SEC File No. 000-24001) filed January 11, 2005.

   10.56 Amendment to Consulting Agreement Between IQB and Liviakis Financial Communications, Inc. dated January 1, 2005 is incorporated herein by reference from IQB's Quarterly Report on Form 10-QSB (SEC File NO. 000.24001) filed February 10, 2005

   10.57      Consulting Agreement with Alpine Capital Partners dated January
              2004.*

   10.58      5% Convertible Debenture issued to Austin Lewis dated January 10,
              2005.*

   10.59 Warrant to Purchase Common Stock issued to Austin Lewis dated January 10, 2005.*

   10.60 5% Convertible Debenture issued to Briarwood Investments dated January 10, 2005.*

   10.61 Warrant to Purchase Common Stock issued to Briarwood Investments dated January 10, 2005.*

   10.62 5% Convertible Debenture issued to Enable Capital Partners dated January 10, 2005.*

   10.63 Warrant to Purchase Common Stock issued to Enable Capital Partners dated January 10, 2005.*

   10.64 5% Convertible Debenture issued to Forte Capital Partners LLC dated January 10, 2005.*

   10.65 Warrant to Purchase Common Stock issued to Forte Capital Partners LLC dated January 10, 2005.*

   10.66 5% Convertible Debenture issued to Meadowbrook Opportunity Fund dated January 10, 2005.*

   10.67 Warrant to Purchase Common Stock issued to Meadowbrook Opportunity Fund dated January 10, 2005.*

   10.68      5% Convertible Debenture issued to Ron Nash dated January 10,
              2005.*

   10.69 Warrant to Purchase Common Stock issued to Ron Nash dated January 10, 2005.*

   10.70      5% Convertible Debenture issued to Nite Capital dated January 10,
              2005.*

   10.71 Warrant to Purchase Common Stock issued to Nite Capital dated January 10, 2005.*

   10.72 5% Convertible Debenture issued to Schottenfeld Group LLC dated January 10, 2005.*

   10.73 Warrant to Purchase Common Stock issued to Schottenfeld Group LLC dated January 10, 2005.*

   10.74 5% Convertible Debenture issued to Special Situations Private Equity Fund, L.P. dated January 10, 2005.*

   10.75 Warrant to Purchase Common Stock issued to Special Situations Private Equity Fund, L.P. dated January 10, 2005.*

   10.76 5% Convertible Debenture issued to Special Situations Technology Fund, L.P. dated January 10, 2005.*

   10.77 Warrant to Purchase Common Stock issued to Special Situations Technology Fund, L.P. dated January 10, 2005.*

   10.78 5% Convertible Debenture issued to Special Situations Technology Fund II, L.P. dated January 10, 2005.*

   10.79      Consulting Agreement with Alpine Capital Partners dated January
              2004.*

   10.80      5% Convertible Debenture issued to Austin Lewis dated January 10,
              2005.*

   10.81 Employment Agreement between Timothy Neher and Wherify Wireless, Inc. dated as of November 14, 2002. +

   10.82 Second Amendment to Employment Agreement between William B. Scigliano dated May 19, 2005 is incorporated herein by reference from the Joint Proxy Statement/Prospectus on Form S-4/A filed on June 30, 2005.

   10.83 Employment Agreement between Gerald Parrick and Wherify dated as of November 29, 2004. +

   10.84 EMS Agreement between Wherify and CalComp Electronics Public Company Limited dated as of January 7, 2005. +

   10.85 Lease between Westport Joint Venture and World Tracking Technologies, Inc. dated as of September 3, 1999. +

Exhibit No.   Description
-----------   -----------
   10.86      IQ Biometrix, Inc. 2004 Stock Plan is incorporated herein by reference from Wherify's joint proxy statement/prospectus on Form
              S-4/A as filed on June 30, 2005.

   10.87      Amended and Restated 1999 Stock Option Plan of Wherify Wireless,
              Inc. +

   14.01      Code of Business Conduct and Ethics.+

   21.01      Company's subsidiaries+

   23.01      Consent of Malone & Bailey, P.C.+

   23.02      Consent of Allen Matkins Leck Gamble & Mallory LLP (included in
              Exhibit 5.01)

   23.03      Consent of Paritz & Co.+


------------
* Previously filed
+ Filed herewith
++ To be filed by Amendment
                              ITEM 28. UNDERTAKINGS

A. The undersigned Registrant will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

(2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

(2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing this Registration on Form SB-2 and has duly caused this amendment to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, California on September 12, 2005.


                                    WHERIFY WIRELESS, INC.


                                    By: /s/ Timothy Neher
                                       -----------------------------------------
                                       Timothy Neher,
                                       Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Name                          Title                        Date
        ----                          -----                        ----


/s/ Timothy Neher           Chief Executive Officer           September 12, 2005
-----------------------     (Principal Executive Officer)
Timothy Neher

/s/ William Scigliano       Director (Chairman of the         September 12, 2005
-----------------------     Board)
William Scigliano

/s/ John Micek III          Director                          September 12, 2005
-----------------------
John Micek III

/s/ Wade Fenn               Director                          September 12, 2005
-----------------------
Wade Fenn

/s/ Reginald Brown          Director                          September 12, 2005
-----------------------
Reginald Brown

/s/ John Davis              Chief Financial Officer,          September 12, 2005
-----------------------     Treasurer (Principal
John Davis                  Accounting Officer)



                                Index of Exhibits


Exhibit No.   Description
-----------   -----------
   2.01       Agreement and Plan of Merger dated as of April 14, 2004, by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify
              Wireless, Inc. (included as Appendix A to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   2.02 Amendment No. 1 to Agreement and Plan of Merger dated as of August 13, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix B to the Joint Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   2.03 Amendment No. 2 to Plan of Merger dated as of December 7, 2004 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix C to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   2.04 Amendment No. 3 to Agreement and Plan of Merger dated as of January 13, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix D to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   2.05 Amendment No. 4 to Agreement and Plan of Merger dated as of April 18, 2005 by and among IQ Biometrix, Inc., Wherify Acquisition, Inc. and Wherify Wireless, Inc. (included as Appendix E to the joint proxy statement/prospectus which is part of the Registration Statement on Form S-4/A filed on June 30, 2005).

   3.01 Bylaws are incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997.

   3.02       Amended and Restated Articles of Incorporation of Wherify
              Wireless, Inc.+

   3.03 Amendment to Amended and Restated Articles of Incorporation of Wherify Wireless, Inc.+

   4.01       Specimen Common Stock Certificate+

   4.02 2004 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004.

   4.03 Registration of Stock Option is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-116207) filed June 4, 2004.

   4.04 Amendment to the 2004 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-112937) filed October 13, 2004.

   4.05 2005 Consultant Compensation plan is hereby incorporated by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-123145) filed March 4, 2005.

   5.01       Opinion of Allen Matkins Leck Gamble & Mallory LLP ++

   10.01 Asset Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

   10.02 Stock Purchase Agreement dated February 11, 2003 by and between Special Equity IV, L.P. and IQB is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

   10.03 Warrant to Purchase Common Stock dated February 11, 2003 between IQB and Special Equity IV, L.P. is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

   10.06 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of IQB is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Quarterly Report on Form 10-QSB filed with the SEC on February 19, 2003.

   10.10 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between IQB and William Scigliano is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

   10.12 Memorandum of Agreement regarding stock options dated August 1, 2002 by and between IQB and Greg J. Micek is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002.

   10.24 Form of Warrant to Purchase Common Stock issued to Holders dated May 28, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.25 10% Secured Convertible Debenture dated May 28, 2003 between Wherify and John J. Micek, Jr. is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.26 10% Secured Convertible Debenture dated May 28, 2003 between Wherify and Neil Morris is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.27 10% Secured Convertible Debenture dated May 28, 2003 between Wherify and Elisa Micek and Forte Capital Partners, LLC is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.28 10% Secured Promissory Note between Wherify and Network Storage Systems, Inc. dated May 4, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.29 Security Agreement between IQB the Lenders dated May 4, 2003 is incorporated herein by reference from Wherify's Registration Statement on Form SB-2 (SEC File No. 333-107570) filed August 1, 2003.

   10.31 Severance and Mutual release between Wherify and Greg Micek dated September 30, 2003

   10.32 6% Secured Convertible Debenture dated September 18, 2003 between Wherify and Platinum Partners Value Arbitrage Fund is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

   10.33 6% Secured Convertible Debenture dated September 18, 2003 between Wherify and Platinum Partners Global Macro Fund, LP is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

   10.34 Warrant to Purchase Common Stock issued to Platinum Partners Value Arbitrage Fund, LP 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

   10.35 Warrant to Purchase Common Stock Issued to Platinum Partners Global Macro Fund, LP 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 14, 2003.

   10.36 6% Secured Convertible Debenture dated October 30, 2003 between Wherify and William Ritger is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

   10.37 6% Secured Convertible Debenture dated October 8, 2003 between Wherify and Jacob Engel is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

   10.38 Warrant to Purchase Common Stock issued to William Ritger is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

   10.39 Warrant to Purchase Common Stock issued to Jacob Engel is incorporated herein by reference from Wherify's Annual Report on Form 10-QSB (SEC File No. 000-24001) filed November 14, 2003.

   10.40      Amendment to Employment Agreement between Wherify and William
              B. Scigliano dated April 13, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.41 Consulting Agreement between Wherify and Daniel P. McKelvey dated August 1, 2003 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.42 Warrant to Purchase Common Stock issued to Daniel McKelvey dated August 2003.*

   10.43 6% Secured Convertible Debenture dated August 18, 2004 between Wherify and John Micek, Jr. and Forte Capital Partners, LLC is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.44 Warrant to Purchase Common Stock issued to Forte Capital Partners, LLC dated July 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.45 Warrant to Purchase Common Stock issued to John Micek, Jr. dated July 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.46 Amendment to consulting agreement between Wherify and Daniel McKelvey dated August 1, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.47 Warrant to Purchase Common Stock issued to Forte Capital Partners, LLC dated August 17, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.48 Warrant to Purchase Common Stock issued to John Micek, Jr. dated August 17, 2004 is incorporated herein by reference from Wherify's Annual Report on Form 10-KSB (SEC File No. 000-24001) filed October 1, 2004.

   10.49 Warrant to Purchase Common Stock issued to Forte Capital Partners, LLC dated October 13, 2004.*

   10.50 Wherify's 2000 Non-Qualified Stock Option Plan is incorporated herein by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-43884) filed August 16, 2000.

   10.51 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from Wherify's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a) (iii), Exhibit 99.03.

   10.52 Wherify's Year 2002 Consultant Compensation Plan is incorporated herein by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-96873) filed July 7, 2002.

   10.53 Wherify's Year 2003 Consultant Compensation Plan is incorporated herein by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-107447) filed July 28, 2003, Item 8, Exhibit 4.02.

   10.54 Wherify's Year 2004 Consultant Compensation Plan is incorporated herein by reference from Wherify's Registration Statement on Form S-8 (SEC File No. 333-112937) filed February 18, 2004, Item 8,
              Exhibit 4.1.

   10.55 Purchase and Registration Rights Agreement dated January 11, 2005 are incorporated herein by reference from Wherify's Current Report on Form 8-K (SEC File No. 000-24001) filed January 11, 2005.

   10.56 Amendment to Consulting Agreement Between IQB and Liviakis Financial Communications, Inc. dated January 1, 2005 is incorporated herein by reference from Wherify's Quarterly Report on Form 10-QSB (SEC File NO. 000.24001) filed February 10, 2005

   10.57      Consulting Agreement with Alpine Capital Partners dated January
              2004.*

   10.58      5% Convertible Debenture issued to Austin Lewis dated January 10,
              2005.*

   10.59 Warrant to Purchase Common Stock issued to Austin Lewis dated January 10, 2005.*

   10.60 5% Convertible Debenture issued to Briarwood Investments dated January 10, 2005.*

   10.61 Warrant to Purchase Common Stock issued to Briarwood Investments dated January 10, 2005.*

   10.62 5% Convertible Debenture issued to Enable Capital Partners dated January 10, 2005.*

   10.63 Warrant to Purchase Common Stock issued to Enable Capital Partners dated January 10, 2005.*

   10.64 5% Convertible Debenture issued to Forte Capital Partners LLC dated January 10, 2005.*

   10.65 Warrant to Purchase Common Stock issued to Forte Capital Partners LLC dated January 10, 2005.*

   10.66 5% Convertible Debenture issued to Meadowbrook Opportunity Fund dated January 10, 2005.*

   10.67 Warrant to Purchase Common Stock issued to Meadowbrook Opportunity Fund dated January 10, 2005.*

   10.68      5% Convertible Debenture issued to Ron Nash dated January 10,
              2005.*

   10.69 Warrant to Purchase Common Stock issued to Ron Nash dated January 10, 2005.*

   10.70      5% Convertible Debenture issued to Nite Capital dated January 10,
              2005.*

   10.71 Warrant to Purchase Common Stock issued to Nite Capital dated January 10, 2005.*

   10.72 5% Convertible Debenture issued to Schottenfeld Group LLC dated January 10, 2005.*

   10.73 Warrant to Purchase Common Stock issued to Schottenfeld Group LLC dated January 10, 2005.*

   10.74 5% Convertible Debenture issued to Special Situations Private Equity Fund, L.P. dated January 10, 2005.*

   10.75 Warrant to Purchase Common Stock issued to Special Situations Private Equity Fund, L.P. dated January 10, 2005.*

   10.76 5% Convertible Debenture issued to Special Situations Technology Fund, L.P. dated January 10, 2005.*

   10.77 Warrant to Purchase Common Stock issued to Special Situations Technology Fund, L.P. dated January 10, 2005.*

   10.78 5% Convertible Debenture issued to Special Situations Technology Fund II, L.P. dated January 10, 2005.*

   10.79      Consulting Agreement with Alpine Capital Partners dated January
              2004.*

   10.80      5% Convertible Debenture issued to Austin Lewis dated January 10,
              2005.*

   10.81 Employment Agreement between Timothy Neher and Wherify Wireless, Inc. dated as of November 14, 2002. +

   10.82 Second Amendment to Employment Agreement between William B. Scigliano dated May 19, 2005 is incorporated herein by reference from the Joint Proxy Statement/Prospectus on Form S-4/A filed on June 30, 2005.

   10.83 Employment Agreement between Gerald Parrick and Wherify dated as of November 29, 2004. +

   10.84 EMS Agreement between Wherify and CalComp Electronics Public Company Limited dated as of January 7, 2005. +

   10.85 Lease between Westport Joint Venture and World Tracking Technologies, Inc. dated as of September 3, 1999. +

   10.86 IQ Biometrix, Inc. 2004 Stock Plan is incorporated herein by reference from Wherify's joint proxy statement/prospectus on Form S-4/A as filed on June 30, 2005.

   10.87      Amended and Restated 1999 Stock Option Plan of Wherify Wireless,
              Inc. +

   14.01      Code of Business Conduct and Ethics.+

   21.01      Company's subsidiaries+

   23.01      Consent of Malone & Bailey, P.C.+

   23.02      Consent of Allen Matkins Leck Gamble & Mallory LLP (included in
              Exhibit 5.01)

   23.03      Consent of Paritz & Co.+


------------
* Previously filed
+ Filed herewith
++ To be filed by Amendment